Exhibit 10.1

CREDIT AGREEMENT
among
CYRUSONE LP,
as Borrower,
The SUBSIDIARY BORROWERS Parties Hereto,
The Several Lenders from Time to Time Parties Hereto,
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent,
BARCLAYS BANK PLC, ROYAL BANK OF CANADA, TD SECURITIES (USA) LLC,
BANK OF AMERICA, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK,
GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC.,
PNC BANK, NATIONAL ASSOCIATION, RAYMOND JAMES BANK, N.A.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SUNTRUST BANK,
as Co-Documentation Agents,
DEUTSCHE BANK SECURITIES INC., CAPITAL ONE, NATIONAL ASSOCIATION,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and ING CAPITAL LLC
as Senior Managing Agents,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of March 29, 2018

JPMORGAN CHASE BANK, N.A.,
KEYBANC CAPITAL MARKETS INC.,
BARCLAYS BANK PLC,
RBC CAPITAL MARKETS, LLC
and
TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS 1

1.1.	Defined Terms 1

1.2.	Other Definitional Provisions 45

1.3.	Interest Rates 46

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS 46

2.1.	Term Commitments 46

2.2.	Procedure for Term Loan Borrowing 48

2.3.	Repayment of Term Loans 49

2.4.	Revolving Commitments 49

2.5.	Procedure for Revolving Loan Borrowing 51

2.6.	Commitment Fees, etc. 52

2.7.	Termination or Reduction of Commitments 53

2.8.	Optional Prepayments 53

2.9.	Mandatory Prepayments and Commitment Reductions 54

2.10.	Conversion and Continuation Options 54

2.11.	Limitations on Eurodollar Tranches 55

2.12.	Interest Rates and Payment Dates 55

2.13.	Computation of Interest and Fees 56

2.14.	Inability to Determine Interest Rate 56

2.15.	Pro Rata Treatment and Payments 58

2.16.	Requirements of Law 59

2.17.	Taxes 61

2.18.	Indemnity 64

2.19.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 65

2.20.	Mitigation Obligations; Replacement of Lenders 65

2.21.	Defaulting Lenders 66

2.22.	Exchange Rates 68

2.23.	Subsidiary Borrowers 69

2.24.	Additional Subsidiary Guarantors 70

SECTION 3.	LETTERS OF CREDIT 71

3.1.	L/C Commitment 72

3.2.	Procedure for Issuance of Letter of Credit 72

3.3.	Fees and Other Charges 72

3.4.	L/C Participations 73

3.5.	Reimbursement Obligation of the Borrowers 74

3.6.	Obligations Absolute 74

3.7.	Letter of Credit Payments 75

3.8.	Applications 75

3.9.	Existing Letters of Credit 75

3.10.	Cash Collateralization 75

3.11.	Letters of Credit Issued for the Account of Subsidiaries 76

SECTION 4.	REPRESENTATIONS AND WARRANTIES 76

4.1.	Corporate Authority, Etc. 76

4.2.	Governmental Approvals 77

4.3.	Title to Properties 77

4.4.	Financial Statements 77

4.5.	No Material Changes 78

4.6.	Franchises, Patents, Copyrights, Etc. 78

4.7.	Litigation 78

4.8.	No Material Adverse Contracts, Etc. 78

4.9.	Compliance with Other Instruments, Laws, Etc. 79

4.10.	Tax Status 79

4.11.	No Event of Default 79

4.12.	Investment Company Act 79

4.13.	EEA Financial Institution 79

4.14.	Employee Benefit Plans 79

4.15.	Disclosure 79

4.16.	[Reserved] 80

4.17.	Regulations T, U and X 80

4.18.	Environmental Compliance 80

4.19.	Subsidiaries; Organizational Structure 81

4.20.	Property 82

4.21.	Brokers 82

4.22.	Other Debt 82

4.23.	Solvency 82

4.24.	[Reserved] 82

4.25.	[Reserved] 82

4.26.	[Reserved] 82

4.27.	Sanctions 82

4.28.	General Partner and REIT 83

4.29.	Unencumbered Properties 83

4.30.	Ground Lease; Leased Property 83

SECTION 5.	CONDITIONS PRECEDENT 84

5.1.	Conditions to Initial Extension of Credit 84

5.2.	Conditions to Each Extension of Credit 85

5.3.	Extensions of Credit to Subsidiary Borrowers 85

SECTION 6.	AFFIRMATIVE COVENANTS 86

6.1.	[Reserved] 86

6.2.	[Reserved] 86

6.3.	Records and Accounts 86

6.4.	Financial Statements, Certificates and Information 87

6.5.	Notices 90

6.6.	Existence; Maintenance of Properties 91

6.7.	Insurance 92

6.8.	Taxes; Liens 92

6.9.	Inspection of Properties and Books 92

6.10.	Compliance with Laws, Contracts, Licenses, and Permits 92

6.11.	Further Assurances 93

6.12.	Business Operations 93

6.13.	[Reserved] 93

6.14.	[Reserved] 93

6.15.	Plan Assets; Prohibited Transactions 93

6.16.	REIT and General Partner Covenants 93

6.17.	Unencumbered Properties 94

6.18.	Sanctions Laws and Regulations 97

SECTION 7.	NEGATIVE COVENANTS 97

7.1.	Restrictions on Indebtedness 97

7.2.	Restrictions on Liens, Etc. 98

7.3.	Restrictions on Investments 100

7.4.	Merger, Consolidation 101

7.5.	Sale and Leaseback 102

7.6.	Compliance with Environmental Laws 102

7.7.	Distributions 103

7.8.	Asset Sales 104

7.9.	Restriction on Prepayment of Indebtedness 104

7.10.	Derivatives Contracts 104

7.11.	Transactions with Affiliates 104

7.12.	Equity Pledges 105

SECTION 8.	FINANCIAL COVENANTS 105

8.1.	Unencumbered Asset Tests 105

8.2.	Indebtedness to Gross Asset Value 105

8.3.	Consolidated EBITDA to Consolidated Fixed Charges 106

8.4.	Minimum Consolidated Tangible Net Worth 106

8.5.	Secured Recourse Indebtedness to Gross Asset Value 106

8.6.	Consolidated Secured Indebtedness to Gross Asset Value 106

SECTION 9.	EVENTS OF DEFAULT 106

9.1.	Events of Default and Acceleration 106

9.2.	Certain Cure Periods; Limitation of Cure Periods 109

9.3.	Termination of Commitments 109

9.4.	Remedies 110

9.5.	Application of Payments 110

SECTION 10.	THE AGENTS 111

10.1.	Authorization and Action 111

10.2.	Administrative Agent’s Reliance, Etc. 113

10.3.	Posting of Communications 114

10.4.	The Administrative Agent Individually 116

10.5.	Indemnification 116

10.6.	Acknowledgements of Lenders and Issuing Lenders 116

10.7.	Successor Administrative Agent 117

10.8.	Certain ERISA Matters 117

SECTION 11.	MISCELLANEOUS 119

11.1.	Amendments and Waivers 119

11.2.	Notices 120

11.3.	No Waiver; Cumulative Remedies 122

11.4.	Survival of Representations and Warranties 122

11.5.	Payment of Expenses and Taxes 122

11.6.	Successors and Assigns; Participations and Assignments 124

11.7.	Adjustments; Set‑off 127

11.8.	Counterparts 128

11.9.	Severability 128

11.10.	Integration 128

11.11.	GOVERNING LAW 128

11.12.	Submission To Jurisdiction; Waivers 129

11.13.	Acknowledgements 129

11.14.	Releases of Guarantees 130

11.15.	Confidentiality 130

11.16.	WAIVERS OF JURY TRIAL 131

11.17.	USA PATRIOT Act 131

11.18.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 131

11.19.	Judgment Currency 132

SCHEDULES:
1.1A    Commitments
1.1B    Administrative Schedule
1.2    Unencumbered Property
1.3    Eligible Real Estate Qualification Documents
3.9    Existing Letters of Credit
4.3     Title to Properties
4.5    No Material Changes
4.7    Litigation
4.18(c)    Environmental Releases
4.18(d)    Environmental Compliance
4.19(a)    Subsidiaries of REIT
4.19(b)    Unconsolidated Affiliates of REIT and its Subsidiaries
4.22    Other Debt
6.17    Capitalized Lease Obligations
7.11    Transactions with Affiliates

EXHIBITS:
A    Form of Guarantee Agreement
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Assignment and Assumption
E    Form of Exemption Certificate
F    Form of Increasing Lender Supplement
G    Form of Augmenting Lender Supplement
H-1    Form of Subsidiary Borrower Agreement
H-2    Form of Subsidiary Borrower Termination
I    Form of Joinder Agreement
J-1    Form of Term Loan Note
J-2    Form of Revolving Note

CREDIT AGREEMENT (this “Agreement”), dated as of March 29, 2018 among CYRUSONE LP, a Maryland limited partnership (the “Company”), the SUBSIDIARY BORROWERS from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”), BARCLAYS BANK PLC, ROYAL BANK OF CANADA, TD SECURITIES (USA) LLC, BANK OF AMERICA, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK, GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., PNC BANK, NATIONAL ASSOCIATION, RAYMOND JAMES BANK, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SUNTRUST BANK, as co-documentation agents (the “Co-Documentation Agents”), DEUTSCHE BANK SECURITIES INC., CAPITAL ONE, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and ING CAPITAL LLC, as senior managing agents (the “Senior Managing Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).
The parties hereto hereby agree as follows:
Section 1.DEFINITIONS
1.1.    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that for the purposes of clause (c) of this definition, the Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate (or if the Eurodollar Screen Rate is not available for such one-month Interest Period, the Interpolated Rate) at approximately 11:00 A.M. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Acceptable Delayed Draw Foreign Currencies”: Euro and Pounds.
“Acceptable Foreign Currencies”: Acceptable Delayed Draw Foreign Currencies or Acceptable Revolving Foreign Currencies, as applicable.
“Acceptable Revolving Foreign Currencies”: Euro, Pounds, Canadian Dollars, Australian Dollars, Japanese Yen, Hong Kong Dollars, Singapore Dollars and Swiss Francs.
“Additional Subsidiary Guarantor”: each additional Subsidiary of the Company (including any Controlled Joint Venture) which becomes a Subsidiary Guarantor pursuant to Section 2.24.
“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Schedule”: Schedule 1.1B to this Agreement, which contains administrative information in respect of each Acceptable Foreign Currency and each Loan denominated in an Acceptable Foreign Currency.
“Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents, the Senior Managing Agents and the Administrative Agent.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Available Delayed Draw Term Commitments then in effect, (iii) the amount of such Lender’s Revolving Dollar Commitment then in effect or, if the Revolving Dollar Commitments have been terminated, the amount of such Lender’s Revolving Dollar Extensions of Credit then outstanding and (iv) the amount of such Lender’s Revolving Multicurrency Commitment then in effect, or if the Revolving Multicurrency Commitments have been terminated, the amount of such Lender’s Revolving Multicurrency Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Ancillary Office”: office buildings or space not included within the definition of Data Center Property which may be acquired by the Company, REIT or any of their respective Subsidiaries ancillary with the acquisition of Data Center Properties.
“Applicable L/C Participant”: (a) in respect of any Dollar Letter of Credit, the Dollar L/C Participants and (b) in respect of any Multicurrency Letter of Credit, the Multicurrency L/C Participants.
“Applicable Margin”: (a) subject to clause (b) of this definition, for each Type of Loan, the rate per annum set forth under the relevant column heading below based on the ratio of the Consolidated Total Indebtedness to Gross Asset Value:

Pricing Level	Ratio	Applicable Margin for Eurodollar Revolving Loans	Applicable Margin for ABR Revolving Loans	Applicable Margin for Eurodollar Five-Year Term Loans	Applicable Margin for ABR Five-Year Term Loans	Applicable Margin for Eurodollar Seven-Year Term Loans	Applicable Margin for ABR Seven-Year Term Loans
Pricing Level 1	≤ 35%	1.45%	0.45%	1.40%	0.40%	1.70%	0.70%
Pricing Level 2	> 35% but ≤ 40%	1.55%	0.55%	1.50%	0.50%	1.80%	0.80%
Pricing Level 3	> 40% but ≤ 45%	1.70%	0.70%	1.65%	0.65%	1.95%	0.95%
Pricing Level 4	> 45% but ≤ 50%	1.85%	0.85%	1.80%	0.80%	2.10%	1.10%
Pricing Level 5	> 50%	2.05%	1.05%	2.00%	1.00%	2.30%	1.30%

The initial Applicable Margin as of the Closing Date shall be at Pricing Level 1 until the Adjustment Date (as defined below) corresponding to the fiscal quarter ending June 30, 2018. Changes in the Applicable Margin resulting from changes in the ratio of Consolidated Total Indebtedness to Gross Asset Value shall become effective on the date that is three Business Days after the date on which the Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.4(c) (the “Adjustment Date”) and shall remain in effect until the next change to be effected pursuant to this paragraph. In the event that REIT shall fail to deliver to the Administrative Agent a quarterly Compliance Certificate on or before the date required by Section 6.4(c), then without limiting any other rights of the Administrative Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders in which event the Applicable Margin shall adjust, if necessary, three Business Days after the date on which such Compliance Certificate is delivered.
(b)    From and after the Investment Grade Pricing Date, for each Type of Loan, the rate per annum set forth under the relevant column heading below based on the Credit Rating Level:

Pricing Level	Credit Rating Level	Applicable Margin for Eurodollar Revolving Loans	Applicable Margin for ABR Revolving Loans	Applicable Margin for Eurodollar Five-Year Term Loans	Applicable Margin for ABR Five-Year Term Loans	Applicable Margin for Eurodollar Seven-Year Term Loans	Applicable Margin for ABR Seven-Year Term Loans
Pricing Level 1	Credit Rating Level 1	0.825%	0.00%	0.90%	0.00%	1.20%	0.20%
Pricing Level 2	Credit Rating Level 2	0.875%	0.00%	0.95%	0.00%	1.25%	0.25%
Pricing Level 3	Credit Rating Level 3	1.00%	0.00%	1.10%	0.10%	1.40%	0.40%
Pricing Level 4	Credit Rating Level 4	1.20%	0.20%	1.35%	0.35%	1.65%	0.65%
Pricing Level 5	Credit Rating Level 5	1.55%	0.55%	1.75%	0.75%	2.05%	1.05%

At such time as this clause (b) is applicable, the Applicable Margin for each Loan shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however that (i) no change in the Applicable Margin resulting from the application of the Credit Rating Levels shall be effective until three Business Days after the Investment Grade Pricing Date and (ii) no change in the Applicable Margin resulting from a change in the Credit Rating Level shall be effective until three Business Days after a change in such Credit Rating Level. From and after the first date that the Applicable Margin is based on the Company’s Credit Rating Level pursuant to this clause (b), the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value prior to such date shall be payable as provided in Section 2.12).
“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Approved Electronic Platform”: as defined in Section 10.3(a).
“Approved Fund”: as defined in Section 11.6(b).
“Assignee”: as defined in Section 11.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
“Augmenting Revolving Lender”: as defined in Section 2.4(b).
“Augmenting Term Lender”: as defined in Section 2.1(b).

“Australian Dollars” or “A$”: the lawful currency of Australia.
“Authorized Officer”: any of the following Persons: the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, secretary or assistant secretary or general counsel of any Borrower or any Guarantor (or the equivalent of any of the foregoing) and such other Persons as the Company shall designate in a written notice to the Administrative Agent, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer or any other Person with similar roles or responsibilities. Any document delivered hereunder that is signed by an Authorized Officer of a Borrower or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower or Guarantor and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Borrower or Guarantor.
“Available Delayed Draw Term Commitments”: as to any Five-Year Term Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Delayed Draw Term Commitment as of the Closing Date over (b) the Dollar Equivalent of the aggregate principal amount of such Lender’s Delayed Draw Term Loans.
“Available Revolving Commitment”: as to any Revolving Lender at any time and in respect of such Revolving Lender’s Commitment under any Revolving Facility, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect under such Revolving Facility over (b) such Lender’s Revolving Extensions of Credit then outstanding under such Revolving Facility.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the relevant implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Balance Sheet Date”: December 31, 2017.
“Bankruptcy Code”: Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which

Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 11.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers”: the Company and the Subsidiary Borrowers.
“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (ii) with respect to notices and determinations in connection with, borrowings and payments of principal and interest on, Loans denominated in Acceptable Foreign Currencies, such day is also a business day in the principal financial center for such currency and, in respect of Euro, a TARGET Day.
“Calculation Date”: each of (a) the last Business Day of each fiscal quarter, (b) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Acceptable Foreign Currency in accordance with rate-setting convention for such Acceptable Foreign Currency) each Borrowing Date, (c) the date of issuance, amendment, renewal or extension of a Letter of Credit and (d) any other Business Day designated by the Administrative Agent by written notice delivered to the Company no later than one Business Day after such date; provided that the Administrative Agent may make such designation no more than once in any fiscal quarter (any Calculation Date as a result of this clause (d), a “Designated Calculation Date”).
“Canadian Dollars” or “C$”: the lawful currency of Canada.
“Capitalized Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person pursuant to GAAP (as in effect on the Closing Date); the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as in effect on the Closing Date), and the final maturity of such obligations shall be the date of the last payment of such amounts due under such capital lease (or other arrangement) prior to the first date on which such capital lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. Any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement, regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a capitalized lease.
“Capitalized Value”: (x) with respect to any Stabilized Property owned or leased pursuant to a Ground Lease by the Company or any of its consolidated Subsidiaries, an amount equal to (a) Net

Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four, divided by (b) 7.75% and (y) with respect to any Stabilized Property leased by the Company or any of its consolidated Subsidiaries, an amount equal to (a) the Net Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four, divided by (b) 10%.
“Cash Equivalents”: As of any date:
(a)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;
(b)    time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(c)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;
(e)    securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;
(f)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition;
(g)    repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500,000,000, having a term of not more than 30 days, with respect to securities referred to in clause (b) of this definition; and
(h)    instruments equivalent to those referred to in clauses (a) to (g) above denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by a Subsidiary of the Company organized in such jurisdiction or by the Company as part of its cash management practices with respect to any Subsidiary of the Company organized in such jurisdiction.

“Cash Management Services”: cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant cards, purchase or debit cards, non-card e-payable services, and other cash management services, including electric funds transfer services, lockbox services, stop payment services and wire transfer services allocation.
“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
“Change of Control”: a Change of Control shall exist upon the occurrence of any of the following:
(a)    any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than, in the case of the Company, the REIT or the General Partner, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or the Company equal to more than 35%;
(b)    as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, (ii) selected, nominated or approved to become directors or trustees by the Board of REIT of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected, nominated or approved to become directors or trustees by the Board of REIT of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above;
(c)    General Partner shall fail to be the sole general partner of the Company;
(d)    REIT fails to own directly at least 100% of the economic, voting and beneficial interest of General Partner; or
(e)    the Company fails to own directly or indirectly at least 100% of the economic, voting and beneficial interest of each Subsidiary Borrower, or shall fail to hold all management powers over the business and affairs of each Subsidiary Borrower.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents”: as defined in the preamble hereto.
“Commitment”: as to any Lender, the sum of the Five-Year Term Commitment, the Seven-Year Term Commitment, the Revolving Dollar Commitment and the Revolving Multicurrency Commitment of such Lender.
“Commitment Fee”: as defined in Section 2.6(a).

“Commitment Fee Rate”: at any date and for any period with respect to which the Commitment Fee Rate is being calculated for purposes of Section 2.6(a), a rate per annum equal to (a) if the ratio (expressed as a percentage) of (i) the average daily amount during such period of the aggregate Available Revolving Commitments in respect of the Revolving Facilities to (ii) the aggregate Revolving Commitments in respect of the Revolving Facilities is greater than 50%, 0.25% and (b) if the ratio (expressed as a percentage) of (i) the average daily amount during such period of the aggregate Available Revolving Commitments in respect of the Revolving Facilities to (ii) the aggregate Revolving Commitments in respect of the Revolving Facilities is less than or equal to 50%, 0.15%.
“Compliance Certificate”: as defined in Section 6.4(c).
“Combined Entities”: the collective reference to the Group Members and the Unconsolidated Affiliates.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Consolidated”: with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA”: with respect to any period, an amount equal to the EBITDA of the REIT and its Subsidiaries for such period determined on a Consolidated basis.
“Consolidated Fixed Charges”: with respect to any Person, for any period, the sum of Debt Service and all Preferred Distributions paid during such period. Such Person’s Equity Percentage of the Consolidated Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.
“Consolidated Secured Indebtedness”: with respect to the REIT and its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien, and in the case of the REIT or its Subsidiaries, shall include (without duplication) such Person’s Equity Percentage of the Consolidated Secured Indebtedness of its Unconsolidated Affiliates.
“Consolidated Tangible Net Worth”: the amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.
“Consolidated Total Adjusted Unsecured Indebtedness”: as of any date of determination, the sum of (a) Consolidated Total Unsecured Indebtedness of REIT and its Subsidiaries less (b) Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries.

“Consolidated Total Indebtedness”: all Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.
“Consolidated Total Unsecured Indebtedness”: as of any date of determination, all Unsecured Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Indebtedness of its Unconsolidated Affiliates.
“Construction-in-Process”: the aggregate amount of costs incurred for any build-outs, redevelopment, construction or tenant improvements of Real Estate on or prior to the last day of the fiscal quarter then most recently ended. This value shall not be duplicative of any value given to Development Property.
“Controlled Joint Venture”: any Person that is not a Wholly Owned Subsidiary of the Company in which the Company or any of its Wholly Owned Subsidiaries (i) holds at least 50% of the economic and voting interests of such Person, (ii) is the sole general partner or managing member, as applicable, of such Person, (iii) controls day-to-day management and operational decisions of the assets of such Person, (iv) controls all material decisions of such Person, including without limitation the operations, investments, financing, refinancing, encumbrancing and disposition of the assets of such Person (provided that the Company or any of its Wholly Owned Subsidiaries shall be deemed to control all material decisions of such Person if the Company or such Wholly Owned Subsidiary has, in the event of a disagreement regarding any material decisions (including any of the foregoing matters), the right and ability to exercise either (A) a buy-sell right with respect to the ownership interests in the joint venture or (B) a right to offer for sale the assets of the joint venture, and pursuant to the exercise of either such right cause such assets to be fully owned or ground leased directly by the Company or a Wholly Owned Subsidiary of the Company or sold for cash at a price reasonably satisfactory to the Company, provided further that to the extent the Company is relying upon a buy-sell right or offer to sell right pursuant to this clause (iv) to be deemed to have control over all material decisions of such Person, (A) the applicable joint venture agreement shall provide that any buy-sell or sale process must be consummated within 120 days of the exercise thereof and (B) there shall be no restriction, lock-out or other limitation on when such buy-sell or sale process can be invoked or exercised), (v) is not subject to any contractual provision or agreement with the holder of the balance of the interests in such Person that provides such holder with the right (x) to change or replace management of such Person (other than as a result of fraud or willful misconduct by the Company or its applicable Wholly Owned Subsidiary that is acting as the general partner or managing member of such Person), (y) to obtain additional consent or approval rights, or (z) to acquire the direct or indirect interest of the Company in such Person upon non-payment of any distributions to it or other default by the Company or such other Wholly Owned Subsidiary of the Company, and (vi) no event has occurred which would permit the holder of the balance of the interests in such Person to change or replace the Company or its Wholly Owned Subsidiary as the sole general partner or managing member of such Person. For the avoidance of doubt, in no event shall an Excluded Unconsolidated Affiliate be a Controlled Joint Venture for purposes of this Agreement.
“Controlled Joint Venture Allocable Net Operating Income”: as of any date of determination with respect to an Unencumbered Controlled Joint Venture Property, an amount equal to (A) the Net Operating Income from the Unencumbered Property owned or leased by the applicable Controlled Joint Venture (determined without any adjustment based upon the Distribution Percentage) multiplied by (B) the Distribution Percentage for such Controlled Joint Venture as of the end of the most recently-ended calendar quarter.

“Controlled Joint Venture Value”: as of any date of determination with respect to an Unencumbered Controlled Joint Venture Property, an amount equal to (A) the Unencumbered Asset Value of the Unencumbered Property owned or leased by the applicable Controlled Joint Venture (determined without adjustment for any Distribution Percentage) multiplied by (B) the Distribution Percentage for such Controlled Joint Venture as of the end of the most recently ended calendar quarter.
“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.
“Credit Rating”: as of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to the Company’s long-term senior unsecured non-credit enhanced debt by one of the Rating Agencies (irrespective of ratings watch). A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P is equivalent to a credit rating of Baa1 by Moody’s and vice versa. A credit rating of A- from S&P is equivalent to a credit rating of A3 from Moody’s and vice versa. It is the intention of the parties that if the Company shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Company shall be entitled to the benefit of the Credit Rating Level for such credit rating. If the Company shall have obtained a credit rating from more than one of the Rating Agencies, the highest of the ratings shall control, provided that the other rating for such Person is only one level below that of the highest rating. If the other rating for such Person is more than one level below that of the highest credit rating for such Person, the operative rating would be deemed to be one rating level higher than the lower of the ratings. In the event that the Company shall have obtained a credit rating from any or all of the Rating Agencies and shall thereafter lose such rating or ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agencies and as a result does not have a credit rating from one or more of the Rating Agencies, the Company shall be deemed for the purposes hereof not to have a credit rating. Notwithstanding anything to the contrary contained herein, if at any time none of the Rating Agencies shall perform the functions of a securities rating agency, then the Company and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of any Rating Agency in effect immediately prior to such time shall continue to apply, provided that the designation of such replacement agency and such amendment are completed within 30 days of such event, and if not so completed within such 30-day period, Credit Rating Level 5 shall be the applicable Credit Rating Level until such time as the Company obtains a Credit Rating from one or more Rating Agencies.
“Credit Rating Level”: one of the following five pricing levels, as applicable (determined in accordance with the definition of “Credit Rating”), provided, that, from and after the Investment Grade Rating Trigger Date, during any period that the Company has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:
“Credit Rating Level 1”: the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or A3 by Moody’s;
“Credit Rating Level 2”: the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s and Credit Rating Level 1 is not applicable;
“Credit Rating Level 3”: the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4”: the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and
“Credit Rating Level 5”: the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.
“Data Center Property”: any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building. A Data Center Property may include ancillary office space.
“Debt Service”: for any period, the sum of (a) Interest Expense of the REIT and its Subsidiaries for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the REIT and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which, in each case, repays such Indebtedness in full (it being understood that the scheduled repayment in full of the Term Facilities on their respective maturity dates will not be included in the determination of Debt Service). Such Person’s Equity Percentage of Debt Service of its Unconsolidated Affiliates shall be included in the determination of Debt Service.
“Default”: as defined in Section 9.1.
“Defaulting Lender”: any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) (i) has notified the Company, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such notice or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Company that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 2.21, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Company’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bankruptcy Event or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting

Lender (subject to Section 2.21(g)) upon delivery of written notice of such determination to the Company and each Lender.
“Delayed Draw Availability Period”: the period from and excluding the Closing Date to and including the Delayed Draw Termination Date.
“Delayed Draw Term Commitments”: as to any Lender, the obligation of such Lender, if any, to make Delayed Draw Term Loans to the Company in a Dollar Equivalent principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Term Commitments is $300,000,000. At the Borrower’s election, any Delayed Draw Term Loan may be denominated in Dollars or in any Acceptable Delayed Draw Foreign Currency.
“Delayed Draw Term Loans”: Five-Year Term Loans made pursuant to Section 2.1(a)(ii).
“Delayed Draw Termination Date”: the date that is 180 days after the Closing Date.
“Derivatives Contract”: any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, option derivative agreement or index option derivative agreement, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; provided that the term “Derivatives Contract” shall not include any contract to prepurchase electricity in the ordinary course of business. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value”: in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).
“Designated Calculation Date”: as defined in the definition of “Calculation Date”.
“Development Property”: any Real Estate owned, leased or acquired by the Company or any of its Subsidiaries and on which the Company or any of its Subsidiaries is pursuing construction of one or more buildings for use as a Data Center Property and for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Company or such Subsidiary. Notwithstanding the foregoing, any such property will no longer be considered to be a Development Property and shall, automatically and irrevocably, thereafter be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value and Unencumbered Asset Value and the determination of what constitutes Eligible Real Estate, as applicable, on and following the first to occur of (i) the date 24 months following completion of construction of the improvements related to such development (excluding tenant improvements and punch list items), and (ii) the first date such Development Property’s Capitalized Value exceeds its GAAP book value. Each individual phase of a given development will be considered a separate and distinct Development Property for purposes of this definition. Any Construction-in-Process shall be considered part of Development Property, subject to the definition thereof.
“Disqualified Equity Interest”: with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the REIT or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, in whole or in part on or prior to the date that is 91 days after the latest of the Revolving Termination Date, the Five-Year Term Loan Maturity Date or the Seven-Year Term Loan Maturity Date in effect hereunder (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty” or “condemnation event” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation, expiration or cash collateralization of all Letters of Credit and the termination or expiration of the Commitments, (ii) an Equity Interest in any Joint Venture that would not constitute a Disqualified Equity Interest but for the terms thereof providing for any purchase option, put, call or similar right of a Person with respect to such Equity Interest shall not constitute a Disqualified Equity Interest, and (iii) an Equity Interest in any Person that is issued to any director or employee, or to any plan for the benefit of directors or employees or by any such plan to such directors or employees, shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations as a result of such employee’s termination, death or disability.
“Disqualified Institutions”: (i) competitors of the Company and its Subsidiaries specified to the Administrative Agent by the Company in writing prior to the Closing Date and otherwise specified in writing to the Administrative Agent from time to time and provided to the Lenders (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities or entered into a trade for the foregoing) and (ii) in the case of clause (i) above, any of their known Affiliates that are clearly identifiable as such on the basis of such Affiliates’ names (in each case other than any Affiliate that is a bona fide diversified debt fund) it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities or entered into a trade for the foregoing, provided that once designated, any such party shall not be entitled to acquire any additional assignments or participation interests in the Facilities (other than pursuant to trades that were already entered). Any updates to the list by the Company shall not be effective until three Business Days after notice is provided to the Administrative Agent. The list of Disqualified Institutions and any changes, modifications or updates thereto shall be provided by the Company to the Administrative Agent and to the email address: JPMDQ_Contact@jpmorgan.com (or as otherwise notified by the Administrative Agent to the Company from time to time) and failure to provide the list or any updates thereto to the specified email address shall result in notification being deemed not to be effective.
“Distribution”: any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of a Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding.
“Distribution Percentage”: as of any date of determination, the percentage of the cash which would be distributed to the Company or any of its Subsidiaries pursuant to the terms of the organizational agreements of a Controlled Joint Venture, assuming a hypothetical cash distribution following a sale of all of the assets of such Controlled Joint Venture. For purposes of this definition, the amount available for such distribution shall be deemed to be an amount equal to the Capitalized Value of the applicable Unencumbered Controlled Joint Venture Property (determined without any adjustment based upon the Distribution Percentage), or if the Unencumbered Asset Value for such Unencumbered Controlled Joint Venture Property is not determined based upon the Capitalized Value, then the book value of such Unencumbered Controlled Joint Venture Property (determined without regard to any adjustment based upon the Distribution Percentage). The Distribution Percentage shall be an amount equal to the quotient obtained by dividing (x) the total cash that would be distributed to the Company or its Subsidiaries in connection with such distribution by (y) the total amount of cash that would be distributed as a result of such sale.
“Dollar Equivalent”: (a) with respect to any amount denominated in Dollars, the Dollar amount thereof and (b) with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.
“Dollar L/C Participants”: the collective reference to all the Revolving Dollar Lenders other than the Issuing Lender.
“Dollar Letter of Credit”: any Letter of Credit issued under the Revolving Dollar Commitments.
“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
“EBITDA”: with respect to a Person for any period (without duplication), the Net Income (or Loss) of such Person and its subsidiaries (excluding any Net Income (or Loss) from such Person’s Unconsolidated Affiliates and Excluded Unconsolidated Affiliates (except, with respect to Excluded Unconsolidated Affiliates, to the extent dividends, distributions or other returns on investment (other than from dispositions of such Excluded Unconsolidated Affiliates (or any Equity Interest therein)) are actually paid in cash to the Company or any of its Subsidiaries by any such Excluded Unconsolidated Affiliate), plus the sum of (i) interest expense, income tax expense, depreciation and amortization expense (including amortization of deferred financing costs and of debt issuance fees and the early write-off of financing costs), as reported by such person and its subsidiaries on a consolidated basis in accordance with GAAP, (ii) all other non-cash charges and expenses (including any charges or expenses associated with asset retirement obligations under GAAP) and non-cash compensation, minus all cash payments made during such period on account of non-cash charges or expenses added to Net Income (or Loss) pursuant to this clause (ii) in a prior period and (iii) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall exclude (w) any extraordinary, unusual or otherwise non-recurring charges, expenses or losses, (x) any fees, expenses or charges (other than depreciation or amortization expense) related to any contemplated offering of equity interests of the REIT or the Company (including, without limitation, any secondary offerings), investment, acquisition, disposition, recapitalization, origination of Mortgage Notes, or the incurrence of indebtedness permitted to be incurred by the Loan Documents (including any prepayment, defeasance or refinancing thereof and any amendments and other modifications thereof), whether or not successful, including all fees, expenses and charges related to (i) the Transactions or (ii) any amendment or other modification of the Loan Documents or the Senior Notes Indenture, (y) gains (and losses) on the sale of assets outside the ordinary course of business and gains (and losses) from debt extinguishment (including call premium, tender premium and other similar expenses), and (z) other non-cash gains and shall not be reduced by distributions to minority owners. In addition, EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from hedging agreements). EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments (in excess of 10% of gross revenue as reported on the REIT’s GAAP operating statement) required under GAAP.
“EEA Financial Institution”: (a) any bank, investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Real Estate”: means Real Estate (a) which constitutes a Land Asset, Development Property or Stabilized Property; and (b) which is located within the 50 States of the United States or the District of Columbia, Canada, the United Kingdom, Europe, Asia, Australia, New Zealand or any other Specified Jurisdiction. Notwithstanding the foregoing, any other Real Estate owned or leased by

Borrower or an Unencumbered Property Subsidiary may become Eligible Real Estate with the prior written approval of the Required Lenders.
“Eligible Real Estate Qualification Documents”: see Schedule 1.3 attached hereto.
“Employee Benefit Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.
“Environmental Laws”: any foreign, federal, state, provincial or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, mold, drinking water and groundwater (as relates to pollution or contamination), wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, or waste emissions. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (i) CERCLA (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. Section 9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349; 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.).
“Equity Interests”: with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Offering”: the issuance and sale after the Closing Date by REIT, the Company or any of its Subsidiaries of any equity securities of such Person.
“Equity Percentage”: with respect to any Unconsolidated Affiliate of a Person, the aggregate ownership percentage of such Person or its Subsidiaries in such Unconsolidated Affiliate.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA. Any former ERISA Affiliate of either the REIT or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the REIT or any such Subsidiary within the meaning of this definition with respect to the period during which the REIT or such Subsidiary could have successor liability under ERISA or the Code for liabilities of such Person that arose while such Person was an ERISA Affiliate.

“ERISA Reportable Event”: a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which REIT or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€”: the single currency of participating member states of the European Union.
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan for any applicable currency, the Eurodollar Screen Rate for such currency as at the Specified Time on the Quotation Day for such Interest Period (as adjusted with respect to Loans denominated in Canadian Dollars by the Administrative Agent after the Specified Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurodollar Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Screen Rate”: for any day and time, with respect to any Eurodollar Loan for any Interest Period:
(a)    with respect to Loans denominated in Euro, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Company);

(b)    with respect to Loans denominated in Canadian Dollars, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Company);
(c)    with respect to any Loans denominated in Australian Dollars, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Company);
(d)    with respect to Loans denominated in Hong Kong Dollars, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Company);
(e)    with respect to Loan denominated in Singapore Dollars, the rate administered by the Association of Banks in Singapore (or any other Person that takes over the administration of such rate) for Singapore Dollars with a tenor equal to such Interest Period displayed on page ABSFIX01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Company) at or about the Specified Time on the Quotation Day; and
(f)    with respect to Loans denominated in Dollars, Pounds, Japanese Yen or Swiss Francs, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Company).
Notwithstanding the foregoing, if the Eurodollar Screen Rate as so determined for any Eurodollar Loan in any currency and for any Interest Period shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: as defined in Section 9.1.
“Exchange Rate”: with respect to any non-Dollar currency on any date and subject to Section 2.22, (i) if such amount is an Acceptable Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such currency in the London foreign exchange market at or about 11:00 A.M. (London time) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using such other publicly available service for displaying exchange rates as selected by the Administrative Agent in its reasonable discretion in consultation with the Company) and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using a publicly available service for displaying exchange rates as selected by the Administrative Agent in its reasonable discretion in consultation with the Company.
“Excluded Subsidiary”: any Subsidiary of the Company which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) applicable law, (ii) any document, instrument or agreement evidencing Consolidated Secured Indebtedness of such Subsidiary or (iii) a provision of such Subsidiary’s organizational documents (A) included as a condition to the extension of such Consolidated Secured Indebtedness or (B) solely with respect to a Person that becomes a Subsidiary of the REIT after the Closing Date, which existed prior to the date that such entity became a Subsidiary of the REIT and was not created in anticipation of the acquisition of such Subsidiary and which provision has not been made unnecessary or ineffective as a result of changed circumstances (including the repayment of the indebtedness for which such provision was originally included).
“Excluded Unconsolidated Affiliate”: each of (i) GDS Holdings Ltd. and its Subsidiaries, (ii) any Unconsolidated Affiliate for which the Company or any of its Subsidiaries has not received sufficient information to readily calculate the Gross Asset Value, Unencumbered Asset Value and/or Unencumbered Net Operating Income attributable to such Unconsolidated Affiliate, as certified by the Company to the Administrative Agent and (iii) any other Unconsolidated Affiliate designated by the Company to the Administrative Agent in writing as an “Excluded Unconsolidated Affiliate” from time to time and reasonably acceptable to the Administrative Agent.
“Existing Credit Agreement”: the credit agreement dated as of November 21, 2016, among the Company, the several lenders from time to time party thereto, KeyBank National Association, as the administrative agent, and the other agents party thereto, as amended.
“Existing Letters of Credit”: those letters of credit individually described on Schedule 3.9.
“Extension Request”: as defined in Section 2.4(c)(i).
“Facility”: each of (a) the Five-Year Term Commitments and the Five-Year Term Loans made thereunder (the “Five-Year Term Facility”), (b) the Seven-Year Term Commitments and the Seven-Year Term Loans made thereunder (the “Seven-Year Term Facility”), (c) the Revolving Dollar Commitments and the extensions of credit made thereunder (the “Revolving Dollar Facility”) and (d) the

Revolving Multicurrency Commitments and the extensions of credit made thereunder (the “Revolving Multicurrency Facility”).
“Facility Fee Rate”: a rate per annum determined based upon the applicable Credit Rating Level set forth below; provided that no change in the Facility Fee Rate resulting from a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Administrative Agent receives written notice of such change:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

“FATCA”: (a) Sections 1471 to 1474 of the Code or any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the United States government or the government or tax authority of any other jurisdiction.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Payment Date”: (a) the 15th Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Five-Year Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make Five-Year Term Loans to the Company in Dollars in a principal amount not to exceed the amount set forth under the heading “Five-Year Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Five-Year Term Commitments is $700,000,000.
“Five-Year Term Facility”: as defined in the definition of “Facility”.

“Five-Year Term Lender”: each Lender that has a Five-Year Term Commitment or that holds a Five-Year Term Loan.
“Five-Year Term Loan”: as defined in Section 2.1(a)(i).
“Five-Year Term Loan Maturity Date”: March 29, 2023.
“Five-Year Term Percentage”: as to any Five-Year Term Lender at any time, the percentage which the Dollar Equivalent of such Lender’s Five-Year Term Commitments then constitutes of the Dollar Equivalent of the aggregate Five-Year Term Commitments (or, at any time after the Closing Date, the percentage which the sum of the Dollar Equivalent of the aggregate principal amount of such Lender’s Five-Year Term Loans then outstanding and such Lender’s Available Delayed Draw Term Commitments constitutes of the sum of the Dollar Equivalent of the aggregate principal amount of the Five-Year Term Loans then outstanding and the aggregate Available Delayed Draw Term Commitments).
“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco”: any Domestic Subsidiary of the Company all or substantially all of whose assets consist of Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” as defined under Section 957 of the Code.
“Foreign Subsidiary Joinder Agreement”: a Joinder Agreement that includes provisions (reasonably acceptable to the Administrative Agent) whereby the guarantee of the Obligations provided by the Foreign Subsidiary party thereto is subject to limitations reasonably required by the Company following consultation with local counsel in the jurisdiction of such Foreign Subsidiary in order to comply with applicable laws, rules or regulations (including general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” and “capital maintenance” rules) or the fiduciary duties of the directors of such Foreign Subsidiary, or to avoid the risk of personal civil or criminal liability for any director or office of such Foreign Subsidiary.
“Funding Office”: the office of the Administrative Agent specified in Section 11.2 as the office for notices (other than for notices with respect to Loans denominated in Acceptable Foreign Currencies) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.
“Funds from Operations”: with respect to REIT and its Subsidiaries for any period, an amount equal to the Net Income (or Loss) of such Persons for such period, computed in accordance with GAAP, excluding gains and losses from sales of property during such period, plus (1) to the extent deducted in calculating Net Income (or Loss), (w) depreciation and amortization for such period, (x) any extraordinary, unusual or otherwise non-recurring charges, expenses or losses, (y) any fees, expenses or charges (other than depreciation or amortization expense) related to any contemplated offering of equity interests of the REIT or the Company (including, without limitation, any secondary offerings), investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Loan Documents (including any prepayment, defeasance or refinancing thereof and any amendments and other modifications thereof), whether or not successful, including all fees, expenses and charges related to (i) the Transactions or (ii) any amendment or other modification of the Loan Documents or the Senior Notes Indenture, and (z) any non-cash impairment charges and non-cash charges and gains from derivatives contracts, and minus (2) all Preferred Distributions paid during such period. To the extent not inconsistent with the foregoing, Funds from Operations shall be reported in accordance with National Association of Real Estate Investment Trusts policies. Funds from Operations shall be calculated without giving effect to any deductions for non-controlling or minority interests.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.4. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by (x) the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or (y) the adoption by the Company of International Financial Reporting Standards. Notwithstanding the foregoing, whether a lease is accounted for as a capital lease shall be determined as set forth in the definition of Capitalized Lease Obligations.
“General Partner”: CyrusOne GP, a Maryland statutory trust.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners), and including any supra-national bodies such as the European Union or the European Central Bank.
“Gross Asset Value”: on a Consolidated basis for the REIT and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)    the Capitalized Value of any Real Estate which is a Stabilized Property owned by the REIT or any of its Subsidiaries (including a Leased Property or property leased under a Ground Lease) for the prior four consecutive fiscal quarters most recently ended (which period may include the period of ownership of such asset while it was a Development Property); plus

(ii)    the book value determined in accordance with GAAP of all Stabilized Properties acquired by the REIT or any of its Subsidiaries (including a Leased Property or property leased under a Ground Lease) during the four consecutive fiscal quarters most recently ended; provided that the Company shall have the right to make an irrevocable election to value such property at its Capitalized Value after the REIT or any of its Subsidiaries has owned or leased such property for at least one calendar quarter; plus

(iii)    the book value determined in accordance with GAAP of all Development Properties owned by the REIT or any of its Subsidiaries (including a property leased under a Ground Lease); plus

(iv)    the aggregate amount of all Unrestricted Cash and Cash Equivalents of the REIT and its Subsidiaries as of the date of determination determined in accordance with GAAP; plus

(v)    the book value determined in accordance with GAAP of Land Assets of the REIT and its Subsidiaries; plus

(vi)    the book value determined in accordance with GAAP of all Mortgage Notes held by the REIT and its Subsidiaries.
Without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. For the avoidance of doubt, Ancillary Office shall not be included in the determination of Gross Asset Value. Gross Asset Value may, at the Company’s election, be adjusted to include an amount equal to the REIT’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate. For purposes of this definition, (i) if the value of the REIT’s or any of its Subsidiaries’ Equity Percentage of assets held by Unconsolidated Affiliates or non-Wholly Owned Subsidiaries exceeds 30% of the Gross Asset Value, then such excess shall be excluded, and (ii) to the extent that Gross Asset Value attributable to Land Assets, Development Properties, Mortgage Notes and other notes receivable would 40% of Gross Asset Value, then such excess shall be excluded.
“Ground Lease”: an unsubordinated ground lease as to which (i) no default or event of default (after the expiration of any applicable notice and cure period) has occurred and is continuing and (ii) containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options that are exercisable by the lessee in its sole discretion and for which there are no conditions precedent to exercise thereof other than the giving of a notice of exercise) as of the date of determination of 30 years or more (or such shorter term as is approved by the Required Lenders in their reasonable discretion); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. The term “Ground Lease” includes all amendments, modifications and supplements to any such unsubordinated ground lease provided such Ground Lease, as so amended, modified or supplemented, would continue to satisfy the criteria set forth in the preceding sentence.
“Group Members”: the collective reference to the Company and its respective Subsidiaries.
“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A.
“Guaranteed Pension Plan”: any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
“Guarantor”: collectively, the REIT, General Partner, the Subsidiary Guarantors and each Additional Subsidiary Guarantor, and individually any one of them.

“Hazardous Substances”: each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:
(a)    “hazardous substances” as defined in CERCLA, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;
(b)    “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; and
(c)    “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder.
“Hong Kong Dollars” or “HK$”: the lawful currency of Hong Kong.
“Impacted Interest Period”: as defined in the definition of “Eurodollar Base Rate”.
“Impacted Lender”: as defined in Section 2.16(e).
“Increasing Revolving Lender”: as defined in Section 2.4(b).
“Increasing Term Lender”: as defined in Section 2.1(b).
“Incremental Amendment”: as defined in Section 2.1(b).
“Incremental Extensions of Credit”: as defined in Section 2.1(b).
“Incremental Facility Closing Date”: as defined in Section 2.1(b).
“Incremental Term Loans”: as defined in Section 2.1(b).
“Indebtedness”: with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof (excluding any such obligation which is a forward equity commitment to the extent the obligation can be satisfied by the issuance of Equity Interests); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of Non-Recourse Exclusions and other similar exceptions to recourse liability until a claim is made with respect thereto) and then shall be included only to the extent of the amount of such claim that is reasonably expected to be incurred, including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in another Person, to maintain working capital or equity capital of another Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s Equity Percentage of the Indebtedness of any Unconsolidated Affiliate. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. All Loans made to a Borrower and L/C Obligations in respect of Letters of Credit issued to such Borrower, shall constitute Indebtedness of such Borrower. For the avoidance of doubt, lease financing arrangements appearing on the balance sheet of the REIT and its Subsidiaries that are not Capitalized Lease Obligations shall not be considered Indebtedness.
“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Insolvency Laws”: the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, readjustment of debt, dissolution, suspension of payments, or similar debtor relief laws affecting the rights of creditors generally of any applicable jurisdiction, whether now or hereafter in effect.
“Interest Expense”: for any period of determination with respect to REIT and its Subsidiaries, without duplication, total interest expense for such period determined in accordance with GAAP on a Consolidated basis plus REIT’s and its Subsidiaries Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall exclude capitalized interest related to Indebtedness incurred to finance Development Properties and non-cash interest expenses (including amortization of deferred financing costs and of debt issuance fees and the early write-off of financing costs).
“Interest Payment Date”: (a) as to any ABR Loan, the first day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period as agreed by the Company and all relevant Lenders), as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto (provided that the initial Interest Period for the Term Loans shall commence on the Closing Date and end on April 30, 2018; provided further that for the purposes of the initial Interest Period only, all necessary calculations related thereto shall be determined as if the applicable Borrower had selected a one month Interest Period); and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period as agreed by the Company and all relevant Lenders), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than (x) in respect of Eurodollar Loans denominated in Dollars, 12:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto and (y) in respect of Eurodollar Loans denominated in Acceptable Foreign Currencies, 12:00 P.M., London time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)     a Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date, the Five-Year Term Loan Maturity Date or the Seven-Year Term Loan Maturity Date, as the case may be;
(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)     a Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
“Interpolated Rate”: for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Screen Rate for the longest period for which the Eurodollar Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the Eurodollar Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as at the Specified Time on the Quotation Day for such Interest Period. When determining a rate for a period which is less than the shortest period for which the Eurodollar Screen Rate is available, the Eurodollar Screen Rate for the purposes of clause (a) above shall be deemed to be the overnight rate for the applicable currency determined by the Administrative Agent from such information service as the Administrative Agent may select in its reasonable discretion.
“Investment Grade Pricing Date”: the first date on which each of the following has been satisfied: (a) the Investment Grade Rating Trigger Date has occurred and (b) the Company has delivered irrevocable notice to the Administrative Agent that it has irrevocably elected to have the Applicable Margin determined pursuant to clause (b) of the definition of “Applicable Margin”.

“Investment Grade Rating”: a Credit Rating (a) from S&P of at least BBB- or better or (b) from Moody’s of at least Baa3 or better, in each case without regard to watch status.
“Investment Grade Rating Trigger Date”: the date that the Administrative Agent receives written notice from the Company that the Company has first obtained an Investment Grade Rating.
“Investments”: with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) prepaid expenses, (iv) advances in the ordinary course of business to employees for travel expenses, relocation expenses and similar expenditures, (v) obligations under Derivatives Contracts to the extent permitted under Section 7.10, or (vi) investments consisting of cash collateral to secure (x) letters of credit, (y) Derivative Contracts permitted under Section 7.10 or (z) payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof. For the avoidance of doubt, it is understood and agreed that guarantees do not constitute Investments.
“Issuing Lender”: each of (a) JPMorgan Chase Bank, (b) KeyBank National Association, (c) Barclays Bank PLC, (d) Royal Bank of Canada and (e) The Toronto-Dominion Bank, New York Branch or any of their respective affiliates, in each case in its capacity as an issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“Issuing Lender Commitments”: with respect to each Issuing Lender individually, $20,000,000 or such other amount as the applicable Issuing Lender and the Company may agree and provide notice thereof to the Administrative Agent.
“Japanese Yen”: the lawful currency of Japan.
“Joinder Agreement”: the Joinder Agreement with respect to the Guarantee Agreement to be executed and delivered pursuant to Section 2.24 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit I hereto.
“Joint Venture”: a Person other than a Subsidiary in which the REIT and its Subsidiaries hold Equity Interests representing more than 20.0% of the value of all outstanding Equity Interests of such Person.
“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.
“Judgment Currency”: as defined in Section 11.19.

“Judgment Currency Conversion Date”: as defined in Section 11.19.
“L/C Commitment”: $100,000,000.
“L/C Disbursement”: a payment made by an Issuing Lender pursuant to a Letter of Credit.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations of any Lender under any Revolving Facility at any time shall be its Revolving Percentage of the L/C Obligations under such Revolving Facility at such time.
“Land Assets”: land to be developed as a Data Center Property with respect to which no development (other than improvements that are not material and are temporary in nature) has occurred.
“Lease”: any lease (other than a Ground Lease) with a remaining term (including tenant extension rights) of at least 15 years pursuant to which the Company, a Subsidiary or an Unconsolidated Affiliate leases an Unencumbered Property or another Data Center Property, and if such lease relates to an Unencumbered Property, such Lease is on market terms as determined by the Company in good faith or otherwise is approved by the Required Lenders in their reasonable discretion; provided that the requirement that the remaining lease term (including tenant extension rights) extend for at least 15 years shall not apply to the lease of the Data Center Property located at 2501 S. State Hwy 121 Business Suite 500 (Bldg #5), Lewisville, Texas. The term “Lease” includes all amendments, modification and supplements to any such lease provided such lease, as so amended, modified or supplemented, would continue to satisfy the criteria set forth in the preceding sentence.
“Lease Default”: as defined in Section 4.30(c).
“Leased Property”: a completed and operational Data Center Property that is leased by the Company or a Subsidiary pursuant to a Lease. For the avoidance of doubt, the approximately 17,000 square foot Data Center Property located at 209 West Seventh Street, Cincinnati, Ohio leased by CyrusOne LLC pursuant to the lease agreement dated October 25, 2012 with Cincinnati Bell Telephone Company, LLC shall be considered a Data Center Property owned in fee provided that the balance of the approximately 360,000 square foot Data Center Property located in the building adjacent thereto is owned in fee simple by CyrusOne LLC.
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Lessor”: The applicable owner of the fee interest in an Unencumbered Property that is subject to a Ground Lease, and the applicable landlord or sub-landlord with respect to a Leased Property that is an Unencumbered Property.
“Letter of Credit Agreement”: as defined in Section 3.2(a).
“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Conditionality Representations”: (a) those representations and warranties enumerated in Sections 4.1(a)(i) and (b)(i) (with respect to the Loan Parties), 4.1(c) (but only with respect to this Agreement and the applicable Incremental Amendment), 4.1(d) (but only with respect to this Agreement and the applicable Incremental Amendment), 4.2, 4.9 (but only with respect to no violation of any Requirement of Law), 4.12, 4,17, 4.23 and 4.27 and (b) with respect to any acquisition, those representations and warranties that are made by the target of the applicable acquisition in the acquisition agreement related thereto as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to the obligations of the Borrower or the applicable Subsidiary to close under such acquisition agreement or the Borrower or the applicable Subsidiary has the right to decline to consummate the acquisition as a result of a breach of such representations and warranties in such acquisition agreement.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Notes, the Guarantee Agreement, the Letter of Credit Request, any Subsidiary Borrower Agreement, any Subsidiary Borrower Termination, any Joinder Agreement, any Foreign Subsidiary Joinder Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Company, any other Borrower or the Guarantors in connection with the Loans.
“Loan Party”: each Group Member that is a Borrower or a Guarantor.
“London Funding Office”: the office of the Administrative Agent specified in Section 11.2 as the office for notices with respect to Loans denominated in Acceptable Foreign Currencies or such other office as may be specified from time to time by the Administrative Agent as its foreign currency funding office by written notice to the Company and the Lenders.
“Majority Delayed Draw Lenders”: the holders of more than 50% of the total Available Delayed Draw Term Commitments.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Five-Year Term Loans, the Seven-Year Term Loans, the Revolving Dollar Extensions of Credit or the Revolving Multicurrency Extensions of Credit, as the case may be, outstanding under such Facility (or, (i) in the case of any Revolving Facility, prior to any termination of the Revolving Commitments under such Revolving Facility, the holders of more than 50% of the aggregate Revolving Commitments under such Revolving Facility and (ii) in the case of the Five-Year Term Facility prior to termination of the Delayed Draw Term Commitments (if any), the holders of more than 50% of the sum of the Dollar Equivalent of the aggregate unpaid principal amount of the Five-Year Term Loans then outstanding and the total Available Delayed Draw Term Commitments).
“Majority Revolving Lenders”: at any time, the holders of more than 50% of the sum of (i) the Revolving Dollar Commitments then in effect or, if the Revolving Dollar Commitments have been terminated, the Revolving Dollar Extensions of Credit then outstanding and (ii) the Revolving Multicurrency Commitments then in effect or, if the Revolving Multicurrency Commitments have been terminated, the Revolving Multicurrency Extensions of Credit then outstanding.

“Market Disruption Event”: as defined in Section 2.14(a)(ii).
“Material Acquisition”: any acquisition in a single transaction or series of related transactions, by the Company or any of its Subsidiaries directly, or indirectly through the acquisition of another Subsidiary, of one or more Real Estate assets for a gross purchase price (including non-cash consideration) equal to or in excess of 10% of Gross Asset Value as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are publicly available (determined without giving effect to such acquisition).
“Material Adverse Effect”: a material adverse effect on (a) the business, properties, assets, financial condition or results of operations of REIT, the Company and its Subsidiaries considered as a whole; (b) the ability of the Company, REIT and the Unencumbered Property Subsidiaries that directly or indirectly own assets included in the calculation of the Unencumbered Asset Value, taken as a whole, to perform any of their material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Subsidiary”: any Subsidiary of REIT (a) which is a guarantor of or is otherwise liable with respect to any other Unsecured Indebtedness of the REIT or the Company in excess of $1,000,000, or (b) that owns assets that account for greater than 5% of the Gross Asset Value and is not an Excluded Subsidiary.
“Moody’s”: Moody’s Investor Service, Inc.
“Mortgage Note”: a loan to a Person other than any Borrower, any Guarantor or any of their respective Subsidiaries or Unconsolidated Affiliates originated or purchased by the Company or any Subsidiary of the Company, secured by a first priority mortgage lien on a completed and operational Data Center Property located in the United States.
“Multicurrency L/C Participants”: the collective reference to all the Revolving Multicurrency Lenders other than the Issuing Lender.
“Multicurrency Letter of Credit”: any Letter of Credit issued under the Revolving Multicurrency Facility.
“Multiemployer Plan”: any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.
“Negative Pledge”: as defined in Section 6.17.
“Net Income (or Loss)”: for any Person for any given period, the net income or loss of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP but without giving effect to deductions for non-controlling or minority interests; provided that in calculating Net Income (or Loss) of REIT and its Subsidiaries there shall be excluded (a) the income of any Person that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to REIT or, subject to clauses (b) and (c) below, any other Subsidiary during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Net Income (or Loss)), (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon REIT or any Subsidiary or any law applicable to REIT or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) any amounts referred to in clause (a) above paid to any Subsidiary that is not wholly owned by REIT to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Subsidiary.
“Net Operating Income”: for any Real Estate and for any period, an amount equal (but not less than zero) to the sum of (a) the rents, common area reimbursements, actual cost recoveries and other revenue for such Real Estate determined in accordance with GAAP for such period received in the ordinary course of business from tenants in occupancy minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period determined in accordance with GAAP, including taxes, assessments and other governmental charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses (but without duplication of any amounts deducted pursuant to clause (c)) and minus (c) the greater of (i) the actual property management fee (including expenses for company personnel and security at the Real Estate) paid during such period with respect to such Real Estate and (ii) an imputed management fee in the amount of 3.0% of the gross revenues (less metered power reimbursements) for such Real Estate for such period. Net Operating Income shall exclude (i) all losses and expenses to the extent covered by third-party insurance that has actually been reimbursed or otherwise paid in the applicable period or that the REIT reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor and (ii) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any Real Estate. Net Operating Income of any Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates. Net Operating Income shall be adjusted to remove any impact from straight-line rent leveling adjustments (in excess of 10% of aggregate gross revenue as reported on the REIT’s GAAP operating statement) required under GAAP. With respect to any Unencumbered Controlled Joint Venture Property, only the Controlled Joint Venture Allocable Net Operating Income shall be included in Net Operating Income.
“Non-Defaulting Lender”: at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Excluded Taxes”: as defined in Section 2.17(a).
“Non-Recourse Exclusions”: with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence, bad faith or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from environmental claims or indemnities or from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness, (iv) arise from violations of special purpose covenants, (v) are the result of the failure to pay taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (vi) are the result of unpaid amounts that could result in the creation of a Lien on the Real Estate securing the Non-Recourse Indebtedness, (vii) arise from the filing of a petition under the Bankruptcy Code or seeking relief under other laws relating to insolvency or protection from creditors, (viii) arise from asserting defenses to the Non-Recourse Indebtedness that are without merit or unwarranted, (ix) arise from the forfeiture under any law of the Real Estate securing the Non-Recourse Indebtedness, (x) arise from the incurrence of impermissible liens or the failure to obtain any required consent of the lender of the Non-

Recourse Indebtedness to any other debt or voluntary lien encumbering the Real Estate securing the Non-Recourse Indebtedness or (xi) arise from impermissible transfers or dispositions.
“Non-Recourse Indebtedness”: with respect to a Person, Indebtedness in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided such contractual limitation to specific assets may include Non-Recourse Exclusions; and provided further that any claims with respect to such contractual limitations shall not be Non-Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of the Company that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (or an owner of an interest in any Subsidiary Guarantor or Unencumbered Property Subsidiary) or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Company, any Guarantor or any Unencumbered Property Subsidiary and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).
“Non-Specified Jurisdictions”: any jurisdiction other than the Specified Jurisdictions and the United States (or any subpart thereof).
“Non-U.S. Lender”: as defined in Section 2.17(d).
“Notes”: the collective reference to any promissory note evidencing Loans, which promissory notes shall be in the form of Exhibit J-1 or J-2, as applicable (or in such other form as the Administrative Agent and the Company may approve from time to time).
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.
“Off-Balance Sheet Obligations”: liabilities and obligations of the Company, any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which the REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore).
“Original Revolving Termination Date”: March 29, 2022.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant”: as defined in Section 11.6(c).
“Participant Register”: as defined in Section 11.6(c)(i).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Lien”: Liens permitted by Section 7.2.
“Permitted Non-Guarantor Subsidiary”: an Unencumbered Property Subsidiary that is not a Guarantor and that (a) has no outstanding Indebtedness for borrowed money and (b) has not guaranteed Indebtedness for borrowed money of any other Person (nor is there Indebtedness for borrowed money of any other Person that has recourse to such Subsidiary); provided that such Unencumbered Property Subsidiary may be liable with respect to (w) Capitalized Lease Obligations existing as of the Closing Date and described on Schedule 6.17, (x) Capitalized Lease Obligations which exist at the time such Unencumbered Property Subsidiary is acquired by the Company and which Capitalized Lease Obligations were not entered into in anticipation of such acquisition by the Company, (y) other Capitalized Lease Obligations not exceeding $10,000,000.00 in the aggregate at any time outstanding and (z) purchase money Indebtedness with respect to equipment used at an Unencumbered Property of up to $10,000,000.00 in the aggregate at any time outstanding.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan Assets”: assets of any benefit plan investor within the meaning of the Plan Asset Regulations.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Preferred Distributions”: for any period and without duplication, all Distributions paid during such period on Preferred Securities issued by the REIT or a Subsidiary of REIT. Preferred Distributions shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests; (b) to REIT or a Subsidiary of REIT; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Securities”: with respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
“Pricing Level”: such term shall have the meaning established within the definition of Applicable Margin.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in consultation with the Company) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in consultation with the Company). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis”: such term means, for purposes of determining compliance with any provision of this Agreement, that any Pro Forma Transaction shall be deemed to have occurred as of the first day of the most recently completed fiscal quarter preceding the date such determination is being made with respect to which the Administrative Agent has received financial statements pursuant to Section 6.4(a) or (b), as applicable (such period, the “Measuring Period”). As used herein, “Pro Forma Transaction” means (a) any incurrence or assumption of Indebtedness, (b) any removal of a property from the list of Unencumbered Properties or any direct or indirect disposition of any Person or property (including through a merger, dissolution, liquidation or consolidation thereof), or (c) the making of any Investment or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into), in each case, occurring during the period commencing on the first day of the Measuring Period and ending on and including (x) in the case of any determination of compliance with the financial covenants set forth in Section 8 pursuant to Section 8, the last day of the applicable fiscal quarter and (y) in the case of any other determination (including any determination of any of the financial covenants set forth in Section 8 pursuant to any other Section of this Credit Agreement) the relevant date in connection with which such determination is being made. Upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable:
(i)    any Indebtedness (x) incurred in any Pro Forma Transaction shall be included and deemed to have been incurred as of the first day of the applicable Measuring Period, and (y) retired or repaid in connection with any Pro Forma Transaction shall be excluded and deemed to have been retired as of the first day of such Measuring Period;
(ii)    income statement items (whether positive or negative) attributable to (x) any Person or property directly or indirectly disposed of or removed in connection with any Pro

Forma Transaction shall be excluded and (y) any Person or property being acquired in connection with any Pro Forma Transaction shall be included as of the first day of such Measuring Period;
(iii)    Gross Asset Value and Unencumbered Asset Value shall (x) exclude the portion of Gross Asset Value and Unencumbered Asset Value, as applicable, attributable to any Person or property directly or indirectly disposed of or removed in connection with any Pro Forma Transaction and (y) include, as of the first day of such Measuring Period, the acquisition price of any Person or property acquired in connection with any Pro Forma Transaction; and
(iv)    Unencumbered Net Operating Income shall (x) exclude the portion of Unencumbered Net Operating Income attributable to any Unencumbered Property directly or indirectly disposed of or removed in connection with any Pro Forma Transaction, and (y) include, as of the first day of such Measuring Period, the acquisition price of any property acquired in connection with any Pro Forma Transaction (to the extent such property is, or will be upon the acquisition thereof, an Unencumbered Property).
“Projections”: as defined in Section 4.15.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Pounds” or “£”: the lawful currency of the United Kingdom.
“Quotation Day”: with respect to (a) any Eurodollar Loan denominated in Euro for any Interest Period, two TARGET Days prior to the commencement of such Interest Period, (b) any Eurodollar Loan denominated in Pounds, Canadian Dollars or Australian Dollars for any Interest Period, the first day of such Interest Period and (c) any Eurodollar Loan denominated in Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen or Swiss Francs for any Interest Period, two business days prior to the commencement of such Interest Period.
“Rating Agencies”: S&P, Moody’s and any substitute rating agency appointed by the Company and the Administrative Agent pursuant to the definition of “Credit Rating”, collectively, and Rating Agency means either S&P, Moody’s or such substitute rating agency.
“Real Estate”: all real property or facilities (and all fixtures, improvements, appurtenances and related assets thereon or therein) at any time owned or leased (as lessee or sublessee) by the REIT, the Company or any of their respective Subsidiaries, including, without limitation, the Unencumbered Properties and any Data Center Property.
“Recipient”: the Administrative Agent and any Lender.
“Recourse Indebtedness”: as of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness.
“Register”: as defined in Section 11.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reimbursement Percentage”: as defined in Section 3.5.
“REIT”: CyrusOne Inc., a Maryland corporation.
“REIT Status”: with respect to a Person, its status and qualification to be taxed as a real estate investment trust as defined in Section 856(a) of the Code.
“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release”: as defined in Section 4.18(c)(iii).
“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Revolving Dollar Commitments then in effect or, if the Revolving Dollar Commitments have been terminated, the Revolving Dollar Extensions of Credit then outstanding and (iii) the Revolving Multicurrency Commitments then in effect or, if the Revolving Multicurrency Commitments have been terminated, the Revolving Multicurrency Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Revolving Commitment Fees”: as defined in Section 2.6(b).
“Revolving Commitment Increase”: as defined in Section 2.4.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Commitments”: each of the Revolving Dollar Commitments and the Revolving Multicurrency Commitments.
“Revolving Dollar Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Dollar Loans and participate in Dollar Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Dollar Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Revolving Dollar Commitments is $950,000,000.
“Revolving Dollar Extensions of Credit”: as to any Revolving Dollar Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Dollar Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding under the Revolving Dollar Facility.
“Revolving Dollar Lender”: each Lender that has a Revolving Dollar Commitment or that holds Revolving Dollar Loans.
“Revolving Dollar Loans”: as defined in Section 2.4(a)(i).

“Revolving Extensions of Credit”: the Revolving Dollar Extensions of Credit or the Revolving Multicurrency Extensions of Credit, as applicable.
“Revolving Facilities”: each of the Revolving Dollar Facility and the Revolving Multicurrency Facility.
“Revolving Foreign Currency Loans”: Revolving Loans denominated in Acceptable Revolving Foreign Currencies.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: each of the Revolving Dollar Loans and the Revolving Multicurrency Loans.
“Revolving Multicurrency Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Multicurrency Loans and participate in Multicurrency Letters of Credit in an aggregate principal and/or face amount such that the Dollar Equivalent thereof does not exceed the amount set forth under the heading “Revolving Multicurrency Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Revolving Multicurrency Commitments is $750,000,000.
“Revolving Multicurrency Extensions of Credit”: as to any Revolving Multicurrency Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Multicurrency Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding under the Revolving Multicurrency Facility.
“Revolving Multicurrency Lender”: each Lender that has a Revolving Multicurrency Commitment or that holds Revolving Multicurrency Loans.
“Revolving Multicurrency Loans”: as defined in Section 2.4(a)(ii).
“Revolving Percentage”: as to any Revolving Lender at any time and in respect of any Revolving Facility, the percentage which such Lender’s Revolving Commitment of such Revolving Facility then constitutes of the aggregate Revolving Commitments under such Revolving Facility or, at any time after the Revolving Commitments in respect of such Revolving Facility shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding under such Revolving Facility constitutes of the aggregate principal amount of the Revolving Loans then outstanding under such Revolving Facility, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the aggregate Revolving Extensions of Credit under such Revolving Facility, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit under such Revolving Facility shall be held by the Revolving Lenders under such Revolving Facility on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.21, the Revolving Lenders’ Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined terms “Revolving Dollar Extensions of Credit”, “Revolving Multicurrency Extensions of Credit” and “Revolving Extensions of Credit” (other than as used in Section 2.21(d), the defined term “L/C Obligations” (for purposes of Section 3.10), Section 2.4(a), Section 3.4(a) and Section 3.5, the Revolving Lenders’ Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(d).

“Revolving Termination Date”: the Original Revolving Termination Date, as such date may be extended pursuant to Section 2.4(c).
“S&P”: S&P Global Inc.
“Sale Repurchase Asset”: any real property asset that is the subject of a Sale Repurchase Lease Transaction.
“Sale Repurchase Lease Transaction”: any transaction pursuant to which a Combined Entity conveys record title to a real property asset to a governmental entity and then leases such asset back from the governmental entity where (i) such Combined Entity can repurchase the conveyed asset at any time for nominal consideration; (ii) no Indebtedness is incurred by any Combined Entity under GAAP; provided that, if the structure of any such transaction requires the issuance of bonds by the applicable governmental entity, such bonds are purchased by a Combined Entity as consideration for the applicable real property transfer and the amounts receivable by a Combined Entity on such bonds approximately equals the rent payable under the applicable Lease; (iii) no net payments in excess of $1,000,000 in the aggregate for any given fiscal year are required to be made to any third party as a result of such transaction and the corresponding Sale Repurchase Lease Transaction Documents (other than real property taxes and customary closing costs and fees); and (iv) such transaction, however structured, is on terms customary for similar transactions in the applicable jurisdiction.
“Sale Repurchase Lease Transaction Documents”: leases, indentures and such other documents that are customarily required for a transaction of that type and that satisfy the requirements of the definition of Sale Repurchase Lease Transaction.
“Sanctions Laws and Regulations”: any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC or any successor to OFAC carrying out functions similar to the foregoing, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“SEC”: the Securities and Exchange Commission or any successor thereto.
“Secured Recourse Indebtedness”: as of any date of determination, any Consolidated Secured Indebtedness which is recourse to REIT or any of its Subsidiaries. Secured Recourse Indebtedness shall not include any Unsecured Indebtedness or Non-Recourse Indebtedness.
“Securities Act”: the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Senior Managing Agents”: as defined in the preamble hereto.
“Senior Notes”: the Company’s 5.000% Senior Notes Due 2024 in the aggregate principal amount of up to $500,000,000 and 5.375% Senior Notes due 2027 in the aggregate principal amount of up to $300,000,000, issued by the Company under the Senior Notes Documents from time to time, and the Indebtedness represented thereby, including Senior Notes into which such notes may be exchanged in accordance with the provisions of the Senior Notes Documents.
“Senior Notes Documents”: each of the Senior Notes Indentures and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof, in each case as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time.

“Senior Notes Indenture”: each of (i) that certain Indenture dated as of March 17, 2017 among the Company and CyrusOne Finance Corp., as Issuers, the guarantors a party thereto, Wells Fargo Bank, N.A., as Trustee relating to the issuance by the Company of the 5.000% Senior Notes due 2024 and (ii) that certain Indenture dated as of March 17, 2017 among the Company and CyrusOne Finance Corp., as Issuers, the guarantors a party thereto, Wells Fargo Bank, N.A., as Trustee relating to the issuance by the Company of the 5.375% Senior Notes due 2027.
“Seven-Year Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Seven-Year Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Seven-Year Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Seven-Year Term Commitments is $300,000,000.
“Seven-Year Term Facility”: as defined in the definition of “Facility”.
“Seven-Year Term Lender”: each Lender that has a Seven-Year Term Commitment or that holds a Seven-Year Term Loan.
“Seven-Year Term Loan”: as defined in Section 2.1(a)(iii).
“Seven-Year Term Loan Maturity Date”: March 28, 2025.
“Seven-Year Term Percentage”: as to any Seven-Year Term Lender at any time, the percentage which such Lender’s Seven-Year Term Commitment then constitutes of the aggregate Seven-Year Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Seven-Year Term Loans then outstanding constitutes of the aggregate principal amount of the Seven-Year Term Loans then outstanding).
“Singapore Dollars” or “S$”: the lawful currency of Singapore.
“Specified Jurisdictions”: each of Canada, the United Kingdom, Ireland, France, Spain, Italy, Germany, Netherlands, Belgium, Switzerland, Luxembourg, Australia, New Zealand, Japan, Singapore, Hong Kong, Hungary, the Czech Republic, Poland, Sweden, Finland, Norway and such other jurisdictions as may be approved by the Required Lenders.
“Specified Time”: with respect to (a) any Eurodollar Loan denominated in Euro, 11:00 A.M. Brussels time, (b) any Eurodollar Loan denominated in Canadian Dollars, 10:00 A.M. Toronto time, (c) any Eurodollar Loan denominated in Australian Dollars, 11:00 A.M. Sydney, Australia time, (d) any Eurodollar Loan denominated in Hong Kong Dollars, 11:00 A.M. Hong Kong time, (e) any Eurodollar Loan denominated in Singapore Dollars, 12:00 P.M. London time, and (f) any Eurodollar Loan denominated in Dollars, Pounds, Japanese Yen or Swiss Francs, 11:00 A.M. London time.
“Stabilized Property”: any Data Center Property that has been finally completed and is not a Development Property or is deemed a Stabilized Property in accordance with the definition of “Development Property”. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.
“State”: (a) Any state of the United States of America and (b) the District of Columbia.
“Subsidiary”: as to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. For the avoidance of doubt, a Controlled Joint Venture that owns or leases an Unencumbered Property shall be deemed to be a Subsidiary of the Company.
“Subsidiary Borrower”: any Subsidiary that becomes a Subsidiary Borrower in accordance with Section 2.23, other than any Subsidiary that has ceased to be a Subsidiary Borrower as provided in Section 2.23.
“Subsidiary Borrower Agreement”: a Subsidiary Borrower Agreement substantially in the form of Exhibit H-1.
“Subsidiary Borrower Termination”: a Subsidiary Borrower Termination substantially in the form of Exhibit H-2.
“Subsidiary Guarantor”: each Party to the Guarantee Agreement as of the date of this Agreement (other than REIT, General Partner and the Company), and any Additional Subsidiary Guarantor.
“Swiss Francs” or “SFr”: the lawful currency of Switzerland.
“Syndication Agent”: as defined in the preamble hereto.
“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxable REIT Subsidiary”: any Subsidiary of the Company that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or a Subsidiary of such Taxable REIT Subsidiary.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facilities”: the Five-Year Term Facility and the Seven-Year Term Facility.
“Term Lender”: each of the Five-Year Term Lenders and the Seven-Year Term Lenders.
“Term Loan”: each of the Five-Year Term Loans and the Seven-Year Term Loans.
“Termination Date”: the date on which (a) the Commitments shall have been terminated or expired, (b) the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification or expense reimbursement claims and similar contingent obligations for which no claim has been made or asserted) shall have been paid in full in cash and (c) any Obligations in respect of Letters of Credit or consisting of indemnification obligations for which a claim has been made or asserted have been cash collateralized as provided herein or otherwise satisfied in a manner reasonably acceptable to the Administrative Agent

(including by delivery of a standby letter of credit reasonably acceptable to the Administrative Agent in the amount of required cash collateral).
“Threshold Amount”: $50,000,000.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Dollar Extensions of Credit and the Revolving Multicurrency Extensions of Credit outstanding at such time.
“Transactions”: the execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit under the Loan Documents.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“Unconsolidated Affiliate”: in respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, (b) which is not a Subsidiary of such first Person, and (c) which is an Affiliate of such first Person; provided that Unconsolidated Affiliates shall exclude all Excluded Unconsolidated Affiliates.
“Unencumbered Asset Value”: on a Consolidated basis for the Company and the Unencumbered Property Subsidiaries (or all of the Company’s Subsidiaries as applicable under clause (d)), Unencumbered Asset Value shall mean the sum of (without duplication with respect to any Unencumbered Property):
(a)    the Capitalized Value of any Unencumbered Property owned by the Company or an Unencumbered Property Subsidiary (including any Leased Property or property leased under a Ground Lease) for the prior four consecutive fiscal quarters most recently ended which is a Stabilized Property; plus
(b)    the book value determined in accordance with GAAP of all Unencumbered Properties acquired by the Company or any Unencumbered Property Subsidiary (including any Leased Property or property leased under a Ground Lease) during the four consecutive fiscal quarters most recently ended; provided that the Company shall have the right to make an irrevocable election to value such property at its Capitalized Value after the Company has owned or leased such property for at least one calendar quarter; plus
(c)    the book value determined in accordance with GAAP of all Land Assets and Development Properties that are Unencumbered Properties owned by the Company or any Unencumbered Property Subsidiary (including any property leased under a Ground Lease); and
(d)    the aggregate amount of all Unrestricted Cash and Cash Equivalents of (i) the Company, the Subsidiary Guarantors and each Unencumbered Property Subsidiary and (ii) up to $5,000,000 in the aggregate in Unrestricted Cash and Cash Equivalents of any other Subsidiaries, in each case as of the date of determination determined in accordance with GAAP. For the avoidance of doubt, Ancillary Office shall not be included in the determination of Unencumbered Asset Value.

Unencumbered Asset Value may be adjusted as provided in Section 6.17. Without limiting or affecting any other provision hereof, Unencumbered Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. For purposes of this definition, to the extent that Unencumbered Asset Value (i) attributable to Leased Properties would exceed 25% of the Unencumbered Asset Value, (ii) attributable to Development Properties would exceed 15% of the Unencumbered Asset Value, (iii) attributable to Unencumbered Properties located in Specified Jurisdictions would exceed 50% of the Unencumbered Asset Value, (iv) attributable to Unencumbered Properties which are on Ground Leases would exceed 35% of the Unencumbered Asset Value, (v) attributable to Leased Properties, Land Assets and properties owned or leased by Controlled Joint Ventures would exceed 40% of the Unencumbered Asset Value, and (vi) attributable to properties owned or leased by subsidiaries of the REIT or Controlled Joint Ventures, in each case, that are Permitted Non-Guarantor Subsidiaries would exceed 25% of the Unencumbered Asset Value, then in each case such excess shall be excluded from the calculation of Unencumbered Asset Value; provided that in the event Borrower receives an Investment Grade Rating, the limitation on the amount of Unencumbered Asset Value attributable to Unencumbered Properties located in Specified Jurisdictions set forth in clause (iii) shall cease to apply and be of no further force or effect. The Borrower may not include in the calculation of Unencumbered Asset Value (1) any Unencumbered Asset Value attributable to Unencumbered Properties located in Non-Specified Jurisdictions; provided that in the event Borrower receives an Investment Grade Rating, (x) the foregoing limitation shall cease to apply and be of no further force or effect, and (y) the Borrower may include Unencumbered Asset Value attributable to Unencumbered Properties located in Non-Specified Jurisdictions, provided that if such amount would exceed 20% of the Unencumbered Asset Value, then such excess shall be excluded from the calculation of Unencumbered Asset Value and (2) any Unencumbered Asset Value attributable to Subsidiaries that are not Guarantors unless such Subsidiaries are Permitted Non-Guarantor Subsidiaries (and the Unencumbered Asset Value attributable to Permitted Non-Guarantor Subsidiaries shall be subject to the limitation set forth in clause (vi) above). With respect to any Unencumbered Controlled Joint Venture Property, only the Controlled Joint Venture Value shall be included in determining Unencumbered Asset Value.
“Unencumbered Controlled Joint Venture Property”: any Eligible Real Estate included in the determination of Unencumbered Asset Value that is owned or leased by a Controlled Joint Venture.
“Unencumbered Net Operating Income”: for any period of determination, Net Operating Income from Unencumbered Properties; provided, however, that if the Net Operating Income (i) attributable to Leased Properties would exceed 25% of the aggregate Unencumbered Net Operating Income, (ii) attributable to Development Properties would exceed 15% of the aggregate Unencumbered Net Operating Income, (iii) attributable to Unencumbered Properties located in Specified Jurisdictions would exceed 50% of the aggregate Unencumbered Net Operating Income, (iv) attributable to Unencumbered Properties which are on Ground Leases would exceed 35% of the aggregate Unencumbered Net Operating Income, (v) attributable to Leased Properties, Land Assets and properties owned or leased by Controlled Joint Ventures would exceed 40% of the Unencumbered Net Operating Income, and (vi) attributable to properties owned or leased by subsidiaries of the REIT or Controlled Joint Ventures, in each case, that are Permitted Non-Guarantor Subsidiaries would exceed 25% of the Unencumbered Net Operating Income, then in each case such excess shall be excluded from the calculation of Unencumbered Net Operating Income; provided that from and after the Investment Grade Rating Trigger Date, the limitation on the amount of Unencumbered Net Operating Income attributable to Unencumbered Properties located in Specified Jurisdictions set forth in clause (iii) shall cease to apply and be of no further force or effect. The Company may not include in the calculation of Unencumbered Net Operating Income (1) any Unencumbered Net Operating Income attributable to Unencumbered Properties located in Non-Specified Jurisdictions; provided that from and after the Investment Grade Rating Trigger Date, (x) the foregoing limitation shall cease to apply and be of no further force or effect, and (y) the Company may include Unencumbered Net Operating Income attributable to Unencumbered Properties located in Non-Specified Jurisdictions, provided that if such amount would exceed 20% of the Unencumbered Net Operating Income, then such excess shall be excluded from the calculation of Unencumbered Net Operating Income and (2) any Unencumbered Net Operating Income attributable to Subsidiaries that are not Guarantors unless such Subsidiaries are Permitted Non-Guarantor Subsidiaries (and the Unencumbered Net Operating Income attributable to Permitted Non-Guarantor Subsidiaries shall be subject to the limitation set forth in clause (vi) above).
“Unencumbered Property” Unencumbered Property shall mean any Eligible Real Estate which satisfies all conditions set forth in Section 6.17. An Unencumbered Controlled Joint Venture Property may be an Unencumbered Property subject to the terms thereof. The initial properties designated by the Company as the Unencumbered Properties are described on Schedule 1.2 hereto. Notwithstanding the foregoing, any Real Estate not meeting the conditions set forth in Section 6.17 which is owned or leased by the Company or an Unencumbered Property Subsidiary may become an Unencumbered Property if approved by the Required Lenders in their reasonable discretion.
“Unencumbered Property Debt Yield”: the quotient of (a) Unencumbered Net Operating Income from Unencumbered Properties included in the calculation of Unencumbered Asset Value for the most recent fiscal quarter, annualized, divided by (b) Consolidated Total Adjusted Unsecured Indebtedness, expressed as a percentage.
“Unencumbered Property Subsidiary”: a Wholly Owned Subsidiary of the Company or Controlled Joint Venture that directly owns or leases an Unencumbered Property.
“United States”: the United States of America.
“Unrestricted Cash and Cash Equivalents”: as to any Person as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not “restricted” on the balance sheet of such Person.
“Unsecured Indebtedness”: Indebtedness of a Person outstanding at any time which is not Consolidated Secured Indebtedness.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a)    the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b)    the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares or similar third party share agreements required by law) are owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2.    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(a)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, and (vi) references to laws, rules or regulations herein shall, unless otherwise specified, be deemed to refer to such law, rule or regulation as amended, supplemented, restated or otherwise modified from time to time.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant hereunder, all financial ratios and tests (including Indebtedness, Consolidated EBITDA, Gross Asset Value, Unencumbered Asset Value, Unencumbered Net Operating Income and, in each case, any financial calculations or components required to be made or included therein) shall be calculated on a Pro Forma Basis for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.4 prior to the relevant date of determination.
(c)    For so long as, with respect to any Sale Repurchase Asset, the Sale Repurchase Lease Transaction Documents related thereto are not amended or modified in a way that would (i) adversely affect the ability of any Combined Party to repurchase such Sale Repurchase Asset for nominal consideration or (ii) cause the related Sale Repurchase Lease Transaction to no longer meet the terms of the definition of “Sale Repurchase Lease Transaction”, the Lenders agree that such property shall be treated as being owned in fee (despite that the ownership interest is a leasehold interest) by the applicable Combined Parties for all purposes under this Agreement;

provided, however, that, in any calculations under this Agreement related to a Sale Repurchase Asset owned by a Combined Party that is not a Wholly Owned Subsidiary of the Company (a “Non-Wholly Owned Entity”), such calculations shall only give credit for the pro rata share (based upon the percentage of equity owned by the Company or any of its Wholly Owned Subsidiaries in such Non-Wholly Owned Entity) of such Sale Repurchase asset owned by such Non-Wholly Owned Entity.
(d)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
1.3.    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1.    Term Commitments. (a) (i) Subject to the terms and conditions hereof, each Five-Year Term Lender severally agrees to make five-year term loans (each, a “Five-Year Term Loan”) to the Company in Dollars on the Closing Date in an aggregate amount such that the Five-Year Term Loans of such Lender do not exceed the Five-Year Term Commitment of such Lender.
(i)    Subject to the terms and conditions hereof, each Five-Year Term Lender severally agrees to make additional Five-Year Term Loans (each a “Delayed Draw Term Loan”) to the Company in Dollars or Acceptable Delayed Draw Foreign Currencies from time to time during the Delayed Draw Availability Period in an aggregate principal amount such that the Dollar Equivalent thereof does not exceed the amount of such Lender’s Delayed Draw Term Commitment.
(ii)    Subject to the terms and conditions hereof, each Seven-Year Term Lender severally agrees to make a seven-year term loan (each, a “Seven-Year Term Loan”) to the Company in Dollars on the Closing Date in an aggregate amount such that the principal amount thereof does not exceed the amount of the Seven-Year Term Commitment of such Lender.
(iii)    The Term Loans denominated in Dollars may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. The Term Loans denominated in Acceptable Foreign Currencies shall be Eurodollar Loans. Each Term Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(b)    (1) The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent, request one or more additional tranches of Term Loans (which may be in the form of additional Five-Year Term Loans or Seven-Year Term Loans or in the form of one or more new tranches with differing maturities) (the “Incremental Term Loans” and such borrowing, an “Incremental Extension of Credit”); provided that (i) after giving effect to the making of any Incremental Term Loans and any Revolving Commitment Increases incurred substantially simultaneously therewith, the sum of (x) the aggregate principal amount of outstanding Term Loans, (y) the Total Revolving Extensions of Credit and (c) outstanding and undrawn Commitments, does not exceed $4,000,000,000 and (ii) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. The Dollar Equivalent of each Incremental Extension of Credit shall be in an aggregate principal amount that is not less than $25,000,000 or such lower amount if such amount represents all remaining availability under the limit set in this Section 2.1(b). The Incremental Term Loans shall rank pari passu in right of payment with the Term Loans. The Incremental Term Loans (i) shall not mature earlier than the Five-Year Term Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Five-Year Term Loans, (ii) the Incremental Term Loans shall not have mandatory prepayment provisions that are different than those applicable to the Five-Year Term Loans or Seven-Year Term Loans (other than any such mandatory prepayment provisions that are applicable only after the Five-Year Term Loan Maturity Date or Seven-Year Term Loan Maturity Date, as applicable) and (iii) except as set forth above and below, shall be treated substantially the same as the Term Loans (in each case, including with respect to voluntary prepayments); provided that (x) (subject to clause (i) above) the interest rates, fees, amortization schedule and maturity applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof and (y) to the extent such terms applicable to the Incremental Term Loans are not consistent with the then existing Term Loans (except as permitted by the immediately preceding clause (x)) such terms shall be mutually agreed to by the Company and the Administrative Agent.
(i)    Each notice from the Company pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Term Commitment, an “Increasing Term Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Term Lender”); provided that (i) each Augmenting Term Lender shall be subject to the approval of the Company and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Term Lender, the Company, the Administrative Agent and such Increasing Term Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Term Lender, the Company and such Augmenting Term Lender execute an agreement substantially in the form of Exhibit G hereto. For the avoidance of doubt, no existing Lender will be required to provide any Incremental Term Loans and the Company shall have no obligation to offer any existing Lender the opportunity to provide any commitment for any Incremental Term Loans.
(ii)    Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Lender agreeing to provide such Commitment, if any, each Increasing Term Lender, if any, each Augmenting Term Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section The making of any loans pursuant to any Incremental Amendment shall not be effective unless on the date thereof (each, an “Incremental Facility Closing Date”), after giving effect to such Incremental Extension of Credit (i) the conditions set forth in Section 5.2 are satisfied (or, with respect to Incremental Term Loans used to finance an acquisition or investment (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) or to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, as of the date of consummation of such acquisition or refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness, (x) the Limited Conditionality Representations are true and correct in all material respects (unless such representation relates solely to an earlier date, in which case such representation shall be true and correct as of such date) and (y) no Event of Default under Section 9.1(a), (b), (h), (i) or (j) shall have occurred and be continuing), (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date under Section 5.1(e) as to the corporate power and authority of the Company to borrow hereunder after giving effect to such increase, (iii) the Administrative Agent shall have received an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of the Incremental Amendment and such other opinions as the Administrative Agent may reasonably request and (iv) such other conditions as the Company and the Lender(s) of Incremental Term Loans may agree. The Company will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.
2.2.    Procedure for Term Loan Borrowing. (a) With respect to any borrowing of Term Loans on the Closing Date, the Company shall give the Administrative Agent irrevocable notice by telephone (which telephonic notice shall be confirmed promptly by hand delivery, telecopy or electronic notice), hand delivery, telecopy or electronic notice (which notice must be received by the Administrative Agent prior to (x) prior to 10:00 A.M., New York City time one Business Day prior to the anticipated Closing Date in respect of ABR Loans and (y) 10:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date in respect of Eurocurrency Loans requesting that the Term Lenders make the Term Loans on the Closing Date and specifying, with respect to each Facility, (i) the amount and currency of Term Loans to be borrowed, (ii) the respective lengths of the initial Interest Period therefor and (iii) the applicable account of the Company to which such funds shall be credited or disbursed. The Term Loans made on the Closing Date shall initially be Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Company by the Administrative Agent crediting or disbursing the aggregate of the amounts made available to the Administrative Agent by the Term Lenders, and in like funds as received by the Administrative Agent, to the account set forth by the Company in the applicable borrowing notice.
(a)    With respect to any borrowing of Delayed Draw Term Loans, the Company may borrow under the Delayed Draw Term Commitments during the Delayed Draw Availability Period on any Business Day, provided that (x) the Company shall give the Administrative Agent irrevocable notice by telephone (which telephonic notice shall be confirmed promptly by hand delivery, telecopy or electronic notice), hand delivery, telecopy or electronic notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Dollars, (b) prior to 12:00 Noon, London time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in an Acceptable Delayed Draw Foreign Currency, or (c) prior to 10:00 A.M., New York City time on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount, Type and currency of Delayed Draw Term Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the applicable account of the Company to which such funds shall be credited or disbursed and (y) no more than three borrowings of Delayed Draw Term Loans may be made during the Delayed Draw Availability Period (it being understood that borrowings of Delayed Draw Term Loans in multiple currencies on the same Business Day shall be considered one borrowing). Each borrowing of Delayed Draw Term Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or an integral multiple of $250,000 in excess thereof (or, if the then aggregate Delayed Draw Term Commitments are less than $1,000,000, such lesser amount), (y) in the case of Eurodollar Loans denominated in Dollars, $1,000,000 or an integral multiple of $250,000 in excess thereof and (z) in the case of Eurodollar Loans denominated in an Acceptable Delayed Draw Foreign Currency, the minimum amount (and integral multiples in excess thereof) specified on the Administrative Schedule in respect of such currency. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Five-Year Term Lender thereof. Each Five-Year Term Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at (i) with respect to Delayed Draw Term Loans denominated in Dollars, the Funding Office prior to 2:00 P.M., New York City time, and (ii) with respect to Delayed Draw Term Loans denominated in Acceptable Delayed Draw Foreign Currencies, the London Funding Office prior to 12:00 Noon, London time, in each case on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting or disbursing the aggregate of the amounts made available to the Administrative Agent by the Five-Year Term Lenders, and in like funds as received by the Administrative Agent, to the account set forth by the Company in the applicable borrowing notice.
2.3.    Repayment of Term Loans. (a) The Five-Year Term Loans of each Lender shall be due and payable on the Five-Year Term Loan Maturity Date.
(a)    The Seven-Year Term Loans of each Lender shall be due and payable on the Seven-Year Term Loan Maturity Date.
2.4.    Revolving Commitments. (a) (i) Subject to the terms and conditions hereof, each Revolving Dollar Lender severally agrees to make revolving credit loans (“Revolving Dollar Loans”) to the Borrowers in Dollars from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of L/C Obligations then outstanding under the Revolving Dollar Facility, does not exceed the amount of such Lender’s Revolving Dollar Commitment.
(i)    Subject to the terms and conditions hereof, each Revolving Multicurrency Lender severally agrees to make revolving credit loans (“Revolving Multicurrency Loans”) to the Borrowers in Dollars or Acceptable Revolving Foreign Currencies from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which, when added to such Lender’s Revolving Percentage of the Dollar Equivalent of L/C Obligations then outstanding under the Revolving Multicurrency Facility, does not exceed the amount of such Lender’s Revolving Multicurrency Commitment.
(ii)    During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans denominated in Dollars may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10. The Revolving Foreign Currency Loans shall be Eurodollar Loans. Each Revolving Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)    The Company may from time to time elect to increase the Revolving Dollar Commitments or the Revolving Multicurrency Commitments (a “Revolving Commitment Increase”) in a minimum amount of $25,000,000 or such lower amount if such amount represents all remaining availability under the limit set in this Section 2.4(b) so long as, after giving effect thereto and any Incremental Extensions of Credit incurred substantially simultaneously therewith, the sum of (x) the aggregate principal amount of outstanding Term Loans, (y) the Total Revolving Extensions of Credit and (c) the outstanding and undrawn Commitments, does not exceed $4,000,000,000. The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Revolving Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Revolving Lender”), to increase their existing Revolving Commitments, or extend Revolving Commitments, as the case may be, provided that (i) each Augmenting Revolving Lender, shall be subject to the approval of the Company and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Revolving Lender, the Borrowers and such Increasing Revolving Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Revolving Lender, the Borrowers and such Augmenting Revolving Lender execute an agreement substantially in the form of Exhibit G hereto. Increases and new Revolving Commitments created pursuant to this clause shall become effective on the date agreed by the Company, the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and the relevant Increasing Revolving Lenders or Augmenting Revolving Lenders and the Administrative Agent shall notify each Revolving Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 5.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company, (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date under Section 5.1(e) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase, (iii) the Administrative Agent shall have received an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of the Incremental Amendment and such other opinions as the Administrative Agent may reasonably request and (iv) such other conditions as the Company and the Lender(s) of Revolving Commitment Increases may agree. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Revolving Lender and Augmenting Revolving Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Revolving Lenders under the applicable Facility, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Lenders, the portion of the outstanding Revolving Loans under the applicable Facility of each Revolving Lender under such Facility equal its Revolving Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans under the applicable Facility as of the date of any increase in the Revolving Commitments in respect of such Facility (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company in accordance with the requirements of Section 2.5). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.18 if the deemed payment occurs other than on the last day of the related Interest Periods. For the avoidance of doubt, no existing Lender will be required to provide any

Revolving Commitment Increase and the Company shall have no obligation to offer any existing Lender the opportunity to provide any commitment for any Revolving Commitment Increase.
(c)    The Company shall have the one-time right and option to extend the Revolving Termination Date to March 29, 2023, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Termination Date:
(i)    The Company shall have delivered written notice of such request (the “Extension Request”) to the Administrative Agent not earlier than the date that is 120 days prior to the Original Revolving Termination Date and not later than the date that is 30 days prior to the Original Revolving Termination Date. Any such Extension Request shall be irrevocable and binding on the Company and the other Borrowers.
(ii)    The Company shall pay to the Administrative Agent for the pro rata accounts of the Revolving Lenders in accordance with their respective Revolving Commitments an extension fee in an amount equal to 0.10% of the Revolving Commitments outstanding on the Original Revolving Termination Date, which fee shall, when paid, be fully earned and non-refundable under any circumstances.
(iii)    On the date the Extension Request is given and on the Original Revolving Termination Date, no Default or Event of Default shall have occurred and be continuing.
(iv)    Each of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties shall be true and correct in all respects) on and as of the date the Extension Request is given and on and as of the Original Revolving Termination Date, in each case as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation shall be true and correct as of such date.
(d)    The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.
2.5.    Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower requesting such Loans shall give the Administrative Agent irrevocable notice by telephone (which telephonic notice shall be confirmed promptly by hand delivery, telecopy or electronic notice), hand delivery, telecopy or electronic notice (which notice must be received by the Administrative Agent (a) in the case of Eurodollar Loans denominated in Dollars, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, (b) in the case of Eurodollar Loans denominated in Acceptable Revolving Foreign Currencies (other than Australian Dollars, Hong Kong Dollars and Singapore Dollars), prior to 12:00 Noon, London time, three Business Days prior to the requested Borrowing Date, (c) in the case of Eurodollar Loans denominated in Australian Dollars, Hong Kong Dollars or Singapore Dollars, prior to 12:00 Noon, London time, four Business Days prior to the requested Borrowing Date, or (d) in the case of ABR Loans, prior to 10:00 A.M., New York City time, on the requested Borrowing Date, specifying (i) the amount, Type and currency of Revolving Loans to be borrowed and whether such Revolving Loan shall be a Revolving Dollar Loan or a Revolving Multicurrency Loan, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the applicable account of the applicable Borrower to which funds will be credited or disbursed. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or an integral multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments under the relevant Revolving Facility are less than $1,000,000, such lesser amount), (y) in the case of Eurodollar Loans denominated in Dollars, $1,000,000 or an integral multiple of $250,000 in excess thereof and (z) in the case of Eurodollar Loans denominated in an Acceptable Revolving Foreign Currency, the minimum amount (and integral multiples in excess thereof) specified on the Administrative Schedule in respect of such currency. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof. Each applicable Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at (i) with respect to Revolving Loans denominated in Dollars, the Funding Office prior to 2:00 P.M., New York City time, and (ii) with respect to Revolving Foreign Currency Loans, the London Funding Office prior to 12:00 Noon, London time, in each case on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting or disbursing the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent to the account of such Borrower set forth in the applicable borrowing notice.
2.6.    Commitment Fees, etc. Subject to Section 2.6(b), the Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the sum of (i) the average daily amount of the Available Revolving Commitment in respect of the Revolving Dollar Facility of such Lender and (ii) the average daily amount of the Available Revolving Commitment in respect of the Revolving Multicurrency Facility of such Lender, in each case during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
(a)    From and after the Investment Grade Pricing Date, the Commitment Fee shall not accrue (but any accrued Commitment Fee shall be payable as provided in Section 2.6(a)), and from such date and thereafter, the Company agrees to pay to the Administrative Agent: (i) for the ratable account of each Revolving Dollar Lender a facility fee for the period from and including the Investment Grade Rating Pricing Date to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the aggregate Revolving Dollar Commitments, and (ii) for the ratable account of each Revolving Multicurrency Lender a facility fee for the period from and including the Investment Grade Rating Pricing Date to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the aggregate Revolving Multicurrency Commitments, in each payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur on or after the Investment Grade Pricing Date.
(b)    From and after the date that is 91 days after the Closing Date, the Company agrees to pay to the Administrative Agent for the account of each Five-Year Term Lender a commitment fee for the period from and including such date to the last day of the Delayed Draw Availability Period, computed at 0.25% per annum on the average daily amount of the Available Delayed Draw Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur on or after the date that is 91 days after the Closing Date.
(c)    The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.7.    Termination or Reduction of Commitments. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Dollar Commitments or the Revolving Multicurrency Commitments or, from time to time, to reduce the amount of the Revolving Dollar Commitments or the Revolving Multicurrency Commitments in whole or in part; provided that no such termination or reduction of Revolving Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Extensions of Credit in respect of the applicable Revolving Facility would exceed the aggregate Revolving Commitments under such Revolving Facility. Any such reduction shall be in an amount equal to $5,000,000, or an integral amount of $1,000,000 in excess thereof, and shall reduce permanently the applicable Revolving Commitments then in effect. Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, a Change of Control or any other financing or sale transaction.
(a)    The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Delayed Draw Term Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Commitments. Any such reduction shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if the applicable Delayed Draw Term Commitment is less than such amount, such lesser amount), and shall reduce permanently the Delayed Draw Term Commitments then in effect. Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, a Change of Control or any other financing or sale transaction.
(b)    The Five-Year Term Commitments (other than the Delayed Draw Term Commitments) shall terminate in full upon the making of the Five-Year Term Loans on the Closing Date.
(c)    The Seven-Year Term Commitments shall terminate in full upon the making of the Seven-Year Term Loans on the Closing Date.
(d)    The Delayed Draw Term Commitments shall terminate in full on the Delayed Draw Termination Date.
2.8.    Optional Prepayments. (a)The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.8(b)), upon irrevocable notice delivered by telephone (confirmed promptly by telecopy or electronic mail), telecopy or electronic mail to the Administrative Agent no later than (x) 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans denominated in Dollars, (y) no later than 11:00 A.M., London time, three Business Days prior thereto, in the case of Eurodollar Loans denominated in Acceptable Foreign Currencies, and (z) no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment, (ii) the applicable Facility being prepaid, (iii) the currency of the Loans being prepaid and (iv) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that any such prepayment may be conditioned on the effectiveness of other credit facilities, a Change of Control or any other financing or sale transaction; provided further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto (or, notwithstanding whether any prepayment notice is conditional, is not prepaid after the giving of notice in respect of such prepayment), the applicable Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be applied to the prepayment of the Term Loans in accordance with Section 2.15(b). Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof (in the case of Term Loans and Revolving Loans denominated in Dollars). Partial prepayments of Term Loans and Revolving Loans denominated in Acceptable Foreign Currencies shall be in aggregate principal amounts (and integral multiples in excess thereof) specified on the Administrative Schedule in respect of the applicable currency.
(a)    In the event that the Company makes any prepayment of Seven-Year Term Loans pursuant to this Section 2.8 on or prior to the second anniversary of the Closing Date, the Company shall pay to the Administrative Agent, for the ratable account of each Seven-Year Term Lender, (i) if such prepayment occurs on or prior to the one-year anniversary of the Closing Date, a prepayment premium equal to 2.00% of the principal amount of the Seven-Year Term Loans so prepaid and (ii) if such prepayment occurs after the one-year anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, a prepayment premium equal to 1.00% of the principal amount of the Seven-Year Term Loans so prepaid.
2.9.    Mandatory Prepayments and Commitment Reductions. (a) If, on any Calculation Date, the aggregate Revolving Extensions of Credit under any Revolving Facility exceed the aggregate Revolving Commitments under such Revolving Facility, and the aggregate Revolving Extensions of Credit under such Revolving Facility exceed the aggregate Revolving Commitments under any Revolving Facility for four consecutive Business Days thereafter, then on such fourth Business Day thereafter, the Borrowers shall, within two Business Days after the Company’s receipt of notice thereof, immediately repay such of the outstanding Revolving Extensions of Credit under such Revolving Facility in an aggregate principal amount such that, after giving effect thereto, the aggregate Revolving Extensions of Credit under such Revolving Facility do not exceed the aggregate Revolving Commitments under such Revolving Facility.
(a)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be applied to the prepayment of the Revolving Loans under the applicable Revolving Facility in accordance with Section 2.15(c). Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
2.10.    Conversion and Continuation Options.
(a)    The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice by telephone (confirmed promptly by hand delivery, telecopy or electronic mail), hand delivery, telecopy or electronic mail of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice by telephone (confirmed promptly by hand delivery, telecopy or electronic mail), hand delivery, telecopy or electronic mail of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice by telephone (confirmed promptly by hand delivery, telecopy or electronic mail), hand delivery, telecopy or electronic mail to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that (i) if the applicable Borrower shall fail to give any required notice as described above in this paragraph, the Borrower shall be deemed to have requested a continuation of the applicable Eurodollar Loan as a Eurodollar Loan with an Interest Period of one month with respect thereto and (ii) if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and such Loans denominated in Acceptable Foreign Currencies shall be continued as Eurodollar Loans with a one-month Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.11.    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to (i) in respect of Loans denominated in Dollars, $1,000,000 or an integral multiple of $250,000 in excess thereof and (ii) in respect of Loans denominated in an Acceptable Foreign Currency, the minimum amount (and integral multiples in excess thereof) specified on the Administrative Schedule in respect of the applicable currency and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
2.12.    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(a)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if an Event of Default under Section 9.1(h), (i) or (j) has occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Dollar Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Dollar Facility plus 2%), in each case, with respect to clause (i) (with respect to a non-payment Default) and clause (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment) and with respect to clause (i) with respect to an Event of Default under Section 9.1(h), (i) or (j), from the date of the occurrence of such Event of Default until such Event of Default has been waived (as well after as before judgment).
(c)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.13.    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Eurodollar Loans denominated in Pounds, Canadian Dollars, Australian Dollars, Hong Kong Dollars or Singapore Dollars, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(a)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
2.14.    Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or Eurodollar Rate, as applicable (including because the Eurodollar Screen Rate is not available or published on a current basis) for the applicable currency and such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Base Rate or Eurodollar Rate, as applicable, determined or to be determined for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans in such currency during such Interest Period (each of clause (a) and (b), a “Market Disruption Event”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (1) with respect to Loans denominated in Dollars, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (2) with respect to Loans denominated in a currency that is not Dollars, (x) any Loans in the affected currency requested to be made on the first day of such Interest Period shall not be made and (2) any outstanding Loans in the affected currency shall continue to bear interest at the rate most recently in effect with respect to such Loans; provided that, subject to Section 2.18, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans in the applicable currency under the relevant Facility shall be made or continued as such, nor (with respect to Loans denominated in Dollars) shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans; provided that during any period in which a Market Disruption Event is in effect, the Company may request that the Administrative Agent request the Majority Facility Lenders to confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Company shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.14 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or the Majority Facility Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.14.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Eurodollar Screen Rate for an applicable currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Screen Rate for an applicable currency shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurodollar Rate in respect of the affected currency that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in such currency in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided further that, in each case, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, (A) if the affected currency is Dollars, any amendment pursuant to the above shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Facility Lenders of any affected Facility stating that such Majority Facility Lenders object to such amendment and (B) if the affected currency is any currency other than Dollars, such alternate rate of interest shall not be effective until consented to by the Required Lenders. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the Eurodollar Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (1) with respect to Loans denominated in Dollars, (x) any Eurodollar Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (2) with respect to Loans denominated in a currency that is not Dollars, (x) any Loans in the affected currency requested to be made shall not be made and (y) any outstanding Loans in the affected currency shall continue to bear interest at the rate most recently in effect with respect to such Loans.
2.15.    Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Five-Year Term Percentages, Seven-Year Term Percentages or the applicable Revolving Percentages, as the case may be, of the relevant Lenders.
(a)    Each payment (including each prepayment) by the Company on account of principal of and interest on the Five-Year Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Five-Year Term Loans then held by the Five-Year Term Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Seven-Year Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Seven-Year Term Loans then held by the Seven-Year Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
(b)    Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Dollar Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Dollar Loans then held by the Revolving Dollar Lenders. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Multicurrency Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Multicurrency Loans then held by the Revolving Multicurrency Lenders.
(c)    All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise (other than in respect of the principal or interest on Loans denominated in Acceptable Foreign Currencies), shall be made without setoff, recoupment or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal or interest on Loans denominated in Acceptable Foreign Currencies, shall be made without setoff, recoupment or counterclaim and shall be made prior to 12:00 Noon, London time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the London Funding Office, in the relevant Acceptable Foreign Currency in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.
2.16.    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender (which shall, for the avoidance of doubt, include any Issuing Lender) with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for in each case (A) Non-Excluded Taxes and Other Taxes, which are covered by Section 2.17, (B) changes in the rate or basis of imposition of tax imposed on or measured by the net income of such Lender, franchise taxes in lieu of such net income taxes and branch profits taxes, (C) Taxes attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e), (f) or (i) of Section 2.17, (D) that are United States withholding taxes imposed under FATCA or (E) that are United States withholding taxes resulting from any Requirement of Law in effect on the date the Lender becomes a party to this Agreement or designates a new lending office, except to the extent that the Lender (or its assignor (if any)) was entitled, immediately prior to such designation of a new lending office or at the time of assignment, as applicable, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.17);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(iii)    shall impose on such Lender any other condition affecting this Agreement;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender, or such corporation for such reduction; provided, that the Company shall not be required to pay additional amounts to compensate any Lender (i) any Non-Excluded Taxes or Other Taxes, which are covered by Section 2.17 or (ii) any change in the rate or basis of imposition of applicable taxes imposed on or measured by net income, franchise taxes in lieu of such net income taxes and branch profits taxes.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented; provided that the protection of this Section 2.16(c) shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this Section 2.16(c) with respect to any date unless it shall have notified the Company that it will demand compensation pursuant to this Section 2.16 not more than 90 days after the date on which it shall have become aware of such incurred costs or reductions. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.16(c) if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall set forth in reasonable detail the calculation of such amounts and shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, (i) the Company shall not be obligated to pay amounts under this Section 2.16, and a Lender shall not make a claim under this Section 2.16, unless such Lender is imposing similar charges on, or making similar claims against, other borrowers of such Lender that are similarly situated as Borrower (if applicable) and (ii) the Company shall not be required to compensate a Lender pursuant to this

Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Subsidiary Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Subsidiary Borrower, then, upon written notice by such Lender (each such Lender providing such notice, an “Impacted Lender”) to the Company and the Administrative Agent:
(i)    the obligations of the Lenders hereunder to make extensions of credit to such Subsidiary Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Company and the Administrative Agent in writing that it is no longer unlawful for such Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Subsidiary Borrower or (y) to the extent required by law, cancelled;
(ii)    if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Loan to such Subsidiary Borrower, such Subsidiary Borrower shall repay (or at its option and to the extent permitted by law, assign to the Company) (x) all outstanding ABR Loans made to such Subsidiary Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Eurodollar Loans made to such Subsidiary Borrower on the last day of the then-current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by law; provided that, unless the Company otherwise elects prior to the required date of such repayment, the Company shall be deemed to have requested a Revolving Loan in the form of an ABR Loan or Eurodollar Loan, as applicable, in the amount required to be so repaid by such Subsidiary Borrower, and the proceeds of such borrowing shall be applied by the Administrative Agent to such required repayment;
(iii)    if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit for which such Subsidiary Borrower was the applicant therefor, such Subsidiary Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.
2.17.    Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, unless such taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, in which case (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if the taxes so withheld are any taxes other than net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the

Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”) or are Other Taxes, the amounts payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes including any such taxes imposed on amounts payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that no Borrower shall be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e), (f) or (i) of this Section, (ii) that are United States withholding taxes imposed under FATCA or (iii) that are United States withholding taxes resulting from any Requirement of Law in effect on the date the Administrative Agent or such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that the Administrative Agent or such Lender (or its assignor (if any)) was entitled, immediately prior to such designation of a new lending office or at the time of assignment, as applicable, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
(a)    In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If (i) any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) any Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Borrower and the Company shall jointly and severally indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii); provided that the requirement to indemnify shall apply only if the applicable Borrower or the Company is required under this Section 2.17 to pay additional amounts with respect to such Non-Excluded Taxes or Other Taxes.
(c)    Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.
(d)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.
(e)    The Administrative Agent and each Lender, in each case that is organized under the laws of the United States or a state thereof, shall, on or before the date of any payment by the Company under this Agreement or any other Loan Document to, or for the account of, such Administrative Agent or Lender, deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Administrative Agent or Lender is a “United States Person” (as defined in Section 7701(a)(30) of the Code) and that such Administrative Agent or Lender is entitled to a complete exemption from United States backup withholding tax.
(f)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position that the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(g)    Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and (ii) any taxes attributable to such Lender's failure to comply with the provisions of Section 11.6(c) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error; provided that if it is demonstrated to the reasonable satisfaction of the Administrative Agent that any Lender has overpaid in respect of any such amounts due, the Administrative Agent shall reimburse such Lender for such overpaid amount. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
(h)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(i)    Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(j)    For purposes of this Section 2.17, the term “Lender” includes any other Issuing Lender and the term “applicable law” includes FATCA.
(k)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.18.    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate setting forth the calculation in reasonable detail as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.19.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.15(d), 2.15(f), 3.4, 3.5 or 10.5, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
2.20.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    If any Lender requests compensation under Section 2.16, or does not consent to any proposed amendment, supplement, modification, consent, or waiver of this Agreement or any other Loan Document requested by the Company which requires the consent of all the Lenders (including such Lender’s consent) and which has been consented to by the Required Lenders, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment does not conflict with any Requirement of Law, (ii) the applicable Borrower shall be liable to the assigning Lender under Section 2.18 if any Eurodollar Loan owing to such assigning Lender by such Borrower shall be purchased other than on the last day of the Interest Period relating thereto, (iii) until such time as such assignment shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, (iv) if the assignee is not already a Lender, the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving

Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (v) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (vi) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (vii) any such assignment shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Company, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 11.6; provided that the replaced Lender need not be a party to the applicable Assignment and Assumption in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof (provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the replaced Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitments of such Defaulting Lender pursuant to Section 2.6(a), fees shall cease to accrue on the Revolving Commitments of such Defaulting Lender pursuant to Section 2.6(b) and fees shall cease to accrue on the unfunded portion of the Delayed Draw Term Commitment of such Defaulting Lender pursuant to Section 2.6(c);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, by acceleration or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize the Defaulting Lender’s LC Obligations; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the such Defaulting Lender future L/C Obligations with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements under any Facility in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and amounts in respect of L/C Disbursements owed to, all non-Defaulting Lenders that are Revolving Lenders under the applicable Facility on a pro rata basis prior to being applied to the payment of any Loans of, or amounts in respect of L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations are held by the Lenders under the applicable Facility pro rata in accordance with the Revolving Commitments in respect of such Facility without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(d)    if any L/C Obligations under any Revolving Facility exist at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the L/C Obligations under such Revolving Facility of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders under such Revolving Facility in accordance with their respective Revolving Percentages but only to the extent the sum of the Revolving Extensions of Credit under such Revolving Facility of all non-Defaulting Lenders that are Revolving Lenders plus such Defaulting Lender’s L/C Obligations under such Revolving Facility does not exceed the total of the Revolving Commitments in respect of such Revolving Facility of non-Defaulting Lenders;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9.1 for so long as such L/C Obligations are outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv)    if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit under any Revolving Facility, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations under such Revolving Facility will be 100% covered by the Revolving Commitments in respect of such Revolving Facility of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders under such Revolving Facility in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to any Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender, shall have entered into arrangements with the Company or such Lender, satisfactory to the Issuing Lender, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders under any applicable Revolving Facility shall be readjusted to reflect the inclusion of such Lender’s Commitment in respect of such Revolving Facility and on such date such Lender shall purchase at par such of the Loans under such Revolving Facility of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
2.22.    Exchange Rates. (a) No later than 1:00 P.M. (New York City time) on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable Acceptable Foreign Currency, provided that, upon receipt of a borrowing notice pursuant to Section 2.2(b) or Section 2.5, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Acceptable Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.1(a)(i), 2.1(a)(ii) or 2.4(a), as applicable, with respect to such borrowing notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date and shall for all purposes of this Agreement (other than Section 11.19 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any Acceptable Foreign Currency.
(a)    No later than 5:00 P.M. (New York City time) on each Calculation Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the Loans then outstanding and denominated in Acceptable Foreign Currencies (after giving effect to any Loans denominated in Acceptable Foreign Currencies to be made or repaid on such date) and (ii) the L/C Obligations denominated in any Acceptable Foreign Currency then outstanding.
(b)    The Administrative Agent shall promptly notify the Company of each determination of an Exchange Rate hereunder.
2.23.    Subsidiary Borrowers. (a) After the Closing Date, the Company may designate, subject to the provisions of this paragraph, any Wholly Owned Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Agreement executed by such Subsidiary and the Company. Promptly following receipt of any Subsidiary Borrower Agreement, the Administrative Agent shall make available to each Lender a copy thereof. Unless any Revolving Lender shall notify the Administrative Agent and the Company within 15 Business Days (or such shorter period as agreed by the Administrative Agent and the Revolving Lenders) of the receipt of such notice (a) that it is unlawful for such Revolving Lender to extend credit to such Subsidiary or (b) that such Revolving Lender is prohibited by operational or administrative procedures from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located, such Subsidiary shall for all purposes of this Agreement, upon satisfaction of the conditions set forth in Section 5.3, become a Subsidiary Borrower and a party to this Agreement.
(a)    If any Lender shall notify the Administrative Agent and the Company pursuant to Section 2.23(a) that it is unable to extend credit under this Agreement to Persons in a particular jurisdiction, and if an amendment to this Agreement would enable it so to extend credit without violating applicable law and in compliance with its applicable procedures, then such Lender shall so advise the Company and the Administrative Agent and endeavor in good faith to agree with the Company and the Administrative Agent on an amendment to this Agreement that would permit it so to extend credit, and upon the effectiveness of such amendment, will withdraw the notice delivered by it pursuant to the second preceding sentence. The parties hereto agree that any amendment referred to in the immediately preceding sentence, if it does not adversely affect the rights or interests of the Lenders, shall become effective if it is agreed to in writing by such Lender, the Administrative Agent and the Company.
(b)    Upon the execution by the Company and delivery to the Administrative Agent of a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary shall cease to be a Subsidiary Borrower hereunder and a party to this Agreement; provided that no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower (other than to terminate such Subsidiary Borrower’s right to make further borrowings or request the issuance of Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Subsidiary Borrower or any Letter of Credit (except to the extent such Letter of Credit is cash collateralized in accordance with Section 3.10 or otherwise backstopped to the reasonable satisfaction of the applicable Issuing Lender) for which such Subsidiary Borrower is the applicant thereof shall be outstanding hereunder. Promptly following receipt of any Subsidiary Borrower Termination, the Administrative Agent shall make available to each Revolving Lender a copy thereof.
2.24.    Additional Subsidiary Guarantors. (a) In the event any Domestic Subsidiary of the REIT shall constitute a Material Subsidiary within the meaning of clause (a) of the definition thereof, the Company shall cause such Subsidiary, as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Indebtedness described therein (unless such Indebtedness was incurred prior to such Subsidiary becoming a Subsidiary Guarantor and not in contemplation of such Subsidiary becoming a Subsidiary Guarantor, in which case such Subsidiary shall promptly execute and deliver to the Administrative Agent a Joinder Agreement), cause each such Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary shall thereby become a Subsidiary Guarantor hereunder. In addition, in the event any Domestic Subsidiary of the Company shall constitute a Material Subsidiary pursuant to clause (b) of the definition thereof, the Company shall cause such Subsidiary, within 30 days (or such later date as agreed to by the Administrative Agent) of such Subsidiary becoming a Material Subsidiary pursuant to clause (b) of the definition thereof, to execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents and applicable law, to be a Guarantor hereunder. Without limiting the terms of this agreement, the Company shall cause all representations in the Loan Documents that apply to the Guarantors to be true and correct in all material respects, with respect to such new Subsidiary Guarantor, at the time each such Subsidiary becomes a Subsidiary Guarantor (unless such representations apply to any earlier date). Without limiting the terms of this Agreement, the Company shall cause all covenants in the Loan Documents that apply to the Guarantors to be true and correct, with respect to such new Subsidiary Guarantor, at the time each such Subsidiary becomes a Subsidiary Guarantor. In connection with the delivery of any Joinder Agreement, the Company shall deliver to the Administrative Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require. Notwithstanding anything in this Agreement to the contrary, (i) Subsidiaries that are not Domestic Subsidiaries, (ii) joint ventures, (iii) any Subsidiary that is liable with respect to any Secured Recourse Indebtedness (other than any Subsidiary that is a Material Subsidiary pursuant to clause (a) of the definition thereof) and (iv) any Foreign Subsidiary Holdco, in each case, will not be required to act as Guarantors.
(a)    After the Closing Date, the Company may elect to have any Joint Venture become a Subsidiary Guarantor hereunder, by having such Joint Venture execute and deliver to the Administrative Agent a Joinder Agreement, in which case such Joint Venture shall become a Subsidiary Guarantor hereunder.
(b)    After the Closing Date, the Company may elect to have any Foreign Subsidiary become a Subsidiary Guarantor hereunder, by having such Foreign Subsidiary execute and deliver to the Administrative Agent either a Joinder Agreement or a Foreign Subsidiary Joinder Agreement, and in each such case such Foreign Subsidiary shall become a Subsidiary Guarantor hereunder.
(c)    The Company may request in writing that the Administrative Agent release, and the Administrative Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guarantee Agreement so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Administrative Agent shall have received such written request at least five Business Days (or such shorter period to which the Administrative Agent may agree) prior to the requested date of release together with an updated Compliance Certificate which gives effect to such proposed release; and (iii) the Company shall deliver to the Administrative Agent a certificate pursuant to which an Authorized Officer of the Company certifies (together with such other evidence as the Administrative Agent may reasonably request to confirm) that either (A) the Company has disposed of or simultaneously with such release will dispose of its entire interest in such Subsidiary Guarantor, all of the assets of such Subsidiary Guarantor shall be liquidated and transferred to the Company or another Subsidiary Guarantor, or that all of the assets of such Subsidiary Guarantor have been or simultaneously with such release will be contributed to an Unconsolidated Affiliate or disposed of in compliance with the terms of this Agreement to a Person other than REIT or any of its Subsidiaries, and the net cash proceeds from such disposition are being distributed directly or indirectly to the Company or any Subsidiary Guarantor in connection with such disposition; or (B) such Subsidiary Guarantor (i) will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Indebtedness of the REIT, the Company or any of their respective Domestic Subsidiaries of the type described in clause (a) of the definition of Material Subsidiary which would require it to be a Guarantor and (ii) would not be required to be a Guarantor pursuant to clause (b) of the definition of Material Subsidiary upon giving effect to such requested release. Delivery by the Company to the Administrative Agent of any such request for a release shall constitute a representation by the Company that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Upon the request of the Company, the Administrative Agent shall reasonably cooperate with the Company to confirm to the Company in writing as to whether such Subsidiary Guarantor has been fully released from its guarantee of the Obligations, has no further liability with respect thereto and is no longer a party to the Guarantee Agreement. Notwithstanding the foregoing, the foregoing release provisions shall not apply to the REIT or General Partner, which may only be released upon the written approval of the Administrative Agent and all of the Lenders.
(d)    Notwithstanding the terms of Section 2.24(a), (b), (c) and (d), from and after any date that the Administrative Agent first receives written notice from the Company that the Company has first obtained an Investment Grade Rating, then (i) subject to the terms of this Section 2.24(e), all Material Subsidiaries shall no longer be required to be Guarantors under this Agreement, and (ii) the Administrative Agent shall promptly release all Subsidiaries from the Guarantee Agreement; provided however that notwithstanding the foregoing, (A) the Administrative Agent shall not be obligated to release any Material Subsidiary from the Guarantee Agreement in the event that a Default or Event of Default shall have occurred and be continuing, and (B) no Material Subsidiary shall be released in the event that such Material Subsidiary constitutes a Material Subsidiary within the meaning of clause (a) of the definition thereof. In the event that at any time after the Company has an Investment Grade Rating, the Company shall no longer have an Investment Grade Rating, the Company and REIT shall within 30 days (or such later date as agreed to by the Administrative Agent) after such occurrence cause all Material Subsidiaries to execute a Joinder Agreement and shall further cause to be satisfied within such 30 day period (or such longer period as agreed to by the Administrative Agent) all of the provisions of Section 2.24(a) that would be applicable to the addition of a new Guarantor. In no event shall the provisions of this Section 2.24(e) entitle REIT or General Partner to be released from the Guarantee Agreement. For the avoidance of doubt, if at any time during which the Company has an Investment Grade Rating the provisions of clause (a) of the definition of Material Subsidiary shall be applicable to a Subsidiary of the Company, the Company shall be required to cause such Subsidiary to become a Guarantor by executing a Joinder Agreement and comply with the provisions of Section 2.24(a) as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Indebtedness regardless of whether the Company has obtained an Investment Grade Rating.
SECTION 3.    LETTERS OF CREDIT
3.1.    L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company and its Subsidiaries and with a Borrower as the applicant on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) its L/C Obligations would exceed its Issuing Lender Commitment, (ii) the aggregate amount of L/C Obligations would exceed the aggregate amount of L/C Commitments or (iii) the aggregate amount of the Available Revolving Commitments under the Revolving Facility under which such Letter of Credit is to be issued would be less than zero. Each Letter of Credit shall be (i) either (x) a Dollar Letter of Credit and denominated solely in Dollars or (y) a Multicurrency Letter of Credit and denominated in Dollars or in any Acceptable Revolving Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(a)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any Applicable L/C Participant to exceed any limits imposed by, any applicable Requirement of Law. In addition, no Issuing Lender shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit that would result in a violation of one or more policies of such Issuing Lender applicable to letters of credit generally.
3.2.    Procedure for Issuance of Letter of Credit. A Borrower may from time to time request that the Issuing Lender issue a Letter of Credit under a Revolving Facility by delivering to the Issuing Lender at its address for notices specified herein an Application therefor (with a copy to the Administrative Agent), completed to the satisfaction of the Issuing Lender (and which Application shall indicate whether such Letter of Credit is to be a Dollar Letter of Credit or a Multicurrency Letter of Credit), and such other certificates, documents and other papers and information as the Issuing Lender may request; provided that it shall be a condition to any Letter of Credit issuance that such Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit as required by the Issuing Lender and using such Issuing Lender’s standard form (a “Letter of Credit Agreement”). Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice by telephone (confirmed by telecopy or electronic mail), telecopy or electronic mail of the issuance of each Letter of Credit (including the amount thereof).
3.3.    Fees and Other Charges. (a) Each Borrower will pay a fee on the Dollar Equivalent of all outstanding Letters of Credit for which it is the applicant at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the applicable Revolving Facility, which fee shall be shared ratably among the Revolving Lenders under the applicable Revolving Facility under which such Letter of Credit is issued and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the Issuing Lender for its own account an issuance fee on each Letter of Credit for which it is the applicant equal to 0.125% of the Dollar Equivalent of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), payable on the first Fee Payment Date after the issuance date. Such fees shall be payable in Dollars.

(a)    In addition to the foregoing fees, each Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit for which it is the applicant.
3.4.    L/C Participations. By the issuance of a Letter of Credit under any Revolving Facility, the Issuing Lender irrevocably agrees to grant and hereby grants to each Applicable L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each Applicable L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such Applicable L/C Participant’s own account and risk an undivided interest equal to such Applicable L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued under the applicable Revolving Facility and the amount of each draft paid by the Issuing Lender thereunder. Each Applicable L/C Participant in respect of any Letter of Credit agrees with the Issuing Lender that, if a draft is paid under such Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower who was the applicant in respect of such Letter of Credit in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such Applicable L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Applicable L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned). Each Applicable L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Applicable L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Applicable L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(a)    If any amount required to be paid by any Applicable L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Applicable L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Applicable L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such Applicable L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Applicable L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the applicable Revolving Facility. A certificate of the Issuing Lender submitted to any Applicable L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(b)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Applicable L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such Applicable L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Applicable L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
3.5.    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrower who was the applicant in respect of such Letter of Credit shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 5:00 P.M., New York City time, on (i) the Business Day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such Letter of Credit is denominated and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c); provided that if any such amount is denominated in an Acceptable Revolving Foreign Currency for any period, such interest shall be payable at the rate charged by the Issuing Lender for reimbursement of overdue obligations in such Acceptable Revolving Foreign Currency owing by account parties with similar credit profiles to that of the Company; provided, further, that if any reimbursement is required to be paid in respect of a Letter of Credit denominated in Dollars or an Acceptable Revolving Foreign Currency, and such reimbursement is not made in accordance with this Section 3.5, the applicable Borrower shall be deemed to have requested a Revolving Loan in an equivalent amount of such owed reimbursement and in the same currency and under the applicable Revolving Facility (provided such request would not result in the aggregate Revolving Extensions of Credit under such Revolving Facility at such time exceeding the aggregate Revolving Commitments in respect of such Facility) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the applicable Borrower fails to make such reimbursement when due, the Administrative Agent shall notify each applicable Revolving Lender of the applicable disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s share thereof based on the Revolving Percentages (the “Reimbursement Percentage”).  Promptly following receipt of such notice, each Revolving Lender under the applicable Revolving Facility shall pay to the Administrative Agent its Reimbursement Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.5 hereof with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the relevant Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from such Lenders.
3.6.    Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Application or any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
3.7.    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8.    Applications. To the extent that any provision of any Application related to any Letter of Credit or any provision of any Letter of Credit Agreement is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9.    Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date and listed on Schedule 3.9 shall, effective as of the Closing Date and without any further action by the Borrowers, be continued as a Letter of Credit hereunder and from and after the Closing Date shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof and shall cease to be outstanding under the Existing Credit Agreement.
3.10.    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing greater than 50% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 9.1(h), (i) or (j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing greater than 50% of the total L/C Obligations), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
3.11.    Letters of Credit Issued for the Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower that is the applicant in respect thereof (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
The Company and each Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders as follows.
4.1.    Corporate Authority, Etc.
(a)    Incorporation; Good Standing. Each of the Company, REIT and General Partner (i) is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in the jurisdictions where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where such qualification is required, except for each of clauses (ii) and (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Subsidiaries. Each of the Subsidiary Borrowers, Subsidiary Guarantors and each of the other Subsidiaries of Borrower and REIT (i) is a corporation, limited partnership, general partnership, limited liability company or trust, as applicable, duly organized under the laws of its jurisdiction of organization and is validly existing and in good standing under the laws thereof (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent such equivalent status exists under the laws of any foreign jurisdiction of organization), (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where such qualification is required, except for each of clauses (i) (with respect to any Subsidiary that is not a Loan Party), (ii) and (iii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Company, the Subsidiary Borrowers or the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person except as would not reasonably be expected to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other material instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than liens and encumbrances in favor of the Administrative Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require any material approval or consent of any Person other than those already obtained and as are in full force and effect.
(d)    Enforceability. This Agreement and the other Loan Documents to which the Borrowers or Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
4.2.    Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrowers or the Guarantors is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and other than any disclosure filings with the SEC as may be required with respect to this Agreement.
4.1.    Title to Properties. Except as indicated on Schedule 4.3 hereto or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date or the consolidated balance sheet delivered pursuant to Section 6.4(a) as of the date of such consolidated balance sheet, in each case subject to no Liens other than Permitted Liens.
4.2.    Financial Statements. The Company has furnished to Administrative Agent: (a) the Consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related Consolidated statement of income and cash flow for the two calendar quarter period most recently ended certified by the chief financial or accounting officer (or other officer reasonably acceptable to the Administrative Agent) of REIT and (b) certain other financial information relating to the Borrowers, the Guarantors and the assets included in the calculation of Unencumbered Asset Value. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles (except as disclosed therein and approved by the Administrative Agent in its reasonable discretion) and fairly present, in all material respects, the Consolidated financial condition of REIT and its Subsidiaries as of such dates and the Consolidated results of the operations of REIT and its Subsidiaries for such periods. As of the Closing Date, there are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto or otherwise disclosed to the Administrative Agent.
4.3.    No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to Section 6.4, as applicable, there has occurred no materially adverse change in the financial condition or business of the Company and REIT and their respective Subsidiaries taken as a whole, as shown on or reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the two calendar quarter period most recently ended, other than changes that have not and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 4.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value from the condition shown on the statements of income delivered to the Administrative Agent pursuant to Section 4.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, operation or financial condition of such Unencumbered Property.
4.4.    Franchises, Patents, Copyrights, Etc. The Borrowers, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect.
4.5.    Litigation. Except as stated on Schedule 4.7, as of the Closing Date there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Company threatened against the Company, any Subsidiary Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting the Company, any Subsidiary Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property individually or in the aggregate in excess of $1,000,000.00.
4.6.    No Material Adverse Contracts, Etc. None of the Company, the Subsidiary Borrowers, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected in the future to have a Material Adverse Effect. None of the Company, the Subsidiary Borrowers, the Guarantors or any of their respective Subsidiaries is in violation of any contract or agreement to which it is a party, the violation of which by the Company, such Subsidiary Borrower, such Guarantor or such Subsidiary, as applicable, has had or could reasonably be expected to have a Material Adverse Effect.
4.7.    Compliance with Other Instruments, Laws, Etc. None of the Company, the Subsidiary Borrowers, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
4.8.    Tax Status. Each of the Company, the Subsidiary Borrowers, the Guarantors and their respective Subsidiaries (a) has made or filed all federal, state, provincial and other applicable income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing and (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown as or determined to be due on such returns, reports and declarations, except those in the case of each of clause (a) and (b) which (1) are being contested in good faith and by appropriate proceedings or (2) would not reasonably be expected to have a Material Adverse Effect. REIT is a real estate investment trust in full compliance with and entitled to the benefits of Section 856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.
4.9.    No Event of Default. No Default or Event of Default has occurred and is continuing.
4.10.    Investment Company Act. None of Borrowers or the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
4.11.    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
4.12.    Employee Benefit Plans. The Company, each Subsidiary Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Company, any Subsidiary Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Real Estate constitutes Plan Assets. There are no current and never have been any employee benefit plans, pension plans, defined benefit plans or similar plans sponsored, administered, established, maintained or contributed to by REIT or any of its Subsidiaries under the laws of any jurisdiction other than the United States.
4.13.    Disclosure. The written information, reports and other papers and data with respect to the Borrowers, the Guarantors, any Subsidiary or the Unencumbered Properties (which for the purposes hereof shall include all materials delivered electronically or by email) (other than financial projections concerning the Borrowers, the Guarantors and their respective Subsidiaries (the “Projections”), materials marked drafts, other forward-looking information, and information of a general economic nature or industry-specific nature) furnished as of the date hereof to the Administrative Agent or the Lenders by or on behalf of the Borrowers, the Guarantors and their respective Subsidiaries in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder when taken as a whole with all other information furnished does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading at such time in light of the circumstances under which such information was provided and was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering or environmental reports, or other written materials (but excluding any materials prepared by accounting firms that are required to be delivered pursuant to Section 6.4) prepared by third parties or legal conclusions or analyses provided by Borrowers’ or Guarantors’ counsel (although no Borrower has reason to believe that the Administrative Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Company (except to the extent the related assumptions were when made manifestly unreasonable).
4.14.    [Reserved].
4.15.    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower or Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
4.16.    Environmental Compliance. Except as set forth on Schedule 4.18(d) or as would not reasonably be expected to have a Material Adverse Effect:
(a)    none of the Borrowers, the Guarantors, their respective Subsidiaries nor to the best knowledge and belief of the Borrowers any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law;
(b)    none of the Borrowers, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state, provincial, local or other Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state, provincial, local or other agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
(c)    (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrowers, Guarantors, their respective Subsidiaries or, to the best knowledge and belief of the Borrowers, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrowers’ or Guarantors’ business and in compliance with applicable Environmental Laws; (iii) except as set forth on Schedule 4.18(c), there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by the Borrowers or Guarantors in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Unencumbered Properties included in the calculation of Unencumbered Asset Value, which Release would have a material adverse effect on the value of such Unencumbered Properties or adjacent properties, or from any other Real Estate; (iv) to each Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws;
(d)    as of the Closing Date, except as set forth on Schedule 4.18(d), none of the Borrowers, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date;
(e)    there are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to each Borrower’s actual knowledge, affecting the Real Estate; and
(f)    no Borrower or Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any actual knowledge of any basis for such a claim.
4.17.    Subsidiaries; Organizational Structure. Schedule 4.19(a) sets forth, as of the Closing Date, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 4.19(b) sets forth, as of the Closing Date, all of the Unconsolidated Affiliates of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. Each Subsidiary Guarantor and Unencumbered Property Subsidiary (other than a Controlled Joint Venture) is a Wholly Owned Subsidiary of the Company, and with respect to any Unencumbered Property Subsidiary that is a Controlled Joint Venture, such Subsidiary satisfies the requirements of this Agreement to be a Controlled Joint Venture.
4.18.    Property. All Real Estate of the Borrowers, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear and casualty events, except for such portion of such Real Estate (i) which is not occupied by any tenant or

(ii) where such defects have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, and the use and operation thereof, is in material compliance with all material applicable federal, state, provincial and other applicable law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands. There are no pending, or to the knowledge of any Borrower threatened or contemplated, eminent domain, expropriation or similar proceedings against any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, the effect of which could reasonably be expected to have a material adverse effect on the access to, marketability, leases, use or operation of such Unencumbered Property. There are no pending, or to the knowledge of any Borrower threatened or contemplated, aboriginal right or aboriginal title claims with respect to any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value. All or a material portion of any Unencumbered Properties included in the calculation of Unencumbered Asset Value is not, except as disclosed to the Administrative Agent in writing in accordance with Section 6.17(b), now materially damaged as a result of any fire, explosion, accident, flood or other casualty, and none of the other properties of the Borrowers, the Guarantors or their respective subsidiaries is now damaged as a result of any fire, explosion, accident, floor or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.
4.19.    Brokers. None of the Borrowers, the Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
4.20.    Other Debt. Schedule 4.22 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrowers, the Guarantors or their respective properties and entered into by the Borrowers or the Guarantors as of the date of this Agreement with respect to any outstanding Indebtedness of the Borrowers or the Guarantors in an amount greater than $2,500,000.00.
4.21.    Solvency. REIT, the Borrowers and the other Guarantors are not, on a consolidated balance sheet basis, insolvent such that the sum of the assets of REIT, the Borrowers and the other Guarantors exceeds the sum of their liabilities, they are able to pay their debts as they become due, and they have sufficient capital to carry on their business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.
4.22.    [Reserved].
4.23.    [Reserved].
4.24.    [Reserved].
4.25.    Sanctions. No Borrower nor any Guarantor, nor any of the Borrowers’, Guarantors’, or their respective Subsidiaries’ directors, officers, or, to the knowledge of any Borrower, employees, agents, advisors or affiliates, is (or will be) a person with whom any Lender is restricted from doing business under applicable Sanctions Laws and Regulations (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons (any such

Person, a “Designated Person”). In addition, each Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. None of any Borrower, any Guarantor, nor any Subsidiary, director or officer of any Borrower or Guarantor or, to the knowledge of any Borrower, any Affiliate, agent or employee of any Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.
4.26.    General Partner and REIT. REIT is the sole owner of the General Partner. General Partner is the sole general partner of the Company. As of Closing Date, REIT owns a 100% limited partnership interest in the Company.
4.27.    Unencumbered Properties. Schedule 1.2 is a correct and complete list of all Unencumbered Properties included in the calculation of the Unencumbered Asset Value as of the Closing Date. Each of the Unencumbered Properties and Unencumbered Controlled Joint Venture Properties included by the Company in the calculation of the Unencumbered Asset Value and in the requisite calculations with respect to the covenants set forth in Section 8 satisfies all of the requirements contained in this Agreement for such Unencumbered Properties and Unencumbered Controlled Joint Venture Properties to be included therein. Each of the Controlled Joint Ventures that owns or leases an Unencumbered Controlled Joint Venture Property included in the calculation of Unencumbered Asset Value and in the requisite calculations with respect to the covenants set forth in Section 8 satisfies all of the requirements of this Agreement to be a Controlled Joint Venture.
4.28.    Ground Lease; Leased Property.
(a)    Each Ground Lease and Lease pertaining to any Unencumbered Property contains the entire agreement of the Company or the applicable Unencumbered Property Subsidiary and the applicable Lessor pertaining to the Unencumbered Property covered thereby. The Company or the applicable Unencumbered Property Subsidiary has no estate, right, title or interest in or to any Unencumbered Property subject to a Ground Lease or Lease except under and pursuant to the applicable Ground Lease or Lease.
(b)    Each applicable Lessor of an Unencumbered Property (i) to the Company’s knowledge, is the exclusive fee simple or, with respect to a Leased Property, a leasehold interest owner of such Unencumbered Property subject only to any applicable Ground Lease, any applicable Lease and other non-monetary Liens which do not materially affect the operation of the applicable Unencumbered Property or (ii) has the right to lease to the Company or the applicable Unencumbered Property Subsidiary the space covered by the applicable Lease or Ground Lease.
(c)    As of the Closing Date, neither the Company nor any Unencumbered Property Subsidiary has received any written notice that a default or event of default (after the expiration of any applicable notice and cure period) under any Ground Lease or Lease has occurred and is continuing on the part of the Company or the applicable Unencumbered Property Subsidiary (a “Lease Default”).
SECTION 5.    CONDITIONS PRECEDENT
5.1.    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Company, any Subsidiary Borrower as of the Closing Date and each Person listed on Schedule 1.1A and (ii) the Guarantee Agreement, executed and delivered by the Company and each Subsidiary Guarantor as of the Closing Date.
(b)    Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of REIT and its consolidated Subsidiaries for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited interim consolidated financial statements of REIT and its consolidated subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph that ended at least 45 days prior to the Closing Date (and, in the case of each of clauses (i) and (ii), such financial statements shall be prepared in conformity with GAAP; provided that the financial statements described in clause (ii) shall be subject to year-end adjustments and the absence of footnotes).
(c)    Projections. The Administrative Agent shall have received (i) satisfactory projections of REIT and its consolidated subsidiaries through 2019 (prepared on a quarterly basis through December 31, 2018 and on an annual basis thereafter), which projections shall be accompanied by key assumptions and (ii) pro forma projected covenant calculations (calculated after giving effect to the Transactions) through 2019 (calculated on a quarterly basis through December 31, 2018 and as of the last day of the applicable fiscal year thereafter).
(d)    Fees. The Lenders, the Administrative Agent, the arrangers and counsel to the Administrative Agent and the arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least three Business Days prior to the Closing Date or such later time as may be reasonable under the circumstances, but at least one Business Day prior to the Closing Date (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Closing Date.
(e)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(f)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, by an Authorized Officer of the Company with respect to the solvency of the Company and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions to occur on the Closing Date.
(g)    Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Sullivan & Cromwell LLP, New York counsel to the Company and its Subsidiaries and (ii) Venable LLP, Maryland counsel to the Company and its Subsidiaries.

(h)    Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement shall have been terminated and all amounts owing by the Company under the Existing Credit Agreement shall have been paid in full.
(i)    KYC. The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Company and the other Loan Parties as has been reasonably requested at least 10 Business Days prior to the Closing Date that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
5.2.    Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan (other than any continuation or conversion) or each Issuing Lender to issue any Letter of Credit (or increase the amount thereof) is subject to the satisfaction or waiver of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation shall be true and correct as of such date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance (or increase) of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
5.3.    Extensions of Credit to Subsidiary Borrowers. The agreement of each Revolving Lender and Issuing Lender to make the initial extension of credit requested to be made by any Subsidiary Borrower is subject to the satisfaction or waiver of the following additional conditions precedent:
(a)    The Administrative Agent shall have received from the applicable Subsidiary Borrower and the Company a counterpart of a Subsidiary Borrower Agreement signed on behalf of such party.
(b)    The Administrative Agent shall have received a customary written opinion of local counsel for such Subsidiary Borrower dated the date of the applicable Subsidiary Borrower Agreement, addressed to the Administrative Agent, the Lenders and the Issuing Lenders and reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower, dated as of the date of the Subsidiary Borrower Agreement, substantially in the form of Exhibit C, with appropriate insertions and attachments, including, if such Subsidiary Borrower is a corporation, the certificate of incorporation of such Subsidiary Borrower certified by the relevant authority of the jurisdiction of organization of such Subsidiary Borrower, and (ii) a good standing certificate for such Subsidiary Borrower from its jurisdiction of organization (if applicable).
(d)    The Administrative Agent shall have received a certificate, dated the date of the applicable Subsidiary Borrower Agreement and signed by an Authorized Officer of the Company, confirming satisfaction of the conditions set forth in Sections 5.2(a) and 5.2(b) as of the date of the Subsidiary Borrower Agreement.
(e)    The Administrative Agent shall have received an acknowledgment and confirmation by the Company and the Guarantors of their guarantees in respect of the Obligations.
(f)    The Administrative Agent and the Lenders shall have received, at least 10 Business Days prior to the effectiveness of the applicable Subsidiary Borrower Agreement (or such shorter period as agreed by the Administrative Agent and the Revolving Lenders), all documentation and other information about such Subsidiary Borrower as has been reasonably requested at least 12 Business Days prior to the effectiveness of the applicable Subsidiary Borrower Agreement (or such shorter period as agreed by the Company) that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(g)    The Administrative Agent shall have received such other documents or information with respect to such Subsidiary Borrower as the Administrative Agent may reasonably request.
(h)    No less than 15 Business Days (or such shorter period as agreed by the Administrative Agent and the Revolving Lenders) shall have passed since the delivery by the Company of notice that it desires to add a Subsidiary Borrower.
SECTION 6.    AFFIRMATIVE COVENANTS
The Company and each Subsidiary Borrower covenants and agrees that until the Termination Date:
6.1.    [Reserved].
6.2.    [Reserved].
6.3.    Records and Accounts. The Borrowers and the Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves, in each case, in all material respects. Neither any Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Administrative Agent (not to be unreasonably withheld), (x) except as required or permitted by GAAP, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in Section 4.4 or Section 6.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that the Company’s fiscal year is a calendar year. In the event that any Borrower, any Guarantor or any of their respective Subsidiaries makes any change in the accounting policies/principles used by such Person and such change would materially affect the calculation of any financial metric required under Section 8, the Company shall upon knowledge that such change would have such a material effect give prompt written notice thereof to the Administrative Agent, which notice shall reasonably describe such change and any potential impact on the calculation of any financial covenant in this Agreement.
6.4.    Financial Statements, Certificates and Information. The Company will deliver or cause to be delivered to the Administrative Agent:
(a)    within 10 days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than 90 days after the end of each fiscal year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer, chief accounting officer or other accounting officer reasonably acceptable to the Administrative Agent of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit (other than any qualification solely as a result of the Loans becoming current obligations as a result of the impending maturity of the Loans) by a nationally recognized independent accounting firm reasonably approved by the Administrative Agent;
(b)    within 10 days of the filing of REIT’s Form 10-Q with the SEC for the first three fiscal quarters of each year but in any event not later than 45 days after the end of each of the first three fiscal quarters of each year, copies of the unaudited Consolidated financial statements (including a Consolidated balance sheet and income statement) of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer, the chief accounting officer or other accounting officer reasonably acceptable to the Administrative Agent of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries on the date thereof (subject to year‑end adjustments and the inclusion of final year-end statements of footnotes that were not contained in the quarterly financial statements);
(c)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer (or other accounting officer reasonably acceptable to the Administrative Agent) of REIT in the form of Exhibit B hereto (or in such other form as the Administrative Agent and the Company may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in Section 7.1(f) and (g), Section 7.7, Section 7.8, Section 8 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. The Compliance Certificate shall be accompanied by a list of each of the Unencumbered Properties (specifying which constitutes Development Properties or Stabilized Properties), any sales, acquisitions, dispositions or removals of Unencumbered Properties during such accounting period, the acquisition costs of any Unencumbered Properties acquired during such period, any Development Properties included within the Unencumbered Properties and the book value thereof, with respect to any Unencumbered Controlled Joint Venture Properties the applicable Distribution Percentage, Controlled Joint Venture Value and Controlled Joint Venture Allocable Net Operating Income, and indicating any Development Properties that are now valued as Stabilized Properties pursuant to clause (ii) of the definition of Development Properties, together with copies of the statements of Funds from Operations and Net Operating Income for such fiscal quarter for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, prepared on a basis consistent with the statements furnished to the Administrative Agent prior to the date hereof or otherwise in form reasonably satisfactory to the Administrative Agent, together with a certification by the chief financial officer, chief accounting officer or other accounting officer reasonably acceptable to the Administrative Agent of REIT that the information contained in such statement fairly presents the calculation of Unencumbered Asset Value, Funds from Operations and Net Operating Income of the Unencumbered Properties included in the calculation of Unencumbered Asset Value for such periods;
(d)    [reserved];
(e)    promptly upon the request of the Administrative Agent or the Required Lenders, an operating statement for each of such Unencumbered Properties for each such fiscal quarter and year to date and a consolidated operating statement for such Unencumbered Properties for each such fiscal quarter and year to date (such statements and reports to be in the form previously provided to the Administrative Agent or otherwise reasonably satisfactory to the Administrative Agent);
(f)    to the extent not included in public filings by or on behalf of the REIT, promptly upon the request of the Administrative Agent or the Required Lenders, a statement (i) listing the material Real Estate owned by the Borrowers, the Guarantors and their Subsidiaries (or in which the Borrowers, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrowers, the Guarantors and their Subsidiaries (excluding Indebtedness of the type described in Section 7.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Land or Development Properties (and with respect to Development Properties providing a brief summary of the status of such development);
(g)    promptly upon the request of the Administrative Agent copies of the applicable joint ventures agreements for the Controlled Joint Ventures that own Unencumbered Controlled Joint Venture Properties;
(h)    promptly upon the request of the Administrative Agent, copies of all annual federal income tax returns and amendments thereto of the Borrowers and REIT;
(i)    promptly upon the request of the Administrative Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which the Company or REIT shall file with the SEC;
(j)    [reserved];
(k)    not later than 90 days after the end of each fiscal year, a consolidated budget and consolidated business plan for Borrowers, the Guarantors and their Subsidiaries for the following calendar year; and

(l)    from time to time such other financial data and information in the possession of the Borrowers, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against any Borrower or any Guarantor and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting any Borrower or any Guarantor) as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.
Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrowers to the Administrative Agent (collectively, “Information Materials”) pursuant to this Section 6.4 and, upon the Administrative Agent’s reasonable request, the Company shall designate Information Materials (a) that are either available to the public or do not contain material non-public information with respect to the Borrowers, their Subsidiaries, their respective Affiliates or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” (the “Public Information”) and (b) that are not Public Information as “Private Information” (the “Private Information”) (it being understood and agreed that to the extent such Information Materials constitute confidential information, they shall be treated as provided in Section 11.15). Any material to be delivered pursuant to this Section 6.4(a), (b), (f) or (i) shall be deemed delivered hereunder upon posting thereof on the EDGAR Website or on the Company’s website on the Internet at the website address www.cyrusone.com (or another website address provided by the Company in a written notice to Administrative Agent). Additionally, any material required to be delivered pursuant to this Section 6.4 may be otherwise delivered electronically directly to the Administrative Agent and the Lenders provided that such material is in a format reasonably acceptable to the Administrative Agent, and such material shall be deemed to have been delivered to the Administrative Agent and the Lenders upon the Administrative Agent’s receipt thereof. Upon the request of the Administrative Agent, the Company shall deliver paper copies of any information delivered electronically (other than with respect to Section 6.4(a) and (b) via posting on the EDGAR website or the Company’s website) to the Administrative Agent. The Borrowers and the Guarantors authorize the Agents to disseminate to the Lenders any materials delivered pursuant to the Loan Documents, including without limitation the Information Materials, through the use of Intralinks, SyndTrak or any other reputable electronic information dissemination system, and the Borrowers and the Guarantors release the Agents and the Lenders from any liability in connection therewith, provided that no information designated by the Company as Private Information may be distributed in a publically accessible format or to any Public Lenders (provided further neither the Agents nor any Lender shall have any liability with respect to any distribution of Public Information in a publicly accessible format or to any Public Lenders unless the same is the result of such Person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) and all confidential information shall be treated as provided in Section 11.15. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Company hereby agrees that, upon the Administrative Agent’s reasonable request, it will use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Company shall be deemed to have authorized the Agents to treat such Information Materials as not containing any material non-public information with respect to the Company, its Subsidiaries, its Affiliates or their respective securities for purposes of United States

Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in Section 11.15); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any reputable electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agents shall treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any reputable electronic dissemination system not designated “Public Investor” or a similar designation.
6.5.    Notices.
(a)    Defaults. The Company will promptly upon becoming aware of same notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrowers, the Guarantors or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default under Section 9.1(g) or have a Material Adverse Effect, promptly upon becoming aware of the same the Company shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events. The Company will give notice to the Administrative Agent within five Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any foreign, federal, state, provincial, local or other applicable environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any foreign, federal, state, provincial, local or other applicable environmental agency or board, that in any case would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    Notice of Litigation and Judgments. The Company will give notice to the Administrative Agent in writing within five Business Days of becoming aware of any litigation or proceedings threatened in writing affecting any Borrower, any Guarantor or any of their respective Subsidiaries or to which any Borrower, any Guarantor or any of their respective Subsidiaries, to its knowledge, is or is to become a party involving an uninsured claim against any Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to either cause an Event of Default or have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Company will give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within 10 days of any judgment not covered by insurance, whether final or otherwise, against any Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of the Threshold Amount.

(d)    ERISA. The Company will give notice to the Administrative Agent within 10 Business Days after any Borrower, any Guarantors or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA with respect to a Multiemployer Plan; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Guaranteed Pension Plan or Multiemployer Plan.
(e)    Lease Default. The Company will promptly notify the Administrative Agent in writing of any Lease Default by the Company or an Unencumbered Property Subsidiary, or material default by a Lessor, with respect to an Unencumbered Property.
(f)    Amendment to Controlled Joint Venture Organizational Documents. The Company will provide to the Administrative Agent a copy of any amendment, supplement, restatement or other modification of any articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document of or relating to a Controlled Joint Venture which owns or leases an asset included in the determination of Unencumbered Asset Value within five Business Days of the occurrence thereof.
6.6.    Existence; Maintenance of Properties.
(a)    The Company will and will cause each of the Subsidiary Borrowers, the Guarantors and its and their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdictions of their incorporation or formation except if (1)(i) the Company determines that such Subsidiaries are no longer necessary for the conduct of the business of REIT and its Subsidiaries, (ii) such Subsidiaries are not a Borrower, a Guarantor or an Unencumbered Property Subsidiary hereunder and (iii) no Default, Event of Default or Material Adverse Effect results therefrom or (2) permitted under Section 7.4. The Company will preserve and keep in full force all of its rights and franchises and those of the Subsidiary Borrowers and the Guarantors and its and their respective Subsidiaries, the preservation of which is necessary to the conduct of their business. The Company shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and continue to receive REIT Status. The Company shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by the Administrative Agent, unless otherwise consented to by the Required Lenders. Except for dispositions of Subsidiaries otherwise permitted under Section 7.8, the Company shall continue to own directly or indirectly 100% of the Subsidiary Borrowers, the Subsidiary Guarantors and Unencumbered Property Subsidiaries (other than those that are Controlled Joint Ventures).
(b)    Each of the Borrowers and the Guarantors (i) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear and casualty and condemnation events excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in the cases of both (i) and (ii) in which the failure so to do would have a material adverse effect on the condition of any Unencumbered Property included in the calculation of Unencumbered Asset Value or would cause a Material Adverse Effect.

6.7.    Insurance. The Borrowers, the Guarantors and their respective Material Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrowers, the Guarantors and their respective Subsidiaries (as applicable) and their respective properties in such amounts and against such risks and casualties as are customary for companies of similar size engaged in the same or similar businesses operating in the same or similar locations.
6.8.    Taxes; Liens. The Company will, and will cause the Subsidiary Borrowers and the Guarantors and its and their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting property of the Borrowers, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if (1) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property (or, solely in respect of claims for labor, materials or supplies, if such claims are not yet overdue by more than 60 days but in any event prior to the commencement of any foreclosure or other enforcement action with respect thereto), provided that neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding, and such Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Administrative Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy or (2) the failure to make such payment would not reasonably be expected to have a Material Adverse Effect.
6.9.    Inspection of Properties and Books. The Company will, and will cause the Subsidiary Borrowers, the Guarantors and its and their respective Subsidiaries to, permit the Administrative Agent and the Lenders, at the Company’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrowers, the Guarantors or any of their respective Subsidiaries (subject to the rights of tenants under their leases), to examine the books of account of the Borrowers, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Administrative Agent or any Lender through the Administrative Agent may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Company shall not be required to pay for more than one such visit and inspection in the aggregate in any twelve (12) month period.
6.10.    Compliance with Laws, Contracts, Licenses, and Permits. The Company will, and will cause each of the Subsidiary Borrowers and the Guarantors and its and their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be expected to have a Material Adverse Effect. If any material authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that a Borrower, a Guarantor or any of their respective Subsidiaries may fulfill any of its obligations hereunder, such Borrower, such Guarantor or such Subsidiary , as applicable, will promptly take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof. The Company shall develop and implement such programs, policies and procedures as are necessary to comply with the PATRIOT Act and shall promptly advise the Administrative Agent in writing in the event that the Company shall determine that any investors in the Company are in violation of such act.
6.11.    Further Assurances. The Company will, and will cause each of the Subsidiary Borrowers and the Guarantors and its and their respective Subsidiaries to, cooperate with the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.
6.12.    Business Operations. The Company will not, and will not permit any Subsidiary Borrower or Guarantor or Subsidiary to, directly or indirectly, engage, to any material extent in any line of business other than the ownership, operation, management and development of Data Center Properties or businesses incidental, reasonably related or necessary thereto.
6.13.    [Reserved].
6.14.    [Reserved].
6.15.    Plan Assets; Prohibited Transactions. The Company will do, or cause to be done, all things necessary to ensure that none of the assets included in the calculation of Unencumbered Asset Value will be deemed to be Plan Assets at any time. Neither the Company, the REIT nor any of their Subsidiaries shall have any employee benefit, pension, defined benefit or other similar plans sponsored, administered, established, maintained or contributed to by REIT or any of its Subsidiaries other than any Employee Benefit Plans, Multiemployer Plans or Guaranteed Pension Plans. Neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
6.16.    REIT and General Partner Covenants. The Company shall cause REIT and General Partner to comply with the following covenants:
(a)    REIT shall not enter into or conduct any material business other than (w) in connection with the ownership, acquisition and disposition of interests in the Company and the General Partner and management of the business of the Company and the General Partner, including but not limited to making equity investments in the Company, (x) making acquisitions or investments to be contributed to the Company or any of its Subsidiaries, and conducting tender offers or entering into acquisition or merger agreements in connection with the foregoing, (y) any other activities that are permitted by this Agreement (such as making Distributions and doing Equity Offerings), and (z) any activities as are incidental or related to any of the foregoing.
(b)    General Partner will have as its sole business purpose owning its general partnership interest in the Company, and performing duties as the general partner of the Company and making equity investments in the Company, and shall not engage in any business other than those described in this Section 6.16(b), those activities permitted by this Agreement and any activities as are incidental or related to any of the foregoing.

(c)    Nothing in this Section 6.16 shall be construed to prevent REIT from maintaining cash balances or Cash Equivalents.
(d)    Neither the REIT nor General Partner shall dissolve, liquidate or otherwise wind‑up its business, affairs or assets.
6.17.    Unencumbered Properties.
(a)    The Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall at all times satisfy all of the following conditions:
(i)    the Eligible Real Estate shall be owned 100% in fee simple, or leased pursuant to a Ground Lease or Lease that as to the Company or the applicable Unencumbered Property Subsidiary is not in Lease Default, by the Company or an Unencumbered Property Subsidiary and shall, in each case, be benefitted by easements, rights of way and other similar appurtenances as are required for the operation of such Eligible Real Estate. The Company or the applicable Unencumbered Property Subsidiary shall own all right, title and interest to the rents, accounts and other revenues from such Eligible Real Estate (other than, in respect of Sale Repurchase Assets, payments referred to in clause (iii) of the definition of “Sale Repurchase Lease Transaction”). Such Eligible Real Estate shall (x) be free and clear of all Liens and Negative Pledges (other than the Liens permitted in Section 7.2(i)(A) and Section 7.2(iv)), and (y) such Eligible Real Estate and the Company and the Unencumbered Property Subsidiary shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such Eligible Real Estate (including any restrictions contained in any applicable organizational documents) other than (A) any restriction on sale, transfer, mortgage or assignment arising from any restrictions in the nature of unencumbered asset financial covenants that are calculated with reference to such Eligible Real Estate, (B) asset sale, assignment and transfer limitations of general applicability under the terms of other Indebtedness that do not apply specifically to such Eligible Real Estate, (C) restrictions under any other tax protection agreement approved in writing by the Administrative Agent in its discretion, (D) any restrictions arising under any Loan Document, (E) customary restrictions on the sale, pledge, transfer, mortgage or assignment of Sale Repurchase Assets or (F) restrictions in a Ground Lease or Lease contained in such Ground Lease or Lease which is approved by the Required Lenders in connection with the addition of the applicable Eligible Real Estate as an Unencumbered Property (any restrictions on sale, pledge, transfer, mortgage or assignment described in this clause (y), after taking into account the carve-outs in this clause (y), a “Negative Pledge”);
(ii)    none of the Eligible Real Estate or any equipment used therein shall have any material structural defects or major architectural deficiencies, title defects, materially adverse environmental conditions or other materially adverse matters in each case except for defects, deficiencies, conditions or other matters individually or collectively which are not materially adverse to the profitable operation of such Eligible Real Estate, and such Real Estate shall be in compliance with the representations in Section 4.20 and the requirements of Section 7.6 that are applicable to Unencumbered Properties;
(iii)    if such Real Estate is owned or leased by an Unencumbered Property Subsidiary, then, without limiting the ability of such Unencumbered Property Subsidiary to guaranty Unsecured Indebtedness otherwise permitted hereunder, such Unencumbered Property Subsidiary shall not be liable with respect to any Secured Recourse Indebtedness or Non-Recourse Indebtedness (provided that such Unencumbered Property Subsidiary may be liable with respect to (w) Capitalized Lease Obligations existing as of the Closing Date described on Schedule 6.17, (x) Capitalized Lease Obligations which exist at the time any Person which becomes an Unencumbered Property Subsidiary is acquired by the Company and which Capitalized Lease Obligations were not entered into in anticipation of such acquisition by the Company, (y) other Capitalized Lease Obligations not exceeding $10,000,000.00 in the aggregate at any time outstanding and (z) purchase money Indebtedness with respect to equipment used at an Unencumbered Property of up to $10,000,000.00 in the aggregate at any time outstanding);
(iv)    such Eligible Real Estate is managed by the Company or another manager approved by the Administrative Agent, such approval to not be unreasonably withheld;
(v)    prior to inclusion of Real Estate as an Unencumbered Property included in the calculation of the Unencumbered Asset Value, the Company shall have delivered to the Administrative Agent a physical description of the Real Estate and current operating statements, an operating and capital expenditure budget for such Real Estate reasonably satisfactory to the Administrative Agent, and such other information as the Administrative Agent may reasonably require to determine the value attributable to such Real Estate for the purposes of Section 8.1 and compliance with this Section 6.17;
(vi)    if such Unencumbered Property is owned or leased by an Unencumbered Property Subsidiary, unless such Unencumbered Property Subsidiary is a Controlled Joint Venture, the Company shall directly or indirectly own 100% of all equity interests (including all economic, beneficial and voting interests) in such Unencumbered Property Subsidiary, if such Unencumbered Property Subsidiary is a Controlled Joint Venture, the Company shall directly or indirectly own such interests and have such rights and control so that such Person qualifies as a Controlled Joint Venture under the definition thereof, any and all intermediate entities shall be Subsidiary Guarantors to the extent required by this Agreement, and no direct or indirect ownership or other interests or rights in any such Unencumbered Property Subsidiary (except with respect to any interest in a Controlled Joint Venture not required to be owned directly or indirectly by the Company) or intermediate Subsidiary shall (except with respect to a Controlled Joint Venture, any intermediate entities owned by the Person that owns the interests not required to be owned by the Company) be subject to any Lien or Negative Pledge other than Liens permitted under Section 7.2(i)(A);
(vii)    such Real Estate has been designated as an “Unencumbered Property” on Schedule 1.2 hereto or in a Compliance Certificate delivered in accordance with Section 6.4(c) or delivered pursuant to this Section 6.17 and the Eligible Real Estate Qualification Documents have been delivered to the Administrative Agent, and in any event has not been removed as an Unencumbered Property included in the calculation of the Unencumbered Asset Value pursuant to Section 6.17(b), Section 6.17(c) or Section 6.17 (d);
(viii)    all of the representations and warranties in this Agreement with respect to Unencumbered Properties are true and correct in all material respects, and no Default or Event of Default would exist if such Unencumbered Property is included in the calculation of Unencumbered Asset Value;
(ix)    any Unencumbered Property Subsidiary owning or leasing such Real Estate shall be owned directly or indirectly by a Person organized under the laws of a State; and
(x)    in the event any buy-sell or offer to sell right contained in the agreements relating to a Controlled Joint Venture that owns or leases an Unencumbered Controlled Joint Venture Property is exercised, triggered or otherwise invoked and the Company or its applicable Subsidiary fails to perform its obligations in accordance with such provision, then the Real Estate of such Controlled Joint Venture shall no longer be eligible for inclusion as an Unencumbered Property.
(b)    In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall be materially damaged or taken by condemnation, then the Company shall promptly notify the Administrative Agent thereof and such Real Estate may, at the reasonable determination of the Administrative Agent, no longer be included in the calculation of the Unencumbered Asset Value unless and until (i) any damage to such Real Estate is repaired or restored, such Real Estate becomes operational (if such Real Estate was a Stabilized Property), and the Administrative Agent shall receive evidence satisfactory to the Administrative Agent of the value of such Real Estate following such repair or restoration (both at such time and prospectively), or (ii) Agent shall receive evidence reasonably satisfactory to the Administrative Agent that the value of such Real Estate, both at such time and prospectively (after giving consideration to such factors as the Administrative Agent shall reasonably consider, including, limitation, the availability of insurance proceeds or condemnation awards, and the impact of such casualty or condemnation upon continued occupancy by tenants under their leases) shall not be materially adversely affected (in the Administrative Agent’s good faith determination) by such damage or condemnation, provided that in the event of a material adverse effect on the value (in the Administrative Agent’s good faith determination) where some but not all of the leases relating to such Eligible Real Estate may remain in effect after such casualty or condemnation, such Real Estate shall continue to be included in the Unencumbered Asset Value subject to the Administrative Agent having reasonably approved an adjusted valuation of such Eligible Real Estate following receipt from the Company of a proposed reduced valuation for such Eligible Real Estate (taking into account the reduced leasing of such Eligible Real Estate) together with such other information as the Administrative Agent may reasonably request in order for the Administrative Agent to evaluate and approve such proposed valuation for such Eligible Real Estate.
(c)    Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Value, such asset shall no longer be included in the calculation of the Unencumbered Asset Value. Within five Business Days after any such disqualification, the Company shall deliver to the Administrative Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant to this clause (c), the Company shall deliver to the Administrative Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in Section 8.1.
(d)    In addition, the Company may voluntarily remove any Unencumbered Properties from the calculation of Unencumbered Asset Value by delivering to the Administrative Agent notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, and the identity of the Unencumbered Property being removed, and a calculation of the value attributable to such Unencumbered Property. Simultaneously with the delivery of the items required pursuant above, the Company shall deliver to the Administrative Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in Section 6.17 and Section 8.1.
(e)    Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of Section 6.17(a), such Real Estate shall be included in the calculation of the Unencumbered Asset Value so long as (x) the Administrative Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Asset Value and (y) at no time after it is included does such Real Estate fail to satisfy any requirements of the Required Lenders imposed as a condition to such approval, and any requirements of the definition of

Eligible Real Estate or of Section 6.17(a) in addition to those it failed to satisfy at the time such consent of the Required Lenders was provided for such inclusion.
6.18.    Sanctions Laws and Regulations. No Borrower shall, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any other Borrower, any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause any Borrower, any Guarantor or any of its or their respective Subsidiaries to violate applicable anti-bribery or anti-corruption laws. None of the funds or assets of the Borrowers or the Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Each Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations and applicable anti-bribery and anti-corruption laws.
SECTION 7.    NEGATIVE COVENANTS
The Company and each Subsidiary Borrower covenants and agrees that until the Termination Date:
7.1.    Restrictions on Indebtedness. The Company will not, and will not permit REIT or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders arising under any of the Loan Documents;
(b)    current liabilities of the Company or its respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(c)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.8;
(d)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(e)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(f)    subject to compliance on a Pro Forma Basis with the provisions of Section 8 at the time of incurrence or assumption thereof, Secured Recourse Indebtedness of the Company and its Subsidiaries;
(g)    subject to compliance on a Pro Forma Basis with the provisions of Section 8 at the time of incurrence or assumption thereof, Consolidated Secured Indebtedness of the Company and its Subsidiaries;

(h)    subject to the provisions of Section 8, Unsecured Indebtedness of the Company and its Subsidiaries and of REIT and General Partner;
(i)    indebtedness of the REIT, the Company or any other Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration incurred in connection with any acquisition permitted by this Agreement or other Investment permitted by Section 7.3 other than Indebtedness for borrowed money, provided that, solely with respect to any Unencumbered Property Subsidiary, any Subsidiary of the Company owning an interest in such Unencumbered Property Subsidiary and the REIT, such Indebtedness is unsecured; and (ii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and Cash Management Services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof; and
(j)    Unsecured Indebtedness between or among any of the REIT, the Company and their respective Subsidiaries, provided that any such Indebtedness to which any Borrower or any Guarantor shall be an obligor shall be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent.
Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in Section 7.1(f) or (g) above shall be secured by any asset included in the calculation of the Unencumbered Asset Value or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor or Unencumbered Property Subsidiary owning such an asset as collateral and (ii) REIT and General Partner shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person) other than Indebtedness described in Section 7.1(a)-(e), (h), (i) and (j) above.
7.2.    Restrictions on Liens, Etc.. The Company will not, and will not permit REIT or their respective Subsidiaries to create, incur, assume or suffer to exist any Lien; provided that notwithstanding anything to the contrary contained herein, the Company and any such Subsidiary of Company may create or incur or suffer to be created or incurred or to exist:
(i)    (A)  (x)  Liens on properties to secure taxes incurred in the ordinary course of business in respect of obligations not then delinquent (or being contested in good faith by appropriate proceedings as permitted by this Agreement) or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (y) assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or any similar law of a jurisdiction other than the United States or pursuant to any Environmental Laws) or claims for labor, material or supplies (including warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens) incurred in the ordinary course of business in respect of obligations not then delinquent by more than 60 days but in any event prior to the commencement of any foreclosure or other enforcement action with respect thereto (or being contested in good faith by appropriate proceedings as permitted by this Agreement) or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on (x) assets other than the assets included in the calculation of Unencumbered Asset Value in respect of judgments permitted by Section 7.1(d), or (y) assets included in the calculation of Unencumbered Asset Value in respect of judgments that individually or in the aggregate do not exceed $10,000,000.00 but only to the extent such Lien is fully released and discharged from such asset prior to the first to occur of the date that is 60 days after such Lien attaches to such asset or the commencement of any action to enforce such judgment against such asset;

(ii)    Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(iii)    (A) Liens granted by the Company or any Subsidiary of the Company (other than an Unencumbered Property Subsidiary or another Subsidiary of the Company which directly or indirectly owns an interest in an Unencumbered Property Subsidiary) on any asset of such Person securing Indebtedness which is permitted by Section 7.1(f) or (g), provided that none of such assets shall include any direct or indirect interest in any asset included in the calculation of Unencumbered Asset Value, or any direct or indirect right, title or interest in any rent, issue, profit, proceed or other asset related thereto, included in the calculation of the Unencumbered Asset Value, or any interest in any Unencumbered Property Subsidiary or any Subsidiary of the Company which directly or indirectly owns an asset included in the calculation of Unencumbered Asset Value, and (B) pledges of security interests in the ownership interests of any Subsidiary of the Company which is not an Unencumbered Property Subsidiary or the direct or indirect owner of an interest in an Unencumbered Property Subsidiary securing Indebtedness which is permitted by Section 7.1(f) or (g);
(iv)    (A) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Company or any such Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect, (B) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with deposit institutions provided that such liens, rights or remedies are not security for or otherwise related to Indebtedness, and none of such liens, rights or remedies relate to any asset included in the calculation of Unencumbered Asset Value, and (C) UCC pre-filings in respect of Permitted Liens prior to incurrence of such Permitted Liens; provided that if the Indebtedness to which such pre-filing relates is not promptly closed following such pre-filing, such pre-filed UCC financing statement shall be promptly released;
(v)    Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;
(vi)    Liens in favor of the Administrative Agent under the Loan Documents to secure the Obligations;
(vii)    Liens by the REIT or any of its Subsidiaries on cash or Cash Equivalents (other than on any cash or Cash Equivalents of the Company or any Unencumbered Property Subsidiary (or any direct or indirect owners of the Company or such Subsidiaries));
(viii)    the rights of tenants or subtenants in the ordinary course of business relating to the use or occupation of space in any building or of any Real Estate;
(ix)    any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement; and
(x)    with respect to any Leased Property, (x) any reversionary interest or title of lessor under an applicable Lease with respect thereto or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor may be subject.
(xi)    Liens arising in connection with customary rights and restrictions contained in agreements relating to such sale or transfer of assets pending the completion thereof; and

(xii)    Liens arising under Capitalized Lease Obligations with respect to the assets subject to such lease.
Notwithstanding anything in this Agreement to the contrary, REIT and General Partner shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in Section 7.2(i), (ii), (iv)(B), (v) and (vi).
7.3.    Restrictions on Investments. Neither the Company will, nor will it permit REIT or any of their respective Subsidiaries to, make any Investment except Investments in:
(a)    Cash Equivalents;
(b)    the acquisition of fee interests or long-term ground lease interests or interests under Leases by the Company or its Subsidiaries in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto (including Ancillary Office), and (ii) subject to the restrictions set forth in this Section 7.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in Section 7.3(b)(i);
(c)    Investments by the Company in Wholly Owned Subsidiaries of the Company as of the Closing Date and in any Person that becomes a Wholly Owned Subsidiary of the Company after the Closing Date;
(d)    Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as of the Closing Date and in any Person that becomes a non-Wholly Owned Subsidiary or an Unconsolidated Affiliate after the Closing Date;
(e)    Investment by any Subsidiary in any other Subsidiary, by the Company in any Subsidiary, and by the REIT in the Company or the General Partner;
(f)    Investments (i) in equipment and other personal property which will be incorporated into, or otherwise used in connection with, Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, (iii) services associated with managing and providing Data Center Properties (including ancillary businesses) and (iv) with fiber optic companies to bring fiber optics to Data Center Properties;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customary and suppliers, in each case in the ordinary course of business;
(h)    Investments so long as after giving pro forma effect to such Investment (and any Indebtedness incurred in connection therewith), the Company is in pro forma compliance with the covenants set forth in Section 8; and
(i)    Investments by the REIT to the extent such Investment could be made by the Company or any Subsidiary of the Company; provided such Investment is within 30 days following such Investment contributed to the Company or any Subsidiary of the Company.
7.4.    Merger, Consolidation. The Company will not, nor will the Company permit REIT or any of their respective Subsidiaries to, (a) dissolve, liquidate, dispose of all or substantially all of its assets or (b) consummate a business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing (any of the foregoing transactions in this clause (b), for purposes of this Section 7.4 (other than Section 7.4(vi), a “merger”), except for:
(i)     the merger or consolidation of one or more of the Subsidiaries of the Company with and into the Company (it being understood and agreed that in any such event the Company will be the surviving Person);
(ii)     the merger or consolidation of two or more Subsidiaries of the Company; provided that if any such Subsidiary is a Subsidiary Guarantor or an Unencumbered Property Subsidiary, the survivor of such merger is a Subsidiary Guarantor or an Unencumbered Property Subsidiary or becomes a Subsidiary Guarantor in accordance with Section 2.24; (w) if such Subsidiary is a Borrower, such Subsidiary is the survivor of such merger;
(iii)     any dissolution of a Subsidiary (A) that owns no assets or (B) if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, provided that (x) the Company or a Guarantor receives any assets of such dissolved or liquidated Subsidiary if such dissolved or liquidated Subsidiary was a Guarantor at the time of such liquidation or dissolution and (y) the provisions of Section 2.24(b) (to the extent that such Subsidiary is a Subsidiary Guarantor at the time of such dissolution) and Section 6.17 are satisfied;
(iv)     dispositions permitted by Section 7.8;
(v) (A) a merger of a Person with the Company, so long as the Company is the surviving entity, (B) a merger of (1) the general partner of a Person simultaneously merging with the Company or a Subsidiary of the Company with (2) General Partner, so long as General Partner is the surviving entity and the provisions of Section 6.16 are not violated, (C) a merger of an entity that has elected to obtain and qualifies for REIT Status and which is the general partner or other owner of a Person simultaneously merging with the Company or a Subsidiary of the Company, with the REIT, so long as the REIT is the surviving entity and the provisions of Section 6.16 are not violated, and (D) a merger of a Person with a Subsidiary of the Company (other than an Unencumbered Property Subsidiary or a Subsidiary that in either case directly or indirectly owns an Unencumbered Property unless with respect to an Unencumbered Property Subsidiary the terms of Section 6.17(a)(iii) are satisfied), in each instance so long as (u) in the case of a merger with REIT, General Partner, the Company or a Subsidiary of the Company organized under the laws of a political subdivision of the United States, such Person was organized under the laws of the United States of America or one of its states; (v) if such Subsidiary is a Subsidiary Guarantor or an Unencumbered Property Subsidiary, such Subsidiary is the survivor of such merger or with the prior written approval of the Administrative Agent, becomes a Subsidiary Guarantor, and if such Subsidiary is not a Subsidiary Guarantor, the surviving Person is controlled by the Borrower; (w) if such Subsidiary is a Borrower, such Subsidiary is the survivor of such merger; (x) the Company shall have given the Administrative Agent at least 10 Business Days’ prior written notice prior to consummation of such merger; (y) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; and (z) following such merger, the Company and its Subsidiaries will continue to be engaged solely in the businesses permitted by Section 6.12; and
(vi)     Investments constituting asset or stock acquisitions permitted by Section 7.3 and which are not mergers, reorganizations, consolidations or business combinations;

provided that no such merger or consolidation shall be permitted in the event that a Default or Event of Default exists immediately before or would exist after giving effect thereto.
7.5.    Sale and Leaseback. The Company will not, and will not permit any Subsidiary Borrower, any Guarantor or any of its or their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby any Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter any Borrower, any Guarantor or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld.
7.6.    Compliance with Environmental Laws. None of the Borrowers or the Guarantors will, nor will it permit any of their Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the use, handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or, with respect to owned or ground leased Real Estate, permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances that could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, except, in each case where any such use, generation, conduct or other activity has not had and would not reasonably be expected to have a Material Adverse Effect.
Except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of Company) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Properties included in the calculation of Unencumbered Asset Value in violation of applicable Environmental Laws; and
(ii)    if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Property included in the calculation of Unencumbered Asset Value (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Property by the Company or any such Subsidiary), the Company shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of such Unencumbered Property to the extent required by and in full compliance with all applicable Environmental Laws; provided, that each of the Company and its Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Administrative Agent and no action shall have been commenced by any enforcement agency. The Administrative Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.
At any time while an Event of Default exists hereunder the Administrative Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Properties included in the calculation of Unencumbered Asset Value prepared by an environmental consultant as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Property and (ii) whether the use and operation of any such Unencumbered Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Administrative Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Property included in the calculation of Unencumbered Asset Value, or that any of the Unencumbered Property included in the calculation of Unencumbered Asset Value is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Company shall promptly upon the request of the Administrative Agent obtain and deliver to the Administrative Agent such environmental assessments of such Unencumbered Property prepared by an environmental consultant reasonably acceptable to the Administrative Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Unencumbered Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this Section 7.6 shall be at the sole cost and expense of the Company. Notwithstanding the foregoing, it shall not be considered a breach of this Section 7.6 if permission from a third-party (including, without limitation, any owners or landlords) is required to conduct an environmental assessment and, after reasonable attempts, the Company is unable to obtain such permission for whatever reason and therefore does not perform the requested environmental assessment.
7.7.    Distributions. (a) In the event that an Event of Default shall have occurred and be continuing, (i) the Company, REIT and General Partner shall not pay any Distribution to its partners, members or other owners, other than (A) the minimum amount of Distributions (when made in accordance with the applicable organizational documents (e.g., pro rata to all of its partners, members or other owners, if so required)) required to enable the REIT to maintain its REIT Status, (B) cashless exchanges of Equity Interests in the Company for Equity Interests in the REIT and (C) non-cash payments in connection with employee, trustee and director stock option plans or similar incentive arrangements.
(b)    Notwithstanding the foregoing, at any time when the maturity of the Obligations has been accelerated, the Company shall not, and shall not permit REIT or General Partner to, make any Distributions whatsoever, directly or indirectly, other than cashless exchanges of Equity Interests in the Company for Equity Interests in the REIT.

7.8.    Asset Sales. The Company will not, and will not permit the Subsidiary Borrowers, the Guarantors or its or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset to a Person that is not a Wholly Owned Subsidiary of the Company other than pursuant to a bona fide arm’s length transaction or, with respect to transactions subject to Section 7.11, as permitted by Section 7.11; provided that the Borrowers, Guarantors and their respective Subsidiaries may sell, transfer or otherwise dispose of assets subject to any condemnation proceeding (including in lieu thereof). Without limiting the foregoing, neither the Company nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions unless no Event of

Default has occurred and is continuing or would result from such transaction (including, without limitation, pro forma compliance with the covenants in Section 6.17, Section 7.1, Section 7.3, Section 7.7, and Section 8.1 through 8.6 after giving effect thereto).
7.9.    Restriction on Prepayment of Indebtedness. After the occurrence and during the continuance of any Event of Default, the Company will not, and will not permit any Subsidiary Borrower or any Guarantor to: (a) optionally or voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations prior to the maturity date thereof; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new or increased loan, note or other Indebtedness which would otherwise be permitted by the terms of Section 7.1 and proceeds described in the following clause (y); and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale or other disposition of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.
7.10.    Derivatives Contracts. None of the Borrowers, the Guarantors or their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and forward equity commitments and forward equity sale agreements with customary terms and, to the extent constituting Indebtedness, permitted pursuant to Section 7.1.
7.11.    Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary Borrower or any Guarantor or any of its or their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Wholly Owned Subsidiary of the Company), except (i) transactions set forth on Schedule 7.11 attached hereto and any amendments to stock option plans, employment agreements and indemnities of officers and directors to the extent that such amendment is not adverse, taken as a whole, to the Lenders or the Company in any material respect, (ii) transactions upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (which, in connection with any transaction with a non-Wholly Owned Subsidiary, may take into account any enhancement to the value of the equity owned by a Wholly Owned Subsidiary of the Company as a result of the transaction), (iii) Distributions permitted pursuant to Section 7.7, (iv) transactions under this Agreement or the Senior Notes Documents, (v) (a) transactions solely among the REIT, the General Partner, the Company and any of their respective Subsidiaries that are Unencumbered Property Subsidiaries or Guarantors or (b) transactions solely among the Subsidiaries of the Company that are not Unencumbered Property Subsidiaries or owners of direct or indirect interests in an Unencumbered Property Subsidiary, (vi) issuance by the REIT or the Company of Equity Interests (other than Disqualified Equity Interests) and receipt by the REIT or the Company of capital contributions, (vii) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction, (viii) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the REIT or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the REIT or such Subsidiary for accounting purposes and that are made in the ordinary course of business, (x) compensation, insurance, expense reimbursement, severance, employee benefit arrangements and indemnification of, and other employment arrangements with, directors, officers, consultants and employees of the REIT, the Company or any Subsidiary of either thereof, (xi) intercompany loans permitted by Section 7.1 and Section 7.3 and (xii) any transaction or series of related transactions involving consideration not in excess of $5,000,000.

7.12.    Equity Pledges. Notwithstanding anything in this Agreement to the contrary, (a) REIT will not create or incur or suffer to be created or incurred any Lien (other than Liens permitted under Section 7.2(i)(A)) on any of its direct or indirect legal, equitable or beneficial interest in General Partner or the Company, including, without limitation, any Distributions or rights to Distributions on account thereof, and (b) General Partner will not create or incur or suffer to be created or incurred any Lien (other than Liens permitted under Section 7.2(i)(A)) on any of its direct or indirect legal, equitable or beneficial interest in the Company.
SECTION 8.    FINANCIAL COVENANTS
The Company and each Subsidiary Borrower covenants and agrees that, until the Termination Date:
8.1.    Unencumbered Asset Tests.
(a)    The Company will not at any time permit Consolidated Total Unsecured Indebtedness (including the Loans and L/C Obligations) to exceed 60% of the Unencumbered Asset Value; provided, however, that for one or more periods of up to four consecutive fiscal quarters immediately following a Material Acquisition of which the Company has given the Administrative Agent written notice (with such four consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), such ratio of Consolidated Total Unsecured Indebtedness to Unencumbered Asset Value may exceed 60% but shall not exceed 65% during such period.
(b)    The Company will not at any time permit the Unencumbered Property Debt Yield to be less than 10.5%; provided, however, that from and after the Investment Grade Rating Trigger Date, the foregoing covenant in this Section 8.1(b) shall be of no further force and effect and shall be replaced with a covenant that the Company will not at any time permit the ratio of Unencumbered Net Operating Income to Debt Service on Consolidated Total Unsecured Indebtedness to be less than 1.50 to 1.00.
8.2.    Indebtedness to Gross Asset Value. The Company will not at any time permit Consolidated Total Indebtedness to exceed 60% of Gross Asset Value; provided, however, that for one or more periods of up to four consecutive fiscal quarters immediately following a Material Acquisition of which the Company has given the Administrative Agent written notice (with such four consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), the ratio of such Consolidated Total Indebtedness to Gross Asset Value may exceed 60% but shall not exceed 65% during such period.
8.3.    Consolidated EBITDA to Consolidated Fixed Charges. The Company will not at any time permit the ratio of Consolidated EBITDA determined for the most recently ended fiscal quarter to Consolidated Fixed Charges for the most recently ended fiscal quarter, to be less than 1.50 to 1.00.
8.4.    Minimum Consolidated Tangible Net Worth. The Company will not at any time permit REIT’s Consolidated Tangible Net Worth to be less than $3,260,000,000; provided that from and after the Investment Grade Rating Trigger Date, the covenant in this Section 8.4 shall be of no further force and effect and the Company shall thereafter not be required to comply with this Section 8.4.
8.5.    Secured Recourse Indebtedness to Gross Asset Value. The Company will not at any time permit the aggregate amount of Secured Recourse Indebtedness to exceed 15% of Gross Asset Value; provided that from and after the Investment Grade Rating Trigger Date, the covenant in this

Section 8.5 shall be of no further force and effect and the Company shall thereafter not be required to comply with this Section 8.5.
8.6.    Consolidated Secured Indebtedness to Gross Asset Value. The Company will not at any time permit the aggregate amount of Consolidated Secured Indebtedness to exceed 40% of Gross Asset Value; provided, however, that for one or more periods of up to four consecutive fiscal quarters immediately following a Material Acquisition of which the Company has given the Administrative Agent written notice (with such four consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), the ratio of such Consolidated Secured Indebtedness to Gross Asset Value may exceed 40% but shall not exceed 45% during such period.
SECTION 9.    EVENTS OF DEFAULT
9.1.    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    any Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    any Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    any Borrower shall fail to comply with any covenant contained in Section 8.1 and such failure shall continue for five Business Days after written notice thereof shall have been given to the Company by the Administrative Agent;
(d)    the Company shall fail to perform any term, covenant or agreement contained in Section 8.2, Section 8.3, Section 8.4, Section 8.5 or Section 8.6;
(e)    any Borrower, any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this Section 9 or in the other Loan Documents);
(f)    any representation or warranty made by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(g)    any Borrower, Guarantor or Material Subsidiary shall fail to pay when due (including, without limitation, at maturity) (after all applicable grace and cure periods have expired), any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contracts), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contracts); provided that the events described in Section 9.1(g) shall not constitute an Event of Default unless such failure to perform (including under any Derivatives Contracts), together with other failures to perform as described in Section 9.1(g) (i) is for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or to require the settlement, termination, prepayment, purchase or redemption thereof and (ii)(A) in respect of Recourse Indebtedness, involves singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of the Threshold Amount or (B) in respect of Non-Recourse Indebtedness, involves singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $100,000,000.00;
(h)    any Borrower, any Guarantor or any of their respective Material Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver-manager or similar official for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any Insolvency Law, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(i)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver-manager or similar official of any Borrower, any Guarantor or any of their respective Material Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any Insolvency Law, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within 60 days following the filing or commencement thereof;
(j)    a decree or order is entered appointing a trustee, custodian, liquidator, monitor, receiver, receiver-manager or similar official for any Borrower, any Guarantor or any of their respective Material Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under any Insolvency Laws as now or hereafter constituted;
(k)    any Borrower, any Guarantor or any of their respective Material Subsidiaries shall fail to pay one or more final and non-appealable judgments aggregating in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower, any Guarantor or any of their respective Material Subsidiaries to enforce any such judgment;
(l)    any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, or to contest or challenge the validity or enforceability of any of the Loan Documents, shall be commenced by or on behalf of a Borrower or a Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(m)    [reserved];
(n)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and either (w) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (x) a trustee shall have been appointed by the United States District Court to administer such Plan; or (y) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or (z) such event requires such Guaranteed Pension Plan to notify the PBGC of withdrawal and to determine liability under Section 4062(e) or Section 4063 of ERISA;
(o)    [reserved];
(p)    any Guarantor denies that it has any liability or obligations under the Guarantee Agreement or any other Loan Document, or shall notify the Administrative Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guarantee Agreement or cancel any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guarantee Agreement or any other Loan Document; or
(q)    any Change of Control shall occur,
then, and in any such event, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Company declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in Section 9.1(h), Section 9.1(i) or Section 9.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Administrative Agent. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount (without duplication of amounts previously cash collateralized pursuant to Section 3.10) equal to the aggregate then undrawn and unexpired amount of such Letters of Credit and all such amounts deposited shall be applied to reduce the outstanding L/C Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

9.2.    Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in Section 9.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 9.1(b) with respect to the payment of interest or other fees on the Loans in the event that the applicable Borrower cures such Default within five Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure to comply with Section 6.4(c), Section 6.15 or Section 6.17 in the event that Company cures such Default within five Business Days following occurrence of such failure; and (iii) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 9.1(e) in the event that the Company cures such Default within 30 days following receipt of written notice of such default from the Administrative Agent, provided that the provisions of this clause (iii) shall not pertain to any default consisting of a failure to comply with Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.7, Section 7.8 or Section 7.12.
In the event that there shall occur any Default or Event of Default that affects only certain Unencumbered Property included in the calculation of the Unencumbered Asset Value, then the Company may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Unencumbered Property from the calculation of Unencumbered Asset Value and by reducing the Outstanding Loans by the amount necessary so that no Event of Default exists under Section 8.1 or Section 8.2, in which event such removal and reduction shall be completed within five Business Days after the earlier of (i) the Company obtaining knowledge of such Default and (ii) receipt of notice of such Default from the Administrative Agent or the Required Lenders.
9.3.    Termination of Commitments. If any one or more Events of Default specified in Section 9.1(h), Section 9.1(i) or Section 9.1(j) shall occur, then immediately and without any action on the part of the Administrative Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Company. If any other Event of Default shall have occurred and be continuing, (a) the Administrative Agent may, and upon the election of the Majority Revolving Lenders, shall, by notice to the Company terminate the obligation to make Revolving Loans and issue Letters of Credit, as applicable, to the Borrowers and (b) the Administrative Agent may, and upon the election of the Majority Delayed Draw Lenders, shall, by notice to the Company terminate the obligation to make Delayed Draw Term Loans. No termination under this Section 9.3 shall relieve the Borrowers or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.
9.4.    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 9.1, the Administrative Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Administrative Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Administrative Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Administrative Agent in connection therewith, shall be payable by the Company upon demand and shall constitute a part of the Obligations and shall if not paid within five days after demand bear interest at the rate set forth in Section 2.12(c). In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Company shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.
9.5.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 11.5 and amounts pursuant to Section 2.6(d) payable to the Administrative Agent in its capacity as such);
(b)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 11.5) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(d)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of the L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to 2.21 or Section 3.10, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (d) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.21 or Section 3.10, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 9.2;
(e)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.
If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above
SECTION 10.    THE AGENTS
10.1.    Authorization and Action. (a) Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(a)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(b)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(c)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.
(d)    None of the Syndication Agent, any Co-Documentation Agent, any Senior Managing Agent or any joint lead arranger and joint bookrunner listed on the cover page of this Agreement shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(e)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any other Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.6, 2.12, 2.16, 2.17 and 11.5) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(f)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
10.2.    Administrative Agent’s Reliance, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(a)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Revolving Extensions of

Credit, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Lender, or any Exchange Rate or Dollar Equivalent. Promptly after receiving a notice of a Default or Event of Default pursuant to Section 6.5(a), the Administrative Agent shall notify the Lenders thereof.
(b)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.6, (ii) may rely on the Register to the extent set forth in Section 11.6(b), (iii) may consult with legal counsel (including counsel to the Company or any other Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
10.3.    Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(a)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each Borrower hereby approves distribution of the Communications (as defined below) through the Approved Electronic Platform and understands and assumes the risks of such distribution.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(b)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY SENIOR MANAGING AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(c)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(d)    Each of the Lenders, each of the Issuing Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.4.    The Administrative Agent Individually. With respect to its Commitment, Loans, Issuing Lender Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
10.5.    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such and its officers, directors, employees, affiliates, agents, advisors, and controlling persons (each an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Agreement and payment of the Loans and all other amounts payable hereunder.
10.6.    Acknowledgements of Lenders and Issuing Lenders. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(a)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
10.7.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(a), Section 9.1(h), Section 9.1(i) or Section 9.1(j) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this 10 and Section 11.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
10.8.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of REIT, the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of REIT, the Company or any other Loan Party, that:

(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 11.    MISCELLANEOUS
11.1.    Amendments and Waivers. Subject to Section 2.14(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i) or (z) any amendment in accordance with Section 2.14(b)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release or limit any Borrower or any Subsidiary Guarantor that is a Material Subsidiary from its obligations under the Guarantee Agreement (other than pursuant to Section 11.14 hereof), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.15 without the written consent of all Lenders under each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility or “Majority Delayed Draw Lenders” without the written consent of all Lenders under such Facility or reduce the percentage specified in the definition of “Majority Revolving Lenders” without the written consent of all Revolving Lenders; (vi) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (viii) amend, modify or waive any provision of Section 2.21 without the written consent of the Issuing Lender and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding this Section 11.1, the Commitments of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any waiver, amendment, supplement or modification pursuant to this Section 11.1); provided that any waiver, amendment, supplement or modification of the type described in clause (i) of this Section 11.1 shall require the consent of any Defaulting Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of all or a portion of the outstanding Term Loans having the same terms (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans and (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension.
Further, notwithstanding anything to the contrary contained in this Section 11.1, this Agreement may be amended to extend the maturity date of outstanding Term Loans, Revolving Dollar Commitments and/or Revolving Multicurrency Commitments pursuant to one or more offers made from time to time by the Company to all the Lenders on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans, Revolving Dollar Commitments or Revolving Multicurrency Commitments, as applicable) and on the same terms to each such Lender, with the written consent of the Administrative Agent, the Company and each of the Lenders holding Loans having an extended maturity date. Each group of Term Loans, Revolving Dollar Commitments or Revolving Multicurrency Commitments so extended shall constitute a separate tranche with the same terms as the original Term Loans, Revolving Dollar Commitments or Revolving Multicurrency Commitments, as applicable.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
11.2.    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the Administrative Agent or the Issuing Lenders, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	CyrusOne LP 2101 Cedar Springs Road, Suite 900 Dallas, Texas 75201 Attention: Chief Financial Officer Facsimile: (972) 820-8633
with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Ari B. Blaut Facsimile: (212) 291-9219 Telephone: (212) 558-1656 Email: blauta@sullcrom.com
Subsidiary Borrower:	c/o CyrusOne LP 2101 Cedar Springs Road, Suite 900 Dallas, Texas 75201 Attention: Chief Financial Officer Facsimile: (972) 820-8633
with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Ari B. Blaut Facsimile: (212) 291-9219 Telephone: (212) 558-1656 Email: blauta@sullcrom.com
Administrative Agent (other than for notices with respect to Loans denominated in Acceptable Foreign Currencies):
JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, Illinois 60603-2003
Attention: Muoy Lim
Facsimile: (844) 490-5663
Telephone: (312) 732-2024
Email: jpm.agency.servicing.1@jpmorgan.com

Administrative Agent (for notices with respect to Loans denominated in Acceptable Foreign Currencies):
Loan and Agency Group
25 Bank Street
Canary Wharf
London E14 5JP
Switchboard: +44 (0) 20 7742 1000
Telephone: +44 (0)20 7777 2360
Facsimile: 12016395145@tls.ldsprod.com
Email: loan_and_agency_london@jpmorgan.com

Issuing Lender (in the case of JPMorgan Chase Bank):
JPMorgan Chase Bank, N.A.
Letter of Credit Team
10 South Dearborn, 7th Floor
Chicago, Illinois 60603-2003
Facsimile: (214) 307-6874
Telephone: (855) 609-9959
Email: chicago.lc.agency.activity.team@jpmchase.com

Issuing Lender (in the case of KeyBank National Association):	KeyBank National Association 4910 Tiedeman Road Brooklyn, Ohio 44144 Attention: Vicky F. Heineck Facsimile: (216) 370-6206 Telephone: (216) 813-1609 Email: vicky_f_heineck@keybank.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
11.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
11.5.    Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one firm of outside counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one firm of outside counsel to the Lenders and Administrative Agent, taken as a whole (and, solely in the case of a conflict of interest, one additional firm of outside counsel to each group of affected Lenders similarly situated taken as a whole), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to any Group Member including with respect to any property at any time owned, leased, or used by any Group Member, or any orders, requirements or demands of Governmental Authorities related thereto or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and the reasonable and documented fees and expenses of legal counsel (limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) to the extent they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnitee under any Loan Document and (iii) to the extent arising from any dispute solely among Indemnitees other than against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission on the part of the Company or its Affiliates (as determined by a final and nonappealable decision of a court of competent jurisdiction). Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, (i) all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee and (ii) any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet). The Company shall not be liable for any settlement of any action effected without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final judgment in any such actions, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested confirmation of the Company’s obligation to indemnify such indemnified person in accordance with this Agreement, the Company shall be liable for any settlement or other action referred to in the immediately preceding sentence effected without the Company’s consent if (a) such settlement or other action is entered into more than 30 days after receipt by the Company of such request for confirmation and (b) the Company shall not have provided such confirmation in accordance with such request prior to the date of such settlement or other action. The Company shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened actions in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) from all liability on claims that are the subject matter of such actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return promptly any and all amounts paid by the Company or on the Company’s behalf under this Section to such Indemnitee for any such losses, claims, damages, liabilities or expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Company pursuant to this Section 11.5 shall be submitted to the Company at the address set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
11.6.    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(a)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution (except, with respect to a Disqualified Institution, to the extent the Company has consented to such assignment to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential assignee is a Disqualified Institution or any liability with respect to any assignment made to a Disqualified Institution) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    the Company (such consent not to be unreasonably withheld or delayed), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within ten days after having received notice thereof;
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the Issuing Lender (such consent not to be unreasonably withheld), provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Facility, $500,000) unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 9.1(a), Section 9.1(h), Section 9.1(i) or Section 9.1(j) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)    (i) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other entities (other than an Ineligible Institution (except, with respect to Disqualified Institutions, to the extent the Company has consented to such participation to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential participant is a Disqualified Institution or any liability with respect to any participation sold to a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements under Section 2.17(d), (e) and (f)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d), (e) and (f) as if it were a Lender.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest;

provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(d)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(e)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
11.7.    Adjustments; Set‑off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 9.1(h), (i) or (j), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(a)    In addition to any rights and remedies of the Lenders provided by law, each Lender and each Issuing Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence and during the Continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or Issuing Lender or, in each case, any branch or agency thereof to or for the credit or the account of a Borrower (to the extent of amounts owed by such Borrower to such Lender or Issuing Lender, as applicable), as the case may be; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and Issuing Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender or Issuing Lender, as applicable, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or via email attachment shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
11.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.10.    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.11.    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
11.12.    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States for the Southern District of New York in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
11.13.    Acknowledgements. Each Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any other Credit Party has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the other Credit Parties, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)    the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents;
(d)    the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties;
(e)    the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(f)    each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person;
(g)    none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate; and
(h)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or between the Borrowers and the Credit Parties.
11.14.    Releases of Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Company having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1, or (ii) under the circumstances described in paragraph (b) below.

(a)    At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any Letters of Credit that are outstanding shall have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof), the Guarantees and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.
11.15.    Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any other Issuing Lender or any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section or provisions no less restrictive than those in this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (k) with the consent of the Company. “Information” means all information received from any Loan Parties or its Affiliates or its Affiliates’ directors, officers, employees, trustees or agents, relating to the Company or any of its Subsidiaries or their business, other than any such information that is publicly available to the Administrative Agent, any Issuing Lender or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.15 and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities.

Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
11.16.    WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.17.    USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
11.18.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
11.19.    Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.19, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By: /s/ Diane M. Morefield
Name: Diane M. Morefield
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By: /s/ Alexander Vardaman
Name: Alexander Vardaman
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender
By: /s/ Jason Weaver
Name: Jason Weaver
Title: Senior Vice President

BARCLAYS BANK PLC, as Co-Documentation Agent and as a Lender
By: /s/ Chris Walton
Name: Chris Walton
Title: Director

ROYAL BANK OF CANADA, as Co-Documentation Agent and as a Lender
By: /s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

TD SECURITIES (USA) LLC, as Co-Documentation Agent
By: /s/ Jonathan Colquhoun
Name: Jonathan Colquhoun
Title: Managing Director

The Toronto-Dominion Bank, New York Branch, as a Lender
By: /s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

CITIZENS BANK, N.A., as a Co-Documentation Agent and Lender
By: /s/ David R. Jablonowski
Name: David R. Jablonowski
Title: Senior Vice President

Bank of America, N.A., as a Co-Documentation Agent and Lender
By: /s/ Dennis Kwan
Name: Dennis Kwan
Title: Vice President

Fifth Third Bank, as a Co-Documentation Agent and Lender
By: /s/ Ryan Voorhies
Name: Ryan Voorhies
Title: Vice President

GOLDMAN SACHS BANK USA, as a Co-Documentation Agent and Lender
By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Co-Documentation Agent and Lender
By: /s/ Michael King
Name: Michael King
Title: Vice President

MORGAN STANLEY BANK, N.A., as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

PNC Bank, National Association, as a Co-Documentation Agent and Lender
By: /s/ Brandon K. Fiddler
Name: Brandon K. Fiddler
Title: Senior Vice President

Raymond James Bank, N.A., as a Co-Documentation Agent and Lender
By: /s/ Matt Stein
Name: Matt Stein
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Co-Documentation Agent and Lender
By: /s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

SunTrust Bank, as a Co-Documentation Agent and Lender
By: /s/ Lucienne Fisher
Name: Lucienne Fisher
Title: Director, Real Estate Corporate & Investment Banking

Deutsche Bank Securities Inc., as a Senior Managing Agent
By: /s/ Richard Grellier
Name: Richard Grellier
Title: Managing Director
By: /s/ Abhinay Poonja
Name: Abhinay Poonja
Title: Managing Director

Deutsche Bank AG New York Branch, as a Lender
By: /s/ JT Johnson Coe
Name: JT Johnson Coe
Title: Managing Director
By: /s/ James Rolison
Name: James Rolison
Title: Managing Director

Capital One, National Association, as a Senior Managing Agent and Lender
By: /s/ Barbara Heubner
Name: Barbara Heubner
Title: Vice President

Credit Agricole Corporate and Investment Bank, as a Senior Managing Agent and Lender
By: /s/ Tanya Crossley
Name: Tanya Crossley
Title: Managing Director
By: /s/ Kestrina Budina
Name: Kestrina Budina
Title: Managing Director

ING CAPITAL LLC, as a Senior Managing Agent and Lender
By: /s/ Pim Rothweiler
Name: Pim Rothweiler
Title: Managing Director
By: /s/ Aimee Sunaryo
Name: Aimee Sunaryo
Title: Vice President

BMO Harris Bank N.A., as a Lender
By: /s/ Michael Kauffman
Name: Michael Kauffman
Title: Managing Director

CoBank, ACB, as a Lender
By: /s/ Lennie Blakeslee
Name: Lennie Blakeslee
Title: Vice President

Synovus Bank, as a Lender
By: /s/ David W. Bowman
Name: David W. Bowman
Title: Director, Corporate Banking

Woodforest National Bank, as a Lender
By: /s/ John Ellis
Name: John Ellis
Title: Senior Vice President

Stifel Bank & Trust, as a Lender
By: /s/ Timothy Hill
Name: Timothy Hill
Title: Vice President

EXHIBIT A
FORM OF GUARANTEE AGREEMENT
THIS GUARANTEE AGREEMENT (“Guarantee”) made as of the [●] day of [●], 2018, by CYRUSONE LP, a Maryland limited partnership (the “Company”), CYRUSONE INC., a Maryland corporation (“REIT”), and each other Subsidiary party hereto as a Guarantor from time to time (each individually, a “Guarantor” and, collectively, the “Guarantors”), to and for the benefit of JPMORGAN CHASE, N.A. (“JPMorgan”), a national banking association, as Administrative Agent (the “Administrative Agent”), and the other lenders now or hereafter a party to the Credit Agreement (collectively, the “Lenders”). The Administrative Agent and the Lenders, and their permitted successors and assigns, are hereinafter referred to collectively as the “Credit Parties”.
R E C I T A L S
A.On or about the date hereof, the Company, the Administrative Agent and the Lenders entered into that certain Credit Agreement (the “Credit Agreement”) whereby the Lenders agreed to make the Facilities (as defined therein) available to the Company and Subsidiary Borrowers designated in accordance with the Credit Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
B.Guarantors will derive material financial benefit from the extensions of credit made under the Credit Agreement.
C.The Credit Parties have relied on the statements and agreements contained herein in agreeing to make extensions of credit under the Credit Agreement. The execution and delivery of this Guarantee by Guarantors is a condition precedent to the making of the Loan by Lenders.
AGREEMENTS
NOW, THEREFORE, intending to be legally bound, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenant and agree for the benefit of the Credit Parties and their respective successors and permitted assigns as follows:
1.    Guarantee. Each Guarantor, absolutely, unconditionally, and irrevocably guarantees:
(a)    the full and prompt payment of the Obligations (as defined in the Credit Agreement) when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the full and prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement and the other Loan Documents, together with any replacements, supplements, renewals, modifications, consolidations, restatements, increases and extensions thereof;
(b)    the full, complete and punctual observance, performance and satisfaction of all of the other obligations, duties, covenants and agreements of the Borrowers under the Credit Agreement and the other Loan Documents, together with any replacements, supplements, renewals, modifications, consolidations, restatements, increases and extensions thereof; and
(c)    the full and prompt payment of any Enforcement Costs (as hereinafter defined in Section 7 hereof).

All amounts due, debts, liabilities, payment obligations and other obligations described in this Section 1 are referred to herein as the “Obligations.” Without limiting the generality of the foregoing, Guarantors acknowledge the terms of Section 2.1(b) and Section 2.4(b) of the Credit Agreement pursuant to which the Five-Year Term Facility, the Seven-Year Term Facility or the Revolving Commitments, as applicable, under the Credit Agreement may be increased or additional facilities may be made available to the Borrowers and agree that this Guarantee shall extend and be applicable to any such increase or additional facilities and, in each case extensions of credit made thereunder and all other obligations of the Borrowers under the Loan Documents as a result of such increase or additional facilities without notice to or consent from Guarantors, or any of them.
2.    Agreement to Pay or Perform. Upon the occurrence and during the continuation of an Event of Default, Guarantors agree, on demand by the Administrative Agent (which demand may be made concurrently with notice to the Company that an Event of Default has occurred), to pay to the Administrative Agent for distribution to the applicable Credit Parties and perform all the Obligations regardless of any defense, right of setoff or claims which any Borrower or any Guarantor may have against any of the Credit Parties (other than the indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations). Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, at its option, either before, during or after pursuing any right or remedy against any Borrower or any Guarantor, to perform any and all of the then unperformed Obligations by or through any agent of its selection, all as the Administrative Agent in its sole discretion deems proper. Furthermore, the Credit Parties shall not have any obligation to protect or insure any collateral for the Obligations, nor shall the Credit Parties have any obligation to perfect their security interest in any collateral for the Obligations.
All of the remedies set forth herein and/or provided for in any of the Loan Documents or at law or equity shall be available to the Administrative Agent, and the choice by the Administrative Agent of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by the Credit Parties to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude the Credit Parties from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies hereinabove specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of good faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by the Credit Parties at the lowest cost to the Borrowers and/or Guarantors. It is the intention of the parties that such good faith choice by the Credit Parties be given conclusive effect regardless of such subsequent developments.
3.    Waiver of Defenses. Each Guarantor hereby agrees that its obligations hereunder shall not be affected or impaired by, and hereby waives and agrees not to assert or take advantage of any defense based on any of the following (other than any defense of the indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the obligations hereby guaranteed, (ii) any change in the time, place or manner of payment of all or any portion of the obligations hereby guaranteed, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any obligations hereby guaranteed, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the obligations hereby guaranteed or any other instrument or agreement evidencing any obligations hereby guaranteed or any assignment or transfer of any of the foregoing;

(b)    any subordination of the payment of the obligations hereby guaranteed to the payment of any other liability of the Company, any Subsidiary Borrower or any other Person;
(c)    any act or failure to act by the Company, any Subsidiary Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Company, any Subsidiary Borrower or any other Person to recover payments made under this Guarantee;
(d)    any nonperfection or impairment of any security interest or other lien on any collateral, if any, securing in any way any of the obligations hereby guaranteed or any failure on the part of the Credit Parties to ascertain the extent or nature of any collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;
(e)    any application of sums paid by the Company, any Subsidiary Borrower or any other Person with respect to the Obligations, regardless of what liabilities of the Borrowers remain unpaid;
(f)    any defense of any Borrower, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;
(g)    either with or without notice to such Guarantor, any renewal, extension, modification, amendment or other changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;
(h)    any statute of limitations in any action hereunder or for the collection of the Notes or Obligations or for the payment or performance of any obligation hereby guaranteed;
(i)    the incapacity, lack of authority, death or disability of the Company, any Subsidiary Borrower or any other Person or entity, or the failure of the Credit Parties to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of any Borrower or any Guarantor or any other Person;
(j)    the dissolution or termination of existence of any Borrower, any Guarantor or any other Person;
(k)    the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Borrower or any Guarantor or any other Person;
(l)    the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, any Borrower or any Guarantor or any other Person, or any of any Borrower’s or any Guarantor’s or any other Person’s properties or assets;
(m)    an assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of any Borrower), any Insolvency Law or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any of their rights, whether now or hereafter required, which the Credit Parties may have against any Guarantor or any collateral for the Obligations;
(n)    any right or claim of right to cause a marshaling of the assets of the Company, any Borrower or the Guarantors;

(o)    the damage, destruction, condemnation, foreclosure or surrender of all or any part of any collateral or the Unencumbered Property;
(p)    the failure of the Credit Parties to give notice to any Guarantor of the existence, creation or incurring of any new or additional indebtedness or obligation of any Borrower or of any action or nonaction on the part of any other person whomsoever in connection with any obligation hereby guaranteed;
(q)    any failure or delay of the Credit Parties to commence an action against any Borrower, any Guarantor or any other Person, to assert or enforce any remedies against any Borrower or any Guarantor under the Notes or the other Loan Documents, or otherwise in respect of the Obligations, or to realize upon any security;
(r)    any failure of any duty on the part of the Credit Parties to disclose to Guarantors any facts they may now or hereafter know regarding any Borrower (including, without limitation any Borrower’s financial condition), any other person or entity, any collateral, or any other assets or liabilities of such person or entity, whether such facts materially increase the risk to Guarantors or not (it being agreed that Guarantors assume responsibility for being informed with respect to such information);
(s)    failure to accept or give notice of acceptance of this Guarantee by the Credit Parties;
(t)    failure to make or give notice of presentment and demand (other than the demand on Guarantors pursuant to Section 2 above) for payment of any of the indebtedness or performance of any of the obligations hereby guaranteed;
(u)    failure to make or give protest and notice of dishonor or of default to Guarantors or to any other party with respect to the indebtedness or performance of obligations hereby guaranteed;
(v)    any and all other notices whatsoever to which Guarantors might otherwise be entitled;
(w)    any lack of diligence by the Credit Parties in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of obligations hereby guaranteed;
(x)    the invalidity or unenforceability of the Obligations, the Notes, or any of the other Loan Documents, or any assignment or transfer of the foregoing;
(y)    the compromise, settlement, release or termination of any or all of the obligations of any Borrower or any Guarantor (except that an individual Guarantor may be released as provided in Section 2.24(d) and (e) of the Credit Agreement) under the Notes or the other Loan Documents (except to the extent that no Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any fraudulent conveyance, preference, transfer for undervalue or bankruptcy preference period or any other possibility of disgorgement and no Letters of Credit remain outstanding and no Credit Party has any obligation to make any Loans or issue any Letters of Credit);
(z)    any transfer by any Borrower or any other Person of all or any part of any security encumbered by the Loan Documents;
(aa)    any right to require the Credit Parties to proceed against any Borrower, any Guarantor or any other Person or to proceed against or exhaust any security held by the Credit Parties at any time or to pursue any other remedy in the Credit Parties’ power or under any other agreement before proceeding against any Guarantor hereunder or under any other Loan Document;

(bb)    the failure of the Credit Parties to perfect any security or to extend or renew the perfection of any security;
(cc)    any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Guarantee;
(dd)    any inaccuracy of any representation or other provision contained in any Loan Document;
(ee)    any sale or assignment of the Loan Documents, or any interest therein;
(ff)    any and all rights, benefits and defenses which might otherwise be available under the provisions of any other applicable statues, rules or common law principals or provisions which might operate to limit any Guarantor’s liability under, or the enforcement of, this Guarantee; or
(gg)    to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which any Guarantor might otherwise be entitled, it being the intention that the obligations of Guarantors hereunder are absolute, unconditional and irrevocable.
Each Guarantor understands that the exercise by the Credit Parties of certain rights and remedies may affect or eliminate such Guarantor’s right of subrogation in respect of the Obligations against the Borrowers and that such Guarantor may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, each Guarantor hereby authorizes and empowers the Administrative Agent and its permitted successor and assigns, on behalf of the Credit Parties to exercise in its sole discretion, any rights and remedies, or any combination thereof, which may then be available under the Loan Documents, including, without limitation, any remedies against the Borrowers with respect to the Obligations, it being the purpose and intent of the Guarantors that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances. Notwithstanding any other provision of this Guarantee to the contrary, for so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any fraudulent conveyance, preference, transfer for undervalue or bankruptcy preference period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor hereby agrees not to pursue any claim or other rights which such Guarantor may now have or hereafter acquire, in each case solely in respect of the Obligations, against any Borrower or any other Guarantor of all or any of the obligations of Guarantors hereunder that arise from the existence or performance of such Guarantor’s obligations under this Guarantee or any of the other Loan Documents, including, without limitation but in each case solely in respect of the Obligations, any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of Credit Parties against any Borrower or any other Guarantor or any collateral which Credit Parties now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation but in each case solely in respect of the Obligations, the right to take or receive from any Borrower or any other Guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights except for those rights of each Guarantor for contribution that such Guarantor may choose to exercise; provided, however, each Guarantor agrees not to pursue or enforce any of its rights for contribution and each Guarantor agrees not to make or receive any payment on account of such rights of contribution with respect to the Obligations so long as any of the Obligations (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remain unpaid or undischarged or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit. In the event any Guarantor shall receive any such payment under or on account of any rights of contribution in respect of any Obligations, it shall hold such payment as trustee for Credit Parties and pay such amounts over to the Administrative Agent for distribution to the applicable Credit Parties on account of the indebtedness of the Borrowers to Credit Parties but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guarantee except to the extent the principal amount or other portion of such indebtedness shall have been reduced by such payment.
4.    Rights of Credit Parties to Deal with the Borrowers and Other Persons. Each Guarantor hereby consents and agrees that the Credit Parties may at any time, and from time to time, without thereby releasing any Guarantor from any liability hereunder and without notice to or further consent from any Guarantor or any other Person, either with or without consideration: release or surrender any lien or other security of any kind or nature whatsoever held by them or by any person, firm or corporation on their behalf or for their account, securing any indebtedness or liability hereby guaranteed; substitute for any collateral so held by them, other collateral of like kind, or of any kind; modify the terms of the Notes, the Credit Agreement or the other Loan Documents; extend or renew the Loans, Letters of Credit or Notes for any period; grant releases, compromises and indulgences with respect to the Obligations, the Notes, the Credit Agreement or the other Loan Documents and to any persons or entities now or hereafter liable thereunder or hereunder; release any other guarantor, surety, endorser or accommodation party of the Obligations, the Notes or any other Loan Document; or take or fail to take any action of any type whatsoever. No such action which the Credit Parties shall take or fail to take in connection with the Obligations, the Notes or the Loan Documents, or any of them, or any security for the payment of the indebtedness of the Borrowers to the Credit Parties or for the performance of any obligations or undertakings of the Borrowers or Guarantors, nor any course of dealing with the Borrowers or any other Person, shall release Guarantors’ obligations hereunder, affect this Guarantee in any way or afford Guarantors any recourse against the Credit Parties. The provisions of this Guarantee shall extend and be applicable to all replacements, supplements, renewals, amendments, extensions, consolidations, restatements and modifications of the Notes, the Credit Agreement and the other Loan Documents, and any and all references herein to the Notes, the Credit Agreement and the other Loan Documents shall be deemed to include any such replacements, supplements, renewals, extensions, amendments, consolidations, restatements or modifications thereof. Without limiting the generality of the foregoing, each Guarantor acknowledges the terms of Section 11.6 of the Credit Agreement and agrees that this Guarantee shall extend and be applicable to each new or replacement note delivered by the Company and any other Borrower pursuant thereto without notice to or further consent from Guarantor. Each Guarantor acknowledges that no representations of any kind whatsoever have been made by the Credit Parties to the Borrowers or Guarantors. No modification or waiver of any of the provisions of this Guarantee shall be binding upon the Credit Parties except as expressly set forth in a writing duly signed and delivered by the Administrative Agent in accordance with the provisions of the Credit Agreement.
5.    Guarantee of Payment and Performance and Not of Collection. This is an absolute, present and continuing guarantee of payment and performance and not of collection. The liability of Guarantors under this Guarantee shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against any Borrower or any other person, nor against any securities or liens available to Credit Parties or their permitted successors or assigns. Guarantors hereby waive any right to require that an action be brought against any Borrower or any other Person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Credit Parties in favor of any Borrower or any other person. Each Guarantor further agrees that nothing contained herein or otherwise shall prevent the Credit Parties from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity in respect of the Obligations or under the Notes, Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of Guarantors’ obligations hereunder, it being the purpose and intent of Guarantors that the obligations of Guarantors hereunder shall be absolute, independent and unconditional under any and all circumstances whatsoever other than any defense of indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations. None of Guarantors’ obligations under this Guarantee or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of the Borrowers under the Notes, the Credit Agreement or other Loan Documents or by reason of the bankruptcy or other insolvency of any Borrower or by reason of any creditor or bankruptcy proceeding instituted by or against any Borrower. This Guarantee shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Notes, Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the Credit Parties upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, receiver-manager, monitor, liquidator, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to the Credit Parties had not been made, regardless of whether the Credit Parties contested the order requiring the return of such payment. Notwithstanding anything to the contrary herein or in the other Loan Documents, the obligations of the Guarantors hereunder shall be unsecured obligations.
6.    Assignment by Credit Party. In the event any Credit Party shall assign its rights in connection with the Facilities to another Person pursuant to and in compliance with the terms of the Credit Agreement, Guarantors will accord full recognition thereto and agree that all rights and remedies of such Person shall be enforceable against Guarantors by the Administrative Agent on behalf of such Person with the same force and effect and to the same extent as would have been enforceable by the Administrative Agent on behalf of such Credit Party but for such assignment.
7.    Costs of Collection. During the continuance of a Default or Event of Default, upon enforcement by the Administrative Agent of this Guarantee, Guarantors shall pay to the Administrative Agent all reasonable and documented out-of-pocket attorney’s fees, costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”) (provided that any attorneys’ fees, costs and expenses pursuant to this Section 7 shall be limited to those incurred by one counsel to the Administrative Agent and an additional single local counsel in each applicable local jurisdiction for the Administrative Agent, in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guarantee as well as the other Loan Documents (provided that such Enforcement Costs shall not be duplicative of costs claimed under the Loan Documents).
8.    Severability. The parties hereto intend and believe that each provision in this Guarantee comports with all applicable local, state, provincial and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guarantee is found by a court of law to be in violation of any applicable local, state, provincial or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guarantee to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guarantee shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Credit Parties or the holder of the Obligations under the remainder of this Guarantee shall continue in full force and effect.
9.    Marshaling of Assets; Jurisdiction; Waiver of Venue; Consent to Service of Process. TO THE GREATEST EXTENT PERMITTED BY LAW, EACH GUARANTOR HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY THE CREDIT PARTIES. EACH GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS GUARANTEE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS GUARANTEE (EACH, A “PROCEEDING”), THE CREDIT PARTIES AND EACH GUARANTOR IRREVOCABLY ACCEPTS, GENERALLY AND

UNCONDITIONALLY, THE NON‑EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS GUARANTEE AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH GUARANTOR FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON ANY GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, ANY CREDIT PARTY MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF EACH GUARANTOR EXIST AND EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON ANY GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13 HEREOF.
10.    No Contest with Credit Parties; Subordination. Any indebtedness of the Borrowers to Guarantors now or hereafter existing is hereby subordinated to the payment and performance of the Obligations. Each Guarantor agrees that, for so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, no Guarantor will seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt; provided however that so long as no Default or Event of Default shall be continuing, Guarantor may seek, accept and retain payments by a Borrower of principal and interest in connection with the subordinated debt. Any payments to any Guarantor on account of such subordinated debt which are not otherwise permitted herein shall be collected and received by such Guarantor in trust for the Credit Parties and shall be paid over to the Credit Parties on account of the Indebtedness without impairing or releasing the obligations of Guarantors hereunder. No Guarantor will, by paying any sum recoverable hereunder (whether or not demanded by the Credit Parties) or by any means or on any other ground, claim any set-off or counterclaim against any Borrower in respect of any liability of such Guarantor to such Borrower or, in proceedings under Insolvency Law of any nature, prove in competition with the Credit Parties in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of any Borrower or the benefit of any other security for any of the Obligations hereby guaranteed which, now or hereafter, the Credit Parties may hold or in which they may have any share. For so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference, fraudulent conveyance, preference or transfer for undervalue period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor hereby expressly agrees not to pursue any right of contribution from or indemnity against any Borrower, whether at law or in equity, arising from any payments made by any Guarantor pursuant to the terms of this Guarantee, and each Guarantor acknowledges that no Guarantor has any right whatsoever to proceed against any Borrower or for reimbursement of any such payments except for any rights of each Guarantor for contribution; provided, however, each Guarantor agrees not to pursue or enforce any of its rights for contribution and each Guarantor agrees not to make or receive any payment on account of such rights of contribution so long as any of the Obligations (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remain unpaid or undischarged. In the event any Guarantor shall receive such payment under or on account of any such right of contribution, it shall hold such payment as trustee for Credit Parties and pay such amounts over to the Administrative Agent for distribution to the applicable Credit Parties on account of the Obligations but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guarantee except to the extent the principal amount or other portion of the Obligations shall have been reduced by such payment. In connection with the foregoing and for so long as any Obligation (other than

Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference, fraudulent conveyance, preference or transfer for undervalue period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor expressly agrees not to pursue any and all rights of subrogation to the Credit Parties against any Borrower, and each Guarantor hereby agrees not to pursue any rights to enforce any remedy which the Credit Parties may have against any Borrower and any rights to participate in any collateral for any Borrower’s obligations under the Loan Documents.
11.    Application of Payments. Any amounts received by the Credit Parties from any source on account of the Obligations may be utilized by the Credit Parties for the payment and performance of the Obligations and in such order and manner as the Credit Parties may from time to time elect in accordance with the terms of the Credit Agreement.
12.    Waiver of Jury Trial. EACH OF THE GUARANTORS AND THE CREDIT PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, THE ADMINISTRATIVE AGENT OR ATTORNEY OF ANY CREDIT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH CREDIT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE CREDIT PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12. EACH GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 12 WITH LEGAL COUNSEL AND THAT EACH GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
13.    Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Guarantee (hereinafter in this paragraph referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing the same in the United States mail, postpaid and registered or certified, return receipt requested, at the addresses set forth below. Each Notice shall be effective upon being delivered personally or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to any such Notice must be given or any action taken with respect thereto, however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or, if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit and the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to be receipt of the Notice sent. By giving at least five (5) days prior Notice thereof, Guarantors or any Credit Party shall have the right from time to time and at any time during the term of this Guarantee to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America. For the purposes of this Guarantee:
The address of the Administrative Agent is:

JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, Illinois 60603-2003
Attention: Muoy Lim
Facsimile: (844) 490-5663
Telephone: (312) 732-2024
Email: jpm.agency.servicing.1@jpmorgan.com
and a copy to each other Lender which may now or hereafter become a party to the Credit Agreement at such address as may be designated by such Lender.
The address of Guarantors is:
c/o CyrusOne Inc.
2101 Cedar Springs Road, Suite 900
Dallas, Texas 75201
Attn: Diane M. Morefield

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attn: Ari B. Blaut, Esq.
Telecopy No.: (212) 558-1656

14.    Representations and Warranties. In order to induce the Lenders to make the extensions of credit under the Credit Agreement, Guarantors acknowledge and affirm the truth and accuracy in all material respects of the representations and warranties set forth in the Credit Agreement that are applicable to such Guarantors and incorporate such representations and warranties as if set forth herein in their entirety (it being understood and agreed that any representation or warranty in the Credit Agreement which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date). Each Guarantor acknowledges that but for the truth and accuracy in all material respects of the matters covered by such representations and warranties, the Lenders would not have agreed to make the extensions of credit.
All of the foregoing representations and warranties shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of any Loan or the issuance of any Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
15.    [Intentionally Omitted]
16.    Successors and Assigns; Assignment by Guarantors; Joint and Several. This Guarantee shall be binding upon the successors and assigns of Guarantors and shall not be discharged in whole or in part by the death or the dissolution of any principal in any Guarantor. No Guarantor may assign or transfer any of its rights or obligations under this Guarantee without the prior written consent of the Credit Parties. If more than one party executes this Guarantee, the liability of all such parties shall be joint and several.

17.    Governing Law. GUARANTORS ACKNOWLEDGE AND AGREE THAT THIS GUARANTEE AND THE OBLIGATIONS OF GUARANTORS HEREUNDER SHALL PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BE GOVERNED BY AND INTERPRETED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
18.    Request for Loans. Credit Parties shall be entitled to honor any request for Loan proceeds made by any Borrower and shall have no obligation to see to the proper disposition of such advances. Each Guarantor agrees that their respective obligations hereunder shall not be released or affected by reason of any improper disposition by any Borrower of such Loan proceeds.
19.    Business Failure, Bankruptcy or Insolvency. In the event of the business failure of any Guarantor or if there shall be pending any bankruptcy, insolvency or other case or proceeding with respect to any Guarantor under any Insolvency Law or any other applicable law or in connection with the insolvency of any Guarantor, or if a liquidator, receiver, trustee or similar Person or official shall have been appointed for any Guarantor or any Guarantor’s properties or assets, the Credit Parties may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Credit Parties allowed in any proceedings relative to such Guarantor, or any of such Guarantor’s properties or assets, and, irrespective of whether the indebtedness or other obligations of any Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, the Credit Parties shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the indebtedness or other obligations of any Borrower guaranteed hereby, and to collect and receive any moneys or other property payable or deliverable on any such claim. Each Guarantor covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against any Borrower, Guarantors shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the United States Bankruptcy Code, as amended, or any other Insolvency Law or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any rights of the Credit Parties against Guarantors by virtue of this Guarantee or otherwise.
20.    Set-Off. Regardless of the adequacy of any collateral, if any, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Credit Party to any Guarantor and any securities or other property of any Guarantor in the possession of such Credit Party may, without notice to any Guarantor (any such notice being expressly waived by Guarantors) but with the prior written approval of the Administrative Agent, be applied to or set off against the amounts payable under this Guarantee and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Credit Party.
21.    Disclosure of Information. Each Guarantor agrees that in addition to disclosures made in accordance with standard banking practices, any Credit Party may disclose information obtained by such Credit Party pursuant to this Guarantee to assignees or participants and potential assignees or participants hereunder subject to the terms of the Credit Agreement, including but not limited to Section 11.15 thereof.
22.    Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In proving this Guarantee it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23.    Ratification. Each Guarantor covenants and agrees that until the Termination Date, each Guarantor shall comply with all of the covenants and agreements applicable to such Guarantor and its Subsidiaries contained in the Credit Agreement.
24.    No Unwritten Agreement. THIS GUARANTEE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
25.    Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Guarantors under this Guarantee.
26.    Fair Consideration. The Guarantors represent that the Guarantors are engaged in common business enterprises related to those of the Borrowers and each Guarantor will derive substantial direct or indirect economic benefit from the effectiveness and existence of the Credit Agreement.
27.    Continuance of Guarantee. (a) This Guarantee and all covenants made by the Guarantors under the Loan Documents shall, subject to the terms of Section 5 hereof, continue in effect until the Termination Date.
(b)    Notwithstanding anything to the contrary herein, upon release of any Subsidiary Guarantor in accordance with Section 2.24(d) or 2.24(e) of the Credit Agreement, such Subsidiary Guarantor shall be released from its obligations hereunder.
(c)    Upon the occurrence of certain events and on the terms and conditions set forth and described in Section 2.24(a) of the Credit Agreement, certain other Subsidiaries of the Company may become Subsidiary Guarantors for purposes hereof and become a party hereto by executing and delivering to the Administrative Agent a Joinder Agreement.
28.    Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Lenders that in any case or proceeding under the Bankruptcy Code or any similar federal or state bankruptcy or insolvency law or any other Insolvency Law (a “Proceeding”), such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including, without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

29.    Judgment Currency. For the purposes of obtaining judgment in any court if it is necessary to convert a sum due from the Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main New York office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by any Lender (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Lender (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender (including the Administrative Agent), as the case may be, in the Specified Currency, the Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender (including the Administrative Agent), as the case may be, against such loss, and to pay such additional amounts upon demand from the Administrative Agent.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Guarantors have delivered this Guarantee as of the date first written above.
GUARANTORS:

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:
CYRUSONE INC., a Maryland corporation

By:

Name:

Title:

CYRUSONE GP, a Maryland statutory trust

By:	CYRUSONE INC., a Maryland corporation, its sole trustee
By:

Name:

Title:

CYRUSONE LLC, a Delaware limited liability company

By:

Name:

Title:

CYRUSONE TRS INC., a Delaware corporation

By:

Name:

Title:

CYRUSONE FOREIGN HOLDINGS LLC, a Delaware limited liability company

By:

Name:

Title:

CYRUSONE FINANCE CORP., a Maryland corporation
By:

Name:

Title:

CERVALIS HOLDINGS LLC, a Delaware limited liability company
By:

Name:

Title:

CERVALIS LLC, a Delaware limited liability company
By:

Name:

Title:

CYRUSONE-NJ LLC, a Delaware limited liability company
By:

Name:

Title:

CYRUSONE-NC LLC, a Delaware limited liability company
By:

Name:

Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

The Administrative Agent on behalf of the Credit Parties joins in the execution of this Guarantee for the sole and limited purpose of evidencing its agreement to the waiver of the right to trial by jury contained in Section 12 hereof.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent for the Lenders

By:

Name:

Title:

SECTION 12.    EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
JPMorgan Chase, N.A., as Administrative Agent
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, Illinois 60603-2003
Attention: Muoy Lim

Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of [●], 2018 (as the same may hereafter be amended, supplemented or modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Company”), the Subsidiary Borrowers from time to time party thereto, the several Lenders from time to time party thereto, the agents from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
Pursuant to the Credit Agreement, Borrower is furnishing to you herewith (or has furnished to you) the Consolidated financial statements of REIT for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the Consolidated financial position of REIT and its Subsidiaries as of the date thereof (subject, in the case of quarterly financials, to year-end adjustments) and the results of its operations for the periods covered thereby.
This certificate is submitted in compliance with requirements of Section 2.24(d), Section 6.4(c), Section 6.17(a)(vii), Section 6.17(c) or Section 6.17(d) of the Credit Agreement. If this certificate is provided under a provision other than Section 6.4(c), the calculations provided below are made using the Consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the increase in aggregate Commitments, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer of REIT, chief accounting officer of REIT or other accounting officer of REIT that Administrative Agent has informed Borrower that it accepts for purposes of execution of this Compliance Certificate.
The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of the existence as of the date hereof of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by Borrower with respect thereto.)
The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

B-1

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 20__.
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:
(SEAL)

B-2

APPENDIX TO COMPLIANCE CERTIFICATE

1

Consolidated Corporate Covenant Calculations

Consolidated Total Unsecured Indebtedness to Unencumbered Asset Value
Consolidated Total Unsecured Indebtedness
Unencumbered Asset Value
Consolidated Total Unsecured Indebtedness to Unencumbered Asset Value Covenant Threshold	≤60%

Unencumbered Property Debt Yield Limitation
Unencumbered Net Operating Income
Total Adjusted Unsecured Indebtedness
Unencumbered Property Debt Yield Covenant Threshold	10.5x

Consolidated Total Indebtedness to Gross Asset Value
Most Recent Quarter of Owned NOI Annualized
Owned Cap Rate	7.75%
Capitalized Value
Most Recent Quarter of Leased NOI Annualized
Leased Cap Rate	10%
Capitalized Value
Stabilized Acquisitions Held at Cost for Four Quarters GAAP Value of Development
GAAP Value of Land
GAAP Value Mortgage Notes
Cash and equivalents
Adjustment for aggregate value of unconsolidated affiliates greater than 30% of GAV
Adjustment for aggregate value attributable to land assets, development properties, mortgage notes and other notes receivable greater than 40% of GAV
Gross Asset Value
Consolidated Total Indebtedness
Consolidated Total Indebtedness to Gross Asset Value Covenant Threshold	≤60%

Consolidated EBITDA to Consolidated Fixed Charges
Most Recent Quarter of Consolidated EBITDA
Most Recent Quarter of Consolidated Fixed Charges
Fixed Charge Coverage Ratio Covenant Threshold	≥1.50x

Minimum Consolidated Tangible Net Worth
Gross Asset Value
Total Indebtedness

2

Consolidated Tangible Net Worth Covenant Threshold	>$[ ]

Secured Recourse Debt Limitation
Secured Recourse Debt
Gross Asset Value
Secured Recourse Debt Ratio Covenant Threshold	≤15%

Secured Debt Limitation
Secured Debt
Gross Asset Value
Secured Debt Ratio Covenant Threshold	≤40%
SECTION 13.

3

SECTION 13.    EXHIBIT C-1
SECRETARY’S CERTIFICATE

OF

THE DELAWARE COMPANIES LISTED ON SCHEDULE 1

March 29, 2018

This Secretary’s Certificate is delivered in connection with (i) that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among CyrusOne LP, a Maryland limited partnership (the “Borrower”), the subsidiary borrowers party thereto from time to time, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Agent”) for the lenders party thereto from time to time (collectively, the “Lenders”), and the Lenders; and (ii) certain other agreements, instruments and documents related to the Credit Agreement. As used in this Certificate, the term “Transaction Documents” means the documents listed on Schedule 2 attached hereto.

I, Robert M. Jackson, Executive Vice President, General Counsel and Secretary of each of CyrusOne LLC, a Delaware limited liability company (the “LLC”), CyrusOne TRS Inc., a Delaware corporation (“TRS”), CyrusOne Foreign Holdings LLC, a Delaware limited liability company (“Foreign Holdings”), Cervalis Holdings LLC, a Delaware limited liability company (“Cervalis Holdings”), Cervalis LLC, a Delaware limited liability company (“Cervalis”), CyrusOne-NJ LLC, a Delaware limited liability company (“CyrusOne-NJ”), and CyrusOne-NC LLC, a Delaware limited liability company (“CyrusOne-NC” and together with the LLC, TRS, Foreign Holdings, Cervalis Holdings, Cervalis and CyrusOne-NJ, collectively the “Delaware Companies”, and each, a “Delaware Company”), do hereby certify for and on behalf of each Delaware Company, and not in any personal capacity, as follows:
1.    Attached hereto as Exhibit A-1 through A-7 are true, accurate, and complete copies of the certificate of formation or certificate of incorporation, as applicable, of each Delaware Company as in effect on the date hereof, each of which has not been amended, modified, or repealed since the date of the last amendment attached hereto. No action has been taken by the sole director or sole member, as applicable, of any Delaware Company, looking toward any further amendment of, or supplement to, the certificate of formation or certificate of incorporation, as applicable, of any Delaware Company, or toward the dissolution of any Delaware Company.
2.    Attached hereto as Exhibit B-1 through B-7 are true, accurate, and complete copies of the bylaws and limited liability company operating agreements, as applicable, of each Delaware Company as in effect on the date hereof, each of which has not been amended, modified, or repealed since the date of the last amendment attached hereto. No action has been taken by the sole director or sole member, as applicable, of the Delaware Companies looking toward any further amendment of, or supplement to, the bylaws or limited liability company operating agreements, as applicable, of the Delaware Companies. The bylaws and limited liability company operating agreements, as applicable, of the Delaware Companies were in effect on the date that the resolutions which are referred to in paragraph 3 below were adopted. There are no other organizational documents (whether referred to as bylaws, limited liability company operating agreement or otherwise) as to the affairs of any Delaware Company and the conduct of its business other than as are attached hereto as Exhibit B-1 through B-7.

C-1-1

3.    Attached hereto as Exhibit C-1 through C-7 are true, accurate, and complete copies of the resolutions duly adopted by the sole director or sole member, as applicable, of each Delaware Company, approving and authorizing the execution, delivery and performance of the Transaction Documents and any other agreements, instruments and documents entered into in connection therewith (collectively, the “Documents”) to which each Delaware Company is a party. Such resolutions have not been amended, modified, annulled, revoked or rescinded and are in full force and effect as of the date hereof.
4.    Attached hereto as Exhibit D-1 through D-7 are true, accurate and complete copies of the certificate of good standing of each Delaware Company, certified as of a recent date by the Secretary of State of the State of Delaware.
5.    Attached hereto as Exhibit E is a true and correct listing of certain acting officers of each Delaware Company who are duly elected to, and qualified for, the offices set forth opposite their respective names and are authorized to execute and deliver on behalf of each Delaware Company the Documents. The specimen signatures set forth on Exhibit E attached hereto are the true and genuine signatures of such officers.
6.    This Certificate may be relied upon by the Agent, the Lenders and Sullivan & Cromwell LLP (the “Law Firm”), in connection with the Law Firm’s opinion letter addressed to the Agent for the benefit of the Lenders, and to such other addresses as the Agent may request, relating to the Transaction Documents and the transactions and other matters described in the resolutions referred to in paragraph 3 above.
All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[Signature page follows. Remainder of page blank.]

C-1-2

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first above written.
__________________________________________
Name: Robert M. Jackson
Title: Executive Vice President, General Counsel
and Secretary

The undersigned, being the duly elected, qualified and acting Chief Financial Officer of each Delaware Company, does hereby certify that, as of the date hereof, Robert M. Jackson is the duly elected, qualified and acting Executive Vice President, General Counsel and Secretary of each Delaware Company, and that the signature above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first above written.

__________________________________________
Name: Diane M. Morefield
Title: Chief Financial Officer

C-1-3

EXHIBIT C-2

SECRETARY’S CERTIFICATE

OF

THE MARYLAND COMPANIES LISTED ON SCHEDULE 1

March 29, 2018

This Secretary’s Certificate is delivered in connection with (i) that certain Credit Agreement, dated as of the date hereof (the “Restated Credit Agreement”), by and among CyrusOne LP, a Maryland limited partnership (the “Borrower”), the subsidiary borrowers party thereto from time to time, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Agent”) for the lenders party thereto from time to time (collectively, the “Lenders”), and the Lenders; and (ii) certain other agreements, instruments and documents related to the Credit Agreement. As used in this Certificate, the term “Transaction Documents” means the documents listed on Schedule 2 attached hereto.

I, Robert M. Jackson, Executive Vice President, General Counsel and Secretary of each of the Borrower, CyrusOne Inc., a Maryland corporation (the “REIT”) and CyrusOne Finance Corp., a Maryland corporation (“Finance Corp”), do hereby certify for and on behalf of the REIT, for itself and in its capacity as sole trustee of CyrusOne GP, a Maryland statutory trust (the “Trust”, and together with the REIT, Finance Corp, and the Borrower, collectively the “Maryland Companies”, and each, a “Maryland Company”), in the Trust’s own capacity and in the Trust’s capacity as the sole general partner of the Borrower, and on behalf of Finance Corp, and not in any personal capacity, as follows:
1.Attached hereto as Exhibit A-1 through A-4 are true, accurate, and complete copies of the articles of incorporation, certificate of trust or certificate of limited partnership, as applicable, of each Maryland Company as in effect on the date hereof, each of which has not been amended, modified, or repealed since the date of the last amendment attached hereto. No action has been taken by the board of directors, the trustee or the general partner, as applicable, of any Maryland Company looking toward any further amendment of, or supplement to, the articles of incorporation, certificate of trust or certificate of limited partnership, as applicable, of any Maryland Company, or toward the dissolution of any Maryland Company.
2.    Attached hereto as Exhibit B-1 through B-4 are true, accurate, and complete copies of the bylaws, declaration of trust and limited partnership agreement, as applicable, of each Maryland Company as in effect on the date hereof, each of which has not been amended, modified, or repealed since the date of the last amendment attached hereto. No action has been taken by the board of directors, the trustee or the general partner, as applicable, of the Maryland Companies looking toward any further amendment of, or supplement to, the bylaws, declaration of trust or limited partnership agreement, as applicable, of the Maryland Companies. The bylaws, declaration of trust and limited partnership agreement, as applicable, of the Maryland Companies were in effect on the date that the resolutions which are referred to in paragraph 3 below were adopted. There are no other organizational documents (whether referred to as bylaws, declaration of trust, limited partnership agreement or otherwise) as to the affairs of any Maryland Company and the conduct of its business other than as are attached hereto as Exhibit B-1 through B-4.

C-2-1

3.    Attached hereto as Exhibit C-1 through C-2 are true, accurate, and complete copies of the resolutions duly adopted by the board of directors of the REIT (such REIT resolutions, the “REIT Resolutions”) and the board of directors of Finance Corp, respectively, approving and authorizing the execution, delivery and performance of the Transaction Documents and any other agreements, instruments and documents entered into in connection therewith (collectively, the “Documents”) to which each Maryland Company is a party. Such resolutions have not been amended, modified, annulled, revoked or rescinded and are in full force and effect as of the date hereof.
4.    Attached hereto as Exhibit D-1 through D-4 are true, accurate and complete copies of the certificate of good standing of each Maryland Company, certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland.
5.    Attached hereto as Exhibit E is a true and correct listing of certain acting officers of each Maryland Company who are duly elected to, and qualified for, the offices set forth opposite their respective names and are authorized to execute and deliver on behalf of each of the REIT, for itself and in its Affiliated Capacity (as defined in the REIT Resolutions), and on behalf of Finance Corp, the Documents. The specimen signatures set forth on Exhibit E attached hereto are the true and genuine signatures of such officers. Each of the officers who are listed on Exhibit E as an Authorized Officer of the Borrower is authorized to make Revolving Credit Loan Requests, Letter of Credit Requests, Bid Loan Quote Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower in connection with the Credit Agreement.
6.    This Certificate may be relied upon by the Agent, the Lenders and Venable LLP (US) (the “Law Firm”), in connection with the Law Firm’s opinion letter addressed to the Agent for the benefit of the Lenders, and to such other addressees as the Agent may request, relating to the Documents and the transactions and other matters described in the resolutions referred to in paragraph 3 above.
All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[Signature page follows. Remainder of page blank.]

C-2-2

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first above written.
__________________________________________
Name: Robert M. Jackson
Title: Executive Vice President, General Counsel
and Secretary

The undersigned, being the duly elected, qualified and acting Chief Financial Officer of each Maryland Company, does hereby certify that, as of the date hereof, Robert M. Jackson is the duly elected, qualified and acting Executive Vice President, General Counsel and Secretary of each Maryland Company, and that the signature above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first above written.

__________________________________________
Name: Diane M. Morefield
Title: Chief Financial Officer

C-2-3

SECTION 14.    EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________
2.    Assignee:        ______________________________
                [and is an Affiliate/Approved Fund of [identify Lender]]
3.    Borrower(s):        CyrusOne LP and the Subsidiary Borrowers parties to the Credit                         Agreement
4.    Administrative Agent:    JPMorgan Chase Bank, N.A., as the administrative agent under the                     Credit Agreement

5.
Credit Agreement:    The Credit Agreement dated as of _______, 2018 among CyrusOne LP     (the “Company”), the Subsidiary Borrowers party thereto, the Lenders         parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent,     and the other agents parties thereto

6.    Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Five-Year Term Commitment,” “Seven-Year Term Commitment,” etc.)
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Name:
Title:

[Consented to:]5
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust,
its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

[Consented to:]6
[NAME OF ISSUING LENDER]

By________________________________
Name:
Title:

6 To be added only if the consent of the Issuing Lender is required by the terms of the Credit Agreement.

CREDIT AGREEMENT DATED AS OF _______, 2018 AMONG CYRUSONE LP, THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTIES THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, AND THE OTHER AGENTS PARTIES THERETO
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder,

1

(iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any joint lead arranger or joint bookrunner or any other Lender and their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any joint lead arranger or joint bookrunner, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a

2

manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

3

SECTION 15.    EXHIBIT E-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of [ ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the financial institutions party thereto and their assignees under Section 18.1 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 2.17(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

SECTION 16.    EXHIBIT E-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of [ ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the financial institutions party thereto and their assignees under Section 18.1 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 2.17(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

SECTION 17.    EXHIBIT E-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of [ ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the financial institutions party thereto and their assignees under Section 18.1 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 2.17(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

SECTION 18.    EXHIBIT E-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of [ ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the financial institutions party thereto and their assignees under Section 18.1 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 2.17(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

SECTION 19.    EXHIBIT F
FORM OF INCREASING LENDER SUPPLEMENT7
INCREASING LENDER SUPPLEMENT, dated _________________ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of [ ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the Lenders and agents party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
[WHEREAS, pursuant to Section 2.1(b) of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to borrow Incremental Term Loans (which may be in the form of additional Five-Year Term Loans or Seven-Year Term Loans or in the form of one or more new tranches with any maturity) by requesting one or more Lenders to provide Commitments in respect thereof;]
[WHEREAS, pursuant to Section 2.4(b) of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its or Revolving Commitments;]
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [borrow Incremental Term Loans consisting of [Five-Year Term Loans][Seven-Year Term Loans] [[●]-Year Term Loans] pursuant to Section 2.1(b)] [increase the aggregate Revolving Commitments pursuant to Section 2.4(b)]; and
WHEREAS, pursuant to Section [2.1(b)] [2.4(b)] of the Credit Agreement, the undersigned Increasing Lender now desires to [provide Commitments in respect of Incremental Term Loans consisting of [Five-Year Term Loans] [Seven-Year Term Loans] [[●]-Year Term Loans]] [increase the amount of its Revolving Commitment] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have [Commitments in respect of Incremental Term Loans consisting of [Five-Year Term Loans] [Seven-Year Term Loans] [[●]-Year Term Loans]] [its Revolving Commitment] increased by] $_____________, thereby making the aggregate amount of its total [Five-Year Term Loans (after giving effect to the making of such Incremental Term Loans)] [Seven-Year Term Loans (after giving effect to the making of such Incremental Term Loans)] [[[●]-Year Term Loans] (after giving effect to the making of such Incremental Term Loans)] [Revolving Commitments] equal to $_______________.
7 To the extent that Section 2.1(b) is utilized so as to add additional term loan facilities, the Increasing Lender Supplement shall be revised as reasonably determined by the Administrative Agent and the Company as necessary or advisable to reflect such additional term facilities (including to provide the maturity, interest rate and other applicable terms applicable to the loans under such term loan facilities).

2.    The Borrower hereby represents and warrants that no [Default or Event of Default] [Event of Default under Section 9.1(a), (b), (h), (i) or (i)] has occurred and is continuing on and as of the date hereof.
3.    The Borrower hereby represents and warrants that each of the [representations and warranties made by any Loan Party in or pursuant to the Loan Documents] [Limited Conditionality Representations] is true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties are true and correct in all respects) on and as of such date as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation is true and correct as of such date.

4.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
5.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
6.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:	________________________________ Name: Title:

Accepted and agreed to as of the date first written above:
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:____________________________
Name:
Title:

SECTION 20.    EXHIBIT G
FORM OF AUGMENTING LENDER SUPPLEMENT8

AUGMENTING LENDER SUPPLEMENT, dated _________________ (this “Supplement”), to the Credit Agreement, dated as of [ ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the Lenders and agents party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
[WHEREAS, the Credit Agreement provides in Section 2.1(b) thereof that any bank, financial institution or other entity may extend Incremental Term Loans (which may be in the form of Five-Year Term Loans or Seven-Year Term Loans or in the form of one or more new tranches with any maturity) subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and]
[WHEREAS, the Credit Agreement provides in Section 2.4(b) thereof that any bank, financial institution or other entity may extend Revolving Commitments under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and]
WHEREAS, the undersigned Augmenting [Five-Year Term] [Seven-Year Term] [[●]-Year Term Loans] [Revolving] Lender was not an original party to the Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
(i)     The undersigned Augmenting [Five-Year Term] [Seven-Year Term] [[●]-Year Term Loans] [Revolving] Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [a Commitment in respect of Incremental Term Loans consisting of [Five-Year Term Loans] [Seven-Year Term Loans] [[●]-Year Term Loans]] [a Revolving Commitment] of $________________.

8 To the extent that Section 2.1(b) is utilized so as to add additional term loan facilities, the Augmenting Lender Supplement shall be revised as reasonably determined by the Administrative Agent and the Company as necessary or advisable to reflect such additional term facilities (including to provide the maturity, interest rate and other applicable terms applicable to the loans under such term loan facilities).

(ii)     The undersigned Augmenting [Five-Year Term] [Seven-Year Term] [[●]-Year Term Loans] [Revolving] Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.4 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

(iii)     The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[______________]

(iv)     The Borrower hereby represents and warrants that no [Default of Event of Default] [Event of Default under Section 9.1(a), (b), (h), (i) or (i)] has occurred and is continuing on and as of the date hereof.

(v)     The Borrower hereby represents and warrants that each of the [representations and warranties made by any Loan Party in or pursuant to the Loan Documents] [Limited Conditionality Representations] is true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties are true and correct in all respects) on and as of such date as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation is true and correct as of such date.

(vi)     Terms defined in the Credit Agreement shall have their defined meanings when used herein.

(vii)     This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(viii)     This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:________________________________	Name: Title:

Accepted and agreed to as of the date first written above:
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust,
its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:____________________________
Name:
Title:

SECTION 21.    EXHIBIT H-1
FORM OF SUBSIDIARY BORROWER AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [ ], 2018 (this “Agreement”), among CYRUSONE LP, a Maryland limited partnership (“the Company”), [                   ], a [                   ] (the “New Subsidiary Borrower”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Reference is made to the Credit Agreement dated as of [ ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers party thereto, the Lenders and agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Under the Credit Agreement, the Lenders and Issuing Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans and to issue Letters of Credit to the Subsidiary Borrowers. The Company and the New Subsidiary Borrower desire that the New Subsidiary Borrower become a Subsidiary Borrower under the Credit Agreement pursuant to Section 2.23 thereof. The Company and the New Subsidiary Borrower represent that the New Subsidiary Borrower is a Wholly Owned Subsidiary of the Company organized under the laws of [ ] as a [        ]. The Company agrees that the Guarantees of the Company and the other Guarantors contained in the Guarantee Agreement will apply to the Obligations of the New Subsidiary Borrower. Upon execution of this Agreement by each of the Company, the New Subsidiary Borrower and the Administrative Agent, and unless any Revolving Lender informs the Administrative Agent in accordance with Section 2.23 of the Credit Agreement that it is unlawful for such Revolving Lender to extend credit to such Subsidiary, the New Subsidiary Borrower shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Subsidiary Borrower hereby agrees to be bound by all provisions of the Credit Agreement.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

H-1-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],
By

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By

Name:
Title:

H-1-2

SECTION 22.    EXHIBIT H-2
FORM OF SUBSIDIARY BORROWER TERMINATION

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
c/o JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, Illinois 60603-2003
Attention: Muoy Lim
Facsimile: (844) 490-5663
Telephone: (312) 732-2024
Email: jpm.agency.servicing.1@jpmorgan.com

[Date]

Ladies and Gentlemen:
The undersigned, CyrusOne LP, a Maryland limited partnership (the “Company”), refers to the Credit Agreement dated as of [ ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers party thereto, the Lenders and agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to Section 2.23(c) of the Credit Agreement, the Company hereby terminates the status of [ ] (the “Terminated Subsidiary Borrower”) as a Subsidiary Borrower under the Credit Agreement. The Company represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Subsidiary Borrower are outstanding as of the date hereof and that all amounts payable by the Terminated Subsidiary Borrower in respect of interest and/or fees on or in respect of Loans and Letters of Credit (and, to the extent notified by the Administrative Agent, any Issuing Lender or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

[Signature Page Follows]

H-2-1

Very truly yours,
CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

By:	CyrusOne Inc., a Maryland corporation, as its sole trustee

By:
Name:
Title:

H-2-2

SECTION 23.    EXHIBIT I
FORM OF JOINDER AGREEMENT9
THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of _____________, 20__, by ________________________________, a ______________________ (“Joining Party”), and delivered to JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to Section 2.24 of the Credit Agreement dated as of [ ]. 2018, as amended, restated or otherwise modified from time to time (the “Credit Agreement”), among CyrusOne LP (the “Company”), the Subsidiary Borrowers party thereto, the Lenders and agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.
RECITALS
A.    Joining Party is required, pursuant to Section 2.24 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guarantee Agreement.
B.    Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrowers of the credit facilities under the Credit Agreement.
NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
1.    Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guarantee Agreement, and the other Loan Documents with respect to all the Obligations of the Borrowers now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that, as of the Effective Date (and, in the case of representations and warranties, subject to the following paragraph) Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Guarantee Agreement and the other Loan Documents.
2.    Representations and Warranties of Joining Party. Joining Party represents and warrants to Administrative Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Administrative Agent on or prior to the date hereof and approved by the Administrative Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement and which disclosures are attached hereto as Schedule A), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date (unless such representations apply to any earlier date). As of the Effective Date, the Joining Party shall be in compliance with all covenants and agreements in the Loan Documents of a Subsidiary Guarantor with respect to Joining Party and no Default or Event of Default exists or will exist after giving effect hereto as of the date hereof.

9 In the event the Joining Party is a non-U.S. person, this form shall be revised to include any provisions required by the Company of the type described in the definition of Foreign Subsidiary Joinder Agreement in the Credit Agreement.

I-1

3.    Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guarantee Agreement and the other Loan Documents heretofore delivered to Administrative Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Administrative Agent, will promptly become a party to the Guarantee Agreement and the other applicable Loan Documents to confirm such obligation.
4.    Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as Administrative Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
5.    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
7.    The effective date (the “Effective Date”) of this Joinder Agreement shall be the date first above written.
IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.
“JOINING PARTY”
_________________________________________, a ________________________________
By:
Name:
Title:
(SEAL)
ACKNOWLEDGED:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Its:
Name:
Title:

I-2

EXHIBIT J-1
FORM OF TERM LOAN NOTE

[TERM] NOTE

[$[ ]] [€[ ]] [£[ ]]
New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, CYRUSONE LP, a Maryland limited partnership (the “Borrower”), hereby unconditionally promises to pay to the order of [_________](the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at the applicable office set forth in the Credit Agreement referred to below, in [Dollars] [Euro] [Pounds] and in immediately available funds, on the [Five-Year Term Loan Maturity Date] [Seven-Year Term Loan Maturity Date] the principal amount of (a) [_______] ([$] [€] [£] [_______]) or, if less, (b) the aggregate unpaid principal amount of the [Five-Year] [Seven-Year] Term Loans made by the Lender to the Borrower pursuant to Section 2.1(a)[(i)][(ii)][(iii)] of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of the Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the [Five-Year] [Seven-Year] Term Loan made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and the applicable Eurodollar Rate with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower under the Credit Agreement or this Note.
This Note (a) is one of the Notes issued in connection with the Credit Agreement, dated as of March [29], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CyrusOne LP, the Subsidiary Borrowers party thereto, the several Lenders and agents from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Credit Agreement and the Guarantee Agreement (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), dated as of March [29], 2018, made by the Borrower and certain of its Subsidiaries in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. Reference is hereby made to the Credit Agreement and the Guarantee Agreement for the nature and extent of the guarantees, the terms and conditions upon which such guarantees were granted and the rights of the holder of this Note in respect thereof.

J-1-1

Upon the occurrence and during the continuance of any one or more Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[signatures on following page]

J-1-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.
CYRUSONE LP

By:
    Name:
Title:

J-1-3

Schedule A
to Term Note
ABR LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

J-1-4

Schedule B
to Term Note
EURODOLLAR LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

J-1-5

STB DRAFT 3/272018

EXHIBIT J-1
FORM OF REVOLVING NOTE

REVOLVING [DOLLAR] [MULTICURRENCY] NOTE

$[ ]    New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [BORROWER]., a [________] [________] (the “Borrower”), hereby unconditionally promises to pay to the order of [_________](the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at the applicable office set forth in the Credit Agreement referred to below, on the Revolving Termination Date the principal amount of (a) [_______] ($[_______]) or, if less, (b) the aggregate unpaid principal amount of the Revolving [Dollar] [Multicurrency] Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement (it being understood that any payment in respect of Revolving [Dollar] [Multicurrency] Loans shall be in the applicable currency in which such Loan was made and in immediately available funds). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of the Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, currency and amount of the Revolving [Dollar] [Multicurrency] Loan made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and the applicable Eurodollar Rate with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower under the Credit Agreement or this Note.
This Note (a) is one of the Notes issued in connection with the Credit Agreement, dated as of March [29], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CyrusOne LP, the Subsidiary Borrowers party thereto, the several Lenders and agents from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Credit Agreement and the Guarantee Agreement (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), dated as of March [29], 2018, made by the Borrower and certain of its Subsidiaries in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. Reference is hereby made to the Credit Agreement and the Guarantee Agreement for the nature and extent of the guarantees, the terms and conditions upon which such guarantees were granted and the rights of the holder of this Note in respect thereof.

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Upon the occurrence and during the continuance of any one or more Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[signatures on following page]

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IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.
CYRUSONE LP

By:
    Name:
Title:

Schedule A
to Revolving Note
ABR LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

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Schedule B
to Revolving Note
EURODOLLAR LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

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